                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-12

                                  MINIMED INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[X]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

            --------------------------------------------------------------------

      2)    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3)    Filing Party:

            --------------------------------------------------------------------

      4)    Date Filed:

            --------------------------------------------------------------------

                                 [MINIMED LOGO]


                                  MINIMED INC.
                            18000 DEVONSHIRE STREET
                          NORTHRIDGE, CALIFORNIA 91325


July 18, 2001


Dear Stockholders:


     You are cordially invited to attend a special meeting of the stockholders of MiniMed Inc. (the "Company"), which will be held on Wednesday, August 22, 2001 beginning at 10:00 a.m. (PDT), at the Warner Center Marriott, Grand Ballroom, 21850 Oxnard Street, Woodland Hills, California 91367.



     At the special meeting, you will be asked to consider and vote upon the adoption of the Amended and Restated Agreement and Plan of Merger, dated as of June 19, 2001, by and among the Company, Medtronic, Inc. and MMI Merger Sub, Inc., a wholly-owned merger subsidiary of Medtronic. Under the Agreement and Plan of Merger:


     - MMI Merger Sub, Inc. will merge with and into the Company;

     - the Company will continue as the corporation surviving the proposed merger and will become a wholly-owned subsidiary of Medtronic; and


     - each share of Company common stock issued and outstanding at the effective time of the proposed merger (other than shares held by the Company, Medtronic, MMI Merger Sub, Inc. or any direct or indirect wholly-owned subsidiary of the Company or Medtronic, which will be canceled without payment, and shares held by stockholders who perfect appraisal rights under Delaware law) will be converted into the right to receive $48 per share in cash, without interest.


     A Special Committee of the Board of Directors of the Company has unanimously approved the Amended and Restated Agreement and Plan of Merger and recommended that the Board of Directors of the Company approve, and the stockholders of the Company vote to adopt, the Amended and Restated Agreement and Plan of Merger. The Special Committee consists solely of directors who are not officers or employees of the Company. The Board of Directors has unanimously approved the Amended and Restated Agreement and Plan of Merger and declared its advisability. Therefore, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ADOPTING THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER.


     Completion of the proposed merger is subject to the satisfaction or valid waiver of a number of conditions, including, among others, obtaining certain necessary approvals and consents, and the expiration or termination of any applicable waiting periods under any applicable foreign merger laws. Therefore, even if the Company's stockholders adopt the Amended and Restated Agreement and Plan of Merger, we cannot assure you that the proposed merger will be completed.


     The accompanying notice of special meeting and proxy statement explain the proposed merger and a related proposal to allow us to adjourn or postpone the special meeting, if needed, to solicit additional votes to adopt the Amended and Restated Agreement and Plan of Merger, and contain specific information concerning the special meeting. Please read these materials carefully, and please do not send any stock certificates at this time.


     The Company cannot complete the proposed merger unless the holders of a majority of the outstanding shares of Company common stock adopt the Amended and Restated Agreement and Plan of Merger. Accordingly, failing to vote in favor of the adoption of the Amended and Restated Agreement and Plan of Merger will have the same effect as a vote against the adoption of the Amended and Restated Agreement and Plan of Merger.

     Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, I urge you to complete, sign and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. If you decide to attend the special meeting, you may withdraw your proxy at that time and vote your shares in person, if you wish.

     On behalf of the Board of Directors, I thank you for your continued support of the Company and ask that you vote FOR the adoption of the Amended and Restated Agreement and Plan of Merger.

     I look forward to seeing you at the special meeting.

                                          Sincerely,

                                          /s/ ALFRED E. MANN

                                          Alfred E. Mann
                                          Executive Chairman


     This proxy statement is dated July 18, 2001, and is first being mailed to the Company's stockholders on July 23, 2001.

                                 [MINIMED LOGO]


                                  MiniMed Inc.
                            18000 Devonshire Street
                          Northridge, California 91325

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on August 22, 2001


To the stockholders of MiniMed Inc.:


     MiniMed Inc. (the "Company") will hold a special meeting of its stockholders on Wednesday, August 22, 2001, beginning at 10:00 a.m. (PDT), at the Warner Center Marriott, Grand Ballroom, 21850 Oxnard Street, Woodland Hills, California 91367. At the special meeting, the Company's stockholders will be asked to vote on a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of June 19, 2001, by and among the Company, Medtronic, Inc. and MMI Merger Sub, Inc., pursuant to which:


     - MMI Merger Sub, Inc. will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Medtronic; and


     - each share of Company common stock outstanding at the effective time of the Merger will be converted into the right to receive $48 per share in cash, without interest and minus any required withholding for tax (other than shares held by the Company, Medtronic, MMI Merger Sub, Inc. or any direct or indirect wholly-owned subsidiary of the Company or Medtronic, which will be canceled without payment, and shares held by stockholders who perfect appraisal rights under Delaware law).


     At the special meeting, the Company's stockholders will also be asked to vote on a proposal to permit the Company to adjourn or postpone the special meeting to permit further solicitation of proxies, if needed, to obtain additional votes to adopt the Amended and Restated Agreement and Plan of Merger.

     In addition, the Company stockholders will be asked to consider and act upon any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.


     The Company stockholders of record as of the close of business on July 16, 2001, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, and any adjournment or postponement of the special meeting.


     PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          /s/ ERIC S. KENTOR
                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

Northridge, California

July 18, 2001

                               SUMMARY TERM SHEET


     This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the attached appendices. In this proxy statement, we refer to MiniMed Inc. as the "Company," and the terms "we," "us" and "our" also refer to the Company. We refer to Medtronic, Inc. as "Medtronic" and we refer to MMI Merger Sub, Inc., the wholly-owned subsidiary of Medtronic which will be merged with and into the Company, as the "merger subsidiary." We refer to the merger of the merger subsidiary with and into the Company as the "Merger." We refer to the Agreement and Plan of Merger, dated as of May 30, 2001, among the Company, Medtronic and the merger subsidiary, as amended and restated by the Amended and Restated Agreement and Plan of Merger, dated as of June 19, 2001 among the same parties as the "Merger Agreement."


     - Stockholder Vote -- You are being asked to adopt the Merger Agreement, by which Medtronic will acquire the Company through a merger of the merger subsidiary with and into the Company. The Company will survive the Merger as a wholly-owned subsidiary of Medtronic. The Merger Agreement must be adopted by the affirmative vote of a majority of the outstanding shares of Company common stock. See "THE SPECIAL MEETING."


     - Recommendations -- A special committee of members of the Board of Directors of the Company who are not officers or employees of the Company (which we refer to in this proxy statement as the "Special Committee") has unanimously approved the Merger Agreement and has recommended that the Board of Directors of the Company approve, and the stockholders of the Company vote to adopt, the Merger Agreement. The Board of Directors unanimously recommends that the Company's stockholders vote FOR the adoption of the Merger Agreement. See "SPECIAL FACTORS -- Background of the Merger" and "-- Reasons for the Merger."



     - Payment -- In the Merger, each share of Company common stock owned by the Company's public stockholders will be canceled and converted into the right to receive $48 in cash, without interest and minus any required withholding for tax, except for shares held by stockholders who perfect appraisal rights under Delaware law. You will not own any Company common stock after completion of the Merger, even if you demand and perfect appraisal rights under Delaware law. See "THE MERGER AGREEMENT -- Merger Consideration."


     - Treatment of Options -- Options outstanding under the Company's stock option plans will become fully exercisable when the Merger becomes effective. Option holders who exercise their options prior to or at the effective time of the Merger will receive $48 per share in cash pursuant to the Merger for the shares of Company common stock issued upon exercise of the options (without interest and minus any required withholding for tax). The Company will establish a procedure for option holders who exercise their options effective at the effective time of the Merger to elect to avoid payment of the exercise price in cash and receive the difference between $48 and the exercise price for each share as to which the option is exercised. Any options not exercised prior to or at the effective time of the Merger will be assumed by Medtronic and will be exercisable after the Merger to purchase shares of Medtronic common stock. See "THE MERGER AGREEMENT -- Treatment of Stock Options."

     - Tax Consequences -- Generally, the Merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between the $48 cash price per share proposed to be paid pursuant to the Merger and your adjusted tax basis for each share of Company common stock that you own. See "SPECIAL FACTORS -- Material Federal Income Tax Consequences to Stockholders."

     - Conditions to the Merger -- The Merger Agreement is subject to adoption by the Company's stockholders in accordance with applicable law, as well as the satisfaction or valid waiver of other conditions, including, among others, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we call the

       "HSR Act"), and under applicable foreign merger laws. On Friday, July 13, 2001, the waiting period under the HSR Act was terminated prior to its normal expiration date with respect to both the Merger and the proposed merger transaction involving Medtronic and Medical Research Group. See "THE MERGER AGREEMENT -- Conditions to Completing the Merger."


     - Appraisal Rights -- Stockholders who neither vote in favor of nor consent in writing to the Merger will be entitled to seek an appraisal of the "fair value" of their shares under Delaware law, exclusive of any element of value arising from the expectation or accomplishment of the Merger. In order to perfect the right to an appraisal, a stockholder must submit a timely written demand for appraisal and otherwise comply with the applicable requirements of Delaware law. See "SPECIAL
       FACTORS -- Appraisal Rights."

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    i
QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER AND THE
  SPECIAL MEETING...........................................    1
SUMMARY.....................................................    6
  The Companies.............................................    6
  The Merger................................................    7
  Our Recommendations to Stockholders.......................    7
  Opinions of Financial Advisors............................    7
  Interests of the Company's Directors and Officers in the
     Merger.................................................    8
  Financing for the Merger..................................    9
  Record Date; Voting Power.................................    9
  The Merger Agreement......................................   10
  Appraisal Rights..........................................   10
  Effects of the Merger.....................................   10
  Conditions to the Merger..................................   11
  Termination of the Merger Agreement.......................   12
  What Happens if the Company Receives Another Acquisition
     Proposal?..............................................   13
  Payment of Fees Upon Termination Events...................   15
  Amending, Modifying or Waiving Terms of the Merger
     Agreement..............................................   15
  Federal and Other Regulatory Matters......................   15
  Litigation Relating to the Merger.........................   16
  Price of Common Stock.....................................   16
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS...   17
RECENT DEVELOPMENTS.........................................   17
THE SPECIAL MEETING.........................................   18
  Date; Time; Place and Record Date of the Special
     Meeting................................................   18
  Purpose...................................................   18
  Voting Information........................................   18
  Solicitation; Revocation and Use of Proxies...............   19
SPECIAL FACTORS.............................................   21
  Relationship With Medical Research Group..................   21
  Background of the Merger..................................   22
  Reasons for the Merger....................................   30
  Opinion of UBS Warburg LLC................................   32
  Opinion of U.S. Bancorp Piper Jaffray Inc. ...............   36
  Effects of the Merger.....................................   40
  Interests of the Company's Directors and Officers in the
     Merger.................................................   41
  Financing for the Merger..................................   43
  Litigation................................................   43
  Federal and Other Regulatory Matters......................   43
  Material Federal Income Tax Consequences to
     Stockholders...........................................   44
  Accounting Treatment......................................   44
  Appraisal Rights..........................................   44
THE MERGER AGREEMENT........................................   48
  The Merger................................................   48
  Effective Time of the Merger..............................   48
  Merger Consideration......................................   48
  Treatment of Stock Options................................   48
  Treatment of ESPP Options.................................   49

                                                              PAGE
                                                              ----
  Treatment of Deferred Stock Units.........................   49
  Transfer of Shares........................................   49
  Directors, Officers and Governing Documents...............   49
  Representations and Warranties............................   50
  Conduct of Business of the Company Prior to the Merger....   51
  Limitations on Solicitation of Competing Transactions.....   52
  Employee Benefits.........................................   54
  Director and Officer Liability............................   54
  Access to Information.....................................   54
  Confidentiality...........................................   54
  Medical Research Group Transaction........................   55
  Conditions to Completing the Merger.......................   55
  Termination of the Merger Agreement.......................   57
  Termination Fee...........................................   58
  Amendment, Modification and Waiver........................   58
RIGHTS AGREEMENT............................................   58
FEES AND EXPENSES...........................................   60
PRICE RANGE OF COMMON STOCK.................................   60
DIVIDENDS...................................................   60
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND
  OTHERS....................................................   61
OTHER MATTERS...............................................   62
FUTURE STOCKHOLDER PROPOSALS................................   62
WHERE YOU CAN FIND MORE INFORMATION.........................   62


APPENDIX A  Amended and Restated Agreement and Plan of Merger
APPENDIX B  Opinion of UBS Warburg LLC
APPENDIX C  Opinion of U.S. Bancorp Piper Jaffray Inc.
APPENDIX D  Section 262 of the General Corporation Law of the State of
            Delaware

                QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER
                            AND THE SPECIAL MEETING

     The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposed Merger and the special meeting. You should still carefully read this entire proxy statement, including each of the attached appendices.

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to adopt the Merger Agreement that provides for the merger of the merger subsidiary with and into the Company. The merger subsidiary is a newly-formed Delaware corporation that Medtronic formed to acquire the Company through the Merger.

Q: WHAT WILL I BE ENTITLED TO RECEIVE FOR MY COMPANY COMMON STOCK IF THE
   PROPOSED MERGER IS COMPLETED?

A: Pursuant to the Merger, each issued and outstanding share of Company common stock automatically will be canceled and converted into the right to receive $48 per share in cash, without interest and minus any required withholding for tax, with the following exceptions:

   - each share of Company common stock owned by the Company, Medtronic, the merger subsidiary, or any other wholly-owned subsidiary of the Company or Medtronic automatically will be canceled in the Merger without any payment; and


   - each share of Company common stock held by Company stockholders who properly perfect their appraisal rights under Delaware law will be entitled to an appraisal by the Delaware Court of Chancery to determine the "fair value" of those shares in accordance with Delaware law, exclusive of any element of value arising from the expectation or accomplishment of the Merger.


Q: WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A: The Merger Agreement must be adopted by the holders of a majority of the outstanding shares of Company common stock. The holders of approximately 27% of the outstanding shares of Company common stock, including Alfred E. Mann, the founder and Executive Chairman of the Company, have entered into agreements with Medtronic to vote shares beneficially owned by them in favor of the approval, consent and ratification of the Merger Agreement and the Merger and against any action that could impede, interfere with, frustrate, nullify or discourage the Merger, could facilitate the acquisition of the Company by a party other than Medtronic or could reasonably result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled. These agreements do not limit Mr. Mann's ability to act consistently with his fiduciary obligations in his capacity as an officer or director of the Company.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?


A: The special meeting will be held on Wednesday, August 22, 2001 beginning at 10:00 a.m. (PDT), at the Warner Center Marriott, Grand Ballroom, 21850 Oxnard Street, Woodland Hills, California 91367.


Q: WHO CAN VOTE AT THE SPECIAL MEETING?


A: Holders of Company common stock at the close of business on Monday, July 16, 2001, the record date for the special meeting, are entitled to vote in person or by proxy at the special meeting. Each stockholder is entitled to one vote per share of Company common stock owned of record on that date. There were 64,833,274 shares of Company common stock issued and outstanding at the close of business on Monday, July 16, 2001.

Q: WHAT IS THE PROXY CARD THAT IS ENCLOSED WITH THE PROXY STATEMENT?

A: The proxy card enables you to appoint Terrance H. Gregg and Eric S. Kentor as your representatives at the special meeting. By completing and returning the proxy card, you are authorizing Terrance H. Gregg or Eric S. Kentor to vote your shares at the special meeting, as you have instructed them on the proxy card, whether or not you attend the special meeting. Even if you plan to attend the special meeting, it is a good idea to complete and return your proxy card before the date of the special meeting, just in case your plans change.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: It probably means that you have multiple accounts holding shares of Company common stock at the transfer agent or with stockbrokers. You should complete and return all proxy cards you receive in order to ensure that all your shares are voted.

Q: HOW MANY SHARES MUST BE PRESENT TO HOLD THE SPECIAL MEETING?

A: To hold the special meeting of the stockholders and conduct business, a majority of the Company's outstanding shares as of the record date must be present at the special meeting. This is called a quorum. Shares are counted as present at the special meeting if:

   - the stockholder is present in person and entitled to vote at the special meeting;

   - the stockholder has properly submitted a proxy card; or

   - a brokerage firm has submitted a proxy for shares that are held in street name as described below.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE TO ADOPT THE MERGER
   AGREEMENT?


A: The Special Committee, which is comprised of members of the Board of Directors who are not officers or employees of the Company, has unanimously determined that the terms of the Merger Agreement and the Merger are advisable, fair to, and in the best interests of, the Company and its stockholders. Based in part on the Special Committee's recommendation, the Board of Directors unanimously recommends that you vote FOR the adoption of the Merger Agreement. See "SPECIAL FACTORS -- Reasons for the Merger."


Q: IS THE MERGER SUBJECT TO ANY CONDITIONS?

A: Yes. Before the transactions contemplated by the Merger Agreement can be completed, certain conditions must be satisfied or waived. These closing conditions include, among others:

   - obtaining any necessary approvals and consents to the Merger and the expiration or termination of any applicable waiting periods under the HSR Act and under any applicable foreign merger laws with respect to required filings in connection with the Merger and the proposed merger transaction involving Medical Research Group and Medtronic;


   - no change, event, occurrence, state of facts or development can have had, or could be reasonably expected to have, a "material adverse effect" (as defined below under "SUMMARY -- Conditions to the Merger" on page 11) on the Company;


   - the representations and warranties made by Medical Research Group, Inc. in its merger agreement with Medtronic entered into on the same date as the Company's Merger Agreement with Medtronic must be true and correct in all material respects and there must not have been any change, event, occurrence, state of facts or development with respect to Medical Research Group that has had or could reasonably be expected to have a "material adverse effect" (as defined below under "SUMMARY -- Conditions to the Merger" on page 11) on the Company and Medical Research Group, taken together as a whole.

   On Friday, July 13, 2001, the waiting period under the HSR Act was terminated prior to its normal expiration date with respect to both the Merger and the proposed merger transaction involving Medical Research Group and Medtronic.



   These and other conditions are discussed in greater detail on page 55 of this proxy statement in the section entitled "THE MERGER AGREEMENT -- Conditions to Completing the Merger." If these and the other conditions described elsewhere in this proxy statement are not satisfied or validly waived, the proposed Merger will not be completed, even if the Company's stockholders vote to adopt the Merger Agreement.


Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working to complete the Merger as quickly as possible. In addition to stockholder approvals, we must comply with applicable foreign merger laws with respect to the Merger and the proposed merger transaction involving Medical Research Group and Medtronic. If the conditions to the Merger are satisfied or validly waived, we hope to complete the Merger shortly after the special meeting.


Q: WILL I OWE ANY U.S. FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: The receipt of cash for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $48 per share and your adjusted tax basis for the shares of Company common stock you own immediately prior to the Merger. For U.S. federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares of common stock as a capital asset.


   TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX AND OTHER ADVISORS FOR A FULL UNDERSTANDING OF THE CONSEQUENCES OF THE PROPOSED MERGER TO YOU.


Q: HOW DO I VOTE MY SHARES?


A: YOU MAY AUTHORIZE THE PROXY HOLDERS TO VOTE FOR YOU. After you have carefully reviewed this entire proxy statement, including the attached appendices, please mark your vote on the enclosed proxy card and sign it and mail it to the Company in the enclosed, prepaid and addressed envelope as soon as possible. Doing so will ensure that your shares will be voted at the special meeting. If you mark your voting instructions on the proxy card, your shares will be voted by the proxy holders as you instruct. If you sign and return the proxy card and do not indicate how you want to vote, your shares will be voted FOR the adoption of the Merger Agreement and, if additional votes are necessary to adopt the Merger Agreement, FOR the "adjournment proposal" described below in the section entitled "[w]hat other matters will be voted on at the special meeting."


   YOU MAY VOTE IN PERSON. We will pass out written ballots to anyone who is entitled to and wants to vote at the special meeting. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a "street name" holder. Any shares held in "street name" cannot be voted without a proxy obtained from your broker.

Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?


A: If you do not sign and return the enclosed proxy card and you do not otherwise sign a proxy from your broker (for any shares held in "street name") or vote your shares in person at the special meeting, your shares will not be voted. If your shares are not voted, it will have the same effect as a vote AGAINST the adoption of the Merger Agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?


A: Your broker will vote your shares held in "street name" only if you provide written instructions as to how you want your shares voted. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares held in "street name" will not be voted by your broker, and the failure to vote your shares will have the same effect as a vote AGAINST the adoption of the Merger Agreement.


Q: DO I HAVE APPRAISAL RIGHTS WITH RESPECT TO THE MERGER?


A: If you wish, you may dissent from the Merger and seek an appraisal of the "fair value" of your shares in connection with the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), but only if you comply with all of the requirements for seeking an appraisal under Delaware law. The requirements under Delaware law are summarized on pages 44 through 47 of this proxy statement. The full text of
   Section 262 of the General Corporation Law of the State of Delaware, which governs stockholder rights to appraisal and specifies the requirements for seeking an appraisal, is set forth in the attached Appendix D. You should read these materials in their entirety so that you fully understand your rights to demand an appraisal of the "fair value" of your shares and understand the procedure to properly perfect those rights. You are also encouraged to consult your own legal counsel if you want assistance in perfecting your appraisal rights.


Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may revoke your proxy and change your vote at any time before the polls close at the special meeting. If you are the record holder of your shares, you can do this in one of three ways:

   - Prior to the special meeting, you can sign a written notice of your intent to revoke your proxy and deliver it to the Company at: MiniMed Inc., 18000 Devonshire Street, Northridge California 91325, Attention: Eric S. Kentor, Secretary. The notice of revocation must be received before the vote is taken at the special meeting.

   - You can sign another proxy card with a later date and deliver it to the Secretary of the Company at or before the special meeting.

   - You can attend the special meeting and vote your shares in person. If you choose this method of revoking your original proxy, you must actually vote your shares in person at the special meeting. If you attend the special meeting but do not actually vote your shares, your original proxy will not be revoked solely because you attended the special meeting in person.

Q: HOW CAN I CHANGE MY VOTE AFTER I INSTRUCT MY BROKER TO VOTE MY SHARES HELD IN
   "STREET NAME"?

A: If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?


A: In addition to asking you to vote on the adoption of the Merger Agreement, we are asking you to consider and vote on a proposal to permit the Company to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement. We refer to this as the "adjournment proposal". The vote for adoption of the Merger Agreement is separate from the vote for the adjournment proposal. Assuming a quorum is present, the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting is necessary to approve the adjournment proposal.


   Other than the proposal to adopt the Merger Agreement and the adjournment proposal, we do not expect to ask you to vote on any other matters at the special meeting. However, if matters other than the proposal to adopt the Merger Agreement and the adjournment proposal are properly brought before the special meeting, or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

Q: HAS THE COMPANY HIRED ANYONE TO SOLICIT PROXIES IN CONNECTION WITH THE
   SPECIAL MEETING?

A: The Company has hired Morrow & Co., Inc. to solicit proxies in connection with the Special Meeting. The terms of the Company's arrangement with Morrow & Co., Inc. are described in the section entitled "Solicitation; Revocation and Use of Proxies" on pages 19 and 20.

Q: WHO CAN I CONTACT IF I HAVE OTHER QUESTIONS?

A: The information provided above in "question and answer" format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including each of the attached appendices.

   If you have more questions about the Merger Agreement or the transactions contemplated by the Merger Agreement, you should contact our proxy solicitor at:

                                Morrow & Co., Inc.
                           445 Park Avenue, Fifth Floor
                             New York, New York 10022
                             Telephone: (800) 607-0088

                         e-mail: Minimed.info@morrowco.com

                                    SUMMARY

     This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are encouraged to read this entire proxy statement carefully.

THE COMPANIES

MiniMed Inc.
18000 Devonshire Street
Northridge, California 91325
Telephone: (818) 362-5958

     The Company was organized as a Delaware corporation on January 22, 1993. We design, develop, manufacture, market and sell advanced microinfusion systems and continuous glucose monitoring systems with a primary emphasis on the intensive management of diabetes. Our primary goal is to continue to be an innovator in designing and bringing to market advanced medical devices for the treatment of diabetes. We are also using our drug delivery expertise to develop infusion devices for the treatment of other chronic medical conditions. Our development efforts are focused on creating products which will offer patients a comprehensive and integrated approach to enhanced disease management.

     Our products include external pumps and related disposables, a first generation continuous glucose monitoring system, as well as exclusive marketing rights to an implantable insulin pump, which is currently in development, and an implantable sensor, which is in clinical trials. We and our predecessor companies have been selling external insulin infusion pumps and related supplies since 1983, and we believe we have established a reputation for quality and service associated with the MiniMed name. Our website is located at www.minimed.com.

Medtronic, Inc.
710 Medtronic Parkway N.E.
Minneapolis, Minnesota 55432-5604
Telephone: (763) 514-4000


     Medtronic, Inc. is the world's leading medical technology company, providing lifelong solutions for people with chronic disease. Medtronic's primary products are used for bradycardia pacing, tachyarrhythmia management, atrial fibrillation, heart failure, coronary and peripheral vascular disease, minimally invasive cardiac surgery, heart valve replacement, extracorporeal cardiac support, spinal and neurosurgery, malignant and non-malignant pain, movement disorders, neurodegenerative disorders, and ear, nose and throat (ENT) surgery. Medtronic's businesses operate in four units that comprise one reportable segment, that of manufacturing and selling device-based medical therapies. The four units are: Cardiac Rhythm Management; Vascular; Cardiac Surgery; and Neurological, Spinal and ENT. Medtronic was founded in 1949, incorporated in 1957 and today serves physicians, clinicians and patients in more than 120 countries worldwide.


MMI Merger Sub, Inc.
710 Medtronic Parkway N.E.
Minneapolis, Minnesota 55432-5604
Telephone: (763) 514-4000

     MMI Merger Sub, Inc. is a newly-formed Delaware corporation that is wholly-owned by Medtronic. MMI was incorporated on May 29, 2001 in preparation for the proposed Merger and has not conducted any business activities to date.

THE MERGER

(See Pages 48 and 49)


     In the proposed Merger, each share of Company common stock issued and outstanding as of the effective time of the Merger automatically will be canceled and converted into the right to receive $48 per share in cash, without interest and minus any required withholding for tax, with the following exceptions:

     - shares held by the Company as treasury stock and shares owned by Medtronic, the merger subsidiary or any direct or indirect wholly-owned subsidiary of Medtronic or the Company automatically will be canceled without payment at the effective time of the Merger; and


     - shares held by Company stockholders who have properly perfected appraisal rights under Delaware law will be subject to appraisal of their "fair value" determined in accordance with Delaware law.


     Options outstanding under the Company's stock option plans will become fully exercisable when the Merger becomes effective. Option holders who exercise their options prior to or at the effective time of the Merger will receive pursuant to the Merger $48 per share in cash for the shares of Company common stock issued upon exercise of the options (without interest and minus any required withholding for tax). The Company will establish a procedure for option holders who exercise their options effective at the effective time of the Merger to elect to avoid payment of the exercise price in cash and receive the difference between $48 and the exercise price for each share as to which the option is exercised. Any options not exercised prior to or at the effective time of the Merger will be assumed by Medtronic and will be exercisable after the merger to purchase shares of Medtronic common stock. See "THE MERGER
AGREEMENT -- Treatment of Stock Options."


     The exercise dates of options under the Company's Employee Stock Purchase Plan also will be accelerated and such options automatically will be exercised (other than options held by any person who withdraws from the plan prior to the automatic exercise of that person's options), and each share of Company common stock issued upon exercise of the options automatically will be converted into the right to receive $48 per share in cash (without interest and minus any required withholding for tax). See "THE MERGER AGREEMENT -- Treatment of ESPP Options."


OUR RECOMMENDATIONS TO STOCKHOLDERS
(See Pages 22 through 32)

     The Special Committee has unanimously approved the Merger Agreement and recommended that the Board of Directors approve, and the stockholders of the Company vote to adopt, the Merger Agreement. The Special Committee consists solely of directors who are not officers or employees of the Company. Based in part on the Special Committee's recommendation, the Board of Directors has also unanimously approved the Merger Agreement and declared its advisability. Therefore, the Board of Directors unanimously recommends that you vote FOR the adoption of the Merger Agreement. For additional information regarding these recommendations, see "SPECIAL FACTORS -- Background of the Merger" and "Reasons for the Merger."

OPINIONS OF FINANCIAL ADVISORS
(See Pages 32 through 40)

     In connection with the Merger, the Board of Directors received a written opinion from UBS Warburg LLC as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock. The full text of UBS Warburg's written opinion dated May 30, 2001 is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. UBS WARBURG'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

     U.S. Bancorp Piper Jaffray Inc. also has given a written opinion, dated May 29, 2001, to the Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received by the Company's stockholders, other than Medtronic and its affiliates, in the Merger. The full text of this opinion is attached to this proxy statement as Appendix C. You should read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by U.S. Bancorp Piper Jaffray in providing its opinion. THE OPINION OF U.S. BANCORP PIPER JAFFRAY IS ADDRESSED TO THE SPECIAL COMMITTEE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER.

INTERESTS OF THE COMPANY'S DIRECTORS AND OFFICERS IN THE MERGER
(See Pages 41 through 43)

     When considering the recommendation of the Company's Board of Directors with respect to the Merger, you should be aware that Alfred E. Mann, the Company's founder, Executive Chairman and largest stockholder, has an interest in the Merger that is different from your interests as a Company stockholder. Mr. Mann is also the founder, Chairman and a principal stockholder of Medical Research Group, which has also entered into a separate merger agreement with Medtronic under which Medical Research Group would be acquired for approximately $420 million in cash and/or Medtronic common stock. Mr. Mann and a corporation wholly-owned by him beneficially own approximately 32% of the outstanding shares of Medical Research Group, and charitable organizations established or endowed by him own approximately 30% of the outstanding shares of Medical Research Group. Medical Research Group manufactures an implantable insulin pump and is developing a long-term glucose monitoring system. The Company has the exclusive worldwide marketing rights to the implantable pump for insulin and to the long-term glucose sensor system and has a number of contractual rights and obligations under agreements with Medical Research Group. Because of these relationships between the Company and Medical Research Group, Medtronic insisted on signing merger agreements with both companies concurrently.

     Certain directors and executive officers of the Company hold options under the Company's 1994 option plan. The exercise dates of these options will accelerate and, if the options are exercised, those directors and executive officers will be entitled to receive $48 per share (less the relevant exercise price and applicable taxes) in connection with the Merger on the same terms and subject to the same conditions that apply to other holders of options under the 1994 option plan. Options which are not exercised at or prior to the effective time of the Merger will be assumed by Medtronic and after the Merger will be exercisable to purchase shares of Medtronic common stock. See "THE MERGER AGREEMENT -- Treatment of Stock Options."

     In addition, certain directors of the Company hold Non-Employee Director Deferred Stock Units under the Company's Non-Employee Director Deferred Stock Units Plan, which will be converted into the right to receive $48 per unit in cash, without interest and minus any required withholding for tax. See "THE MERGER AGREEMENT -- Treatment of Deferred Stock Units."


     The Merger Agreement provides that the directors and officers of the Company will have certain rights to indemnification and limitation of liability for certain acts and advancement of fees and expenses of defending certain legal claims. In addition, Medtronic has agreed to maintain the benefits of the Company's directors' and officers' liability insurance policy, or provide similar coverage, for three years after the effective time of the Merger, subject only to certain premium limitations. See "THE MERGER
AGREEMENT -- Director and Officer Liability."



     Further, in the past, the Company entered into change of control agreements under which a number of its executive officers may be entitled to receive cash compensation and continuation of benefits in the event of a change of control such as the Merger. The terms of those agreements are described in "SPECIAL FACTORS -- Interests of the Company's Directors and Officers in the Merger." In addition, in connection with the Merger Agreement, four officers of the Company, Messrs. Terrance H. Gregg, Kevin R. Sayer, David H. Morley and Stephen A. Bowman entered into agreements not to compete with

Medtronic for the longer of five years after the effective date of the Merger or two years after the termination of their employment with the Company or Medtronic.

     David H. MacCallum, a director of the Company, is the Global Head of Health Care Investment Banking at Salomon Smith Barney Inc., which provided certain services to the Company in connection with the Merger, for which Salomon Smith Barney will be paid a fee as described in "SPECIAL FACTORS -- Interests of the Company's Directors and Officers in the Merger."

     The members of the Special Committee are entitled to a special fee for their services, in addition to their normal per-meeting fees as directors. This special fee is not contingent on the completion of the Merger or any other transaction. See "SPECIAL FACTORS -- Interests of the Company's Directors and Officers in the Merger."

FINANCING FOR THE MERGER
(See Page 43)

     Medtronic and the merger subsidiary estimate that approximately $3.3 billion will be required to complete the Merger and to pay the related fees and expenses. Medtronic and the merger subsidiary expect to fund this amount through cash on hand, available borrowing capacity, debt financing and other financing alternatives that may become available to Medtronic.

RECORD DATE; VOTING POWER

(See Pages 18 through 20)



     At the special meeting, you will be entitled to one vote for each share of Company common stock you held of record as of the close of business on July 16, 2001.



     The Merger Agreement must be adopted by the holders of a majority of the outstanding shares of Company common stock. On the record date, there were 64,833,274 shares of Company common stock entitled to vote at the special meeting.



     We do not expect to ask you to vote on any matters at the special meeting other than the adoption of the Merger Agreement and, if needed, the proposal to adjourn the special meeting to permit the solicitation of additional proxies to adopt the Merger Agreement. However, if any other matters are properly presented at the special meeting for consideration, the holder of the proxies will have discretion to vote on those matters in accordance with his or her best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if our Board of Directors so determines. If any adjournment or postponement is made and the adjournment proposal has been approved, we may solicit additional proxies during the adjournment period.



     As of the record date for the special meeting, the Company's directors and executive officers beneficially owned an aggregate of 13,925,178 of the outstanding shares of Company common stock, representing approximately 21.48% of the issued and outstanding shares of Company common stock as of the record date for the special meeting. The Company's directors and executive officers have indicated that they intend to vote all of the shares of Company common stock beneficially owned by them FOR the adoption of the Merger Agreement.



     In addition, Alfred E. Mann, two corporations wholly-owned by Mr. Mann, the Alfred E. Mann Charitable Remainder Trust, the Alfred Mann Foundation and the Alfred E. Mann Institute for Biomedical Engineering at the University of Southern California executed Agreements to Facilitate the Merger, including the obligation to vote their shares of Company common stock in favor of the approval, consent and ratification of the Merger Agreement and the Merger and against any proposal or action that could impede, interfere with, frustrate, nullify or discourage the Merger, could facilitate the acquisition of the Company by a party other than Medtronic or could reasonably result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled. These agreements do not limit Mr. Mann's ability to act consistently with his fiduciary obligations in his capacity as an officer and director of the Company. The number of shares of Company common stock beneficially owned by persons signing these agreements constitutes approximately 27% of the number of shares of Company common stock outstanding.

THE MERGER AGREEMENT
(See Pages 48 through 58)

     The Merger Agreement, including the significant conditions to the closing of the Merger, is described on pages 48 through 58 of this proxy statement and is attached as Appendix A to this proxy statement. You should carefully read the entire Merger Agreement, as it is the legal document that governs the Merger.

APPRAISAL RIGHTS

(See Pages 44 through 47 and Appendix D)


     The Company is a corporation organized under Delaware law. Therefore, the General Corporation Law of the State of Delaware governs when stockholders are entitled to appraisal rights and what procedures are required to perfect any available appraisal rights. Under Delaware law, if you do not vote in favor of or consent in writing to the Merger, submit a timely written demand for appraisal and follow all of the other procedures required for perfecting appraisal rights described in pages 44 through 47 and in Appendix D to this proxy statement, you will receive a cash payment for the "fair value" of your shares, as determined by the Delaware Court of Chancery, instead of the $48 cash payment to be received by stockholders who do not seek and perfect appraisal rights in connection with the Merger. The price determined by the Delaware Court of Chancery may be more than, the same as, or less than the $48 per share in cash you would have received pursuant to the Merger if you had not exercised your appraisal rights and will be determined without taking into account any element of value arising from the expectation or accomplishment of the Merger. Generally, in order to exercise appraisal rights, among other things:

     - You must NOT vote in favor of or consent in writing to the adoption of the Merger Agreement; and

     - You must make a written demand for appraisal rights in compliance with Delaware law BEFORE the vote to adopt the Merger Agreement.


     Merely voting against the adoption of the Merger Agreement will not preserve or perfect your appraisal rights under Delaware law. Appendix D attached to this proxy statement contains the complete text of Section 262 of the General Corporation Law of the State of Delaware, which governs the availability and perfection of appraisal rights under Delaware law.


     A proxy which does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Merger Agreement, and therefore, if you vote by proxy and wish to exercise your appraisal rights, you must vote AGAINST the adoption of the Merger Agreement or ABSTAIN from voting on the proposal to adopt the Merger Agreement.

     If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages 44 through 47 and set forth in full in Appendix D. Failure to take all of the steps required to perfect your appraisal rights under Delaware law may result in the loss of your appraisal rights. You also are encouraged to seek the assistance of your own independent legal counsel if you want help in perfecting your appraisal rights.

EFFECTS OF THE MERGER

(See Page 40)


     Upon completion of the Merger, Medtronic will own 100% of the outstanding capital stock of the Company, which will survive the Merger as a wholly-owned subsidiary of Medtronic. As a result, you will no longer be a stockholder of the Company after the Merger, and you will not participate in any future earnings, losses, growth or decline of the Company. Medtronic, as the sole Company stockholder after the Merger, will be the sole beneficiary of the future earnings and growth of the Company, if any.



     After the Merger, there will no longer be a public market for Company common stock, and the Company common stock will no longer be quoted on the Nasdaq National Market. In addition, the registration of Company common stock under the Securities Exchange Act of 1934, as amended, as well as the Company's obligations to file periodic reports with the Securities and Exchange Commission, will be terminated.


CONDITIONS TO THE MERGER
(See Pages 55 and 56)

     We will complete the Merger only if a number of conditions are satisfied or validly waived, including, among others, the following:

     - stockholders who hold a majority of the outstanding shares of common stock of the Company must adopt the Merger Agreement;

     - the applicable waiting period under the HSR Act and under any similar foreign merger laws must have expired or terminated; and

     - there must be no provision of applicable law and no final order, decree or injunction of a court of competent jurisdiction within the United States or the European Union then in effect that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or would impose any material limitation on the ability of Medtronic to effectively exercise full rights of ownership of the Company or the assets or business of the Company or its subsidiaries.

     The Company's obligations to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:

     - Medtronic and the merger subsidiary must have performed in all material respects their respective agreements under the Merger Agreement at or before the effective time of the Merger;

     - the representations and warranties made by Medtronic in the Merger Agreement must be true and correct in all material respects on the closing date; and

     - the Company must receive certificates signed by an authorized officer of Medtronic stating that as of the closing date of the Merger the two preceding conditions have been satisfied or waived.

     The obligations of Medtronic and the merger subsidiary to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:

     - the Company must have performed in all material respects its agreements under the Merger Agreement at or before the effective time of the Merger;

     - the representations and warranties made by the Company in the Merger Agreement must be true and correct in all respects on the closing date, except where the failure of such representations and warranties to be true and correct has not had, or could not reasonably be expected to have, a "material adverse effect" on the Company, as defined below;

     - Medtronic must receive certificates signed by the chief executive officer of the Company stating that as of the closing date of the Merger the two preceding conditions have been satisfied or waived;

     - the Company must obtain all necessary third party permits, authorizations, consents and approvals, except for permits, authorizations, consents and approvals that if not obtained could not reasonably be expected to have a material adverse effect on the Company;

     - there must not have been any change, event, occurrence, state of facts or development that has had or could reasonably be expected to have a material adverse effect on the Company;

     - Medtronic must receive executed agreements in a form satisfactory to Medtronic relating to the transfer of shares of capital stock of the Company's subsidiaries to persons designated by Medtronic;

     - the representations and warranties made by Medical Research Group in its merger agreement with Medtronic must be true and correct, except for any failure of a representation and warranty to be true and correct that does not have, and could not reasonably be expected to have, a material adverse effect on the Company and Medical Research Group, taken together as a whole;

     - there must have been no change, event, occurrence, state of facts or development with respect to Medical Research Group that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Company and Medical Research Group, taken together as a whole; and

     - all applicable waiting periods under the HSR Act and any applicable foreign merger laws relating to the transactions contemplated by the Medical Research Group merger agreement must have expired or been terminated.


On Friday, July 13, 2001, the waiting period under the HSR Act was terminated prior to its normal expiration date with respect to both the Merger and the transactions contemplated by the Medical Research Group merger agreement.


     "Material adverse effect" on the Company means any change, effect, event, occurrence, state of facts or development that is or could reasonably be expected to be materially adverse to: (a) the business (including its prospects, current products or products identified for development), assets, financial condition or results of operations of the Company and its subsidiaries taken together as a whole, or (b) the Company's ability to perform any of its material obligations under the Merger Agreement or to consummate the Merger, or (c) the ability of Medtronic or the Company as the corporation surviving the Merger, to conduct the businesses of the Company and its subsidiaries taken as a whole as previously conducted, or proposed to be conducted, or (d) the ability of Medtronic or the Company as the corporation surviving the Merger to exercise full rights of ownership of the Company or its assets or businesses, except in each case for any change, effect, event, occurrence, state of facts or developments resulting from (i) changes in general economic, regulatory or political conditions or (ii) changes in the medical device industry generally.

     If these conditions are not satisfied or waived, the Merger will not be completed, even if our stockholders vote to adopt the Merger Agreement.

TERMINATION OF THE MERGER AGREEMENT

(See Pages 57 and 58)


     The Company and Medtronic may mutually agree to terminate the Merger Agreement at any time before the effective time of the Merger, whether or not the stockholders have voted to adopt the Merger Agreement. In addition, either party may terminate the Merger Agreement if, among other things:

     - the Merger has not been completed by December 31, 2001, or such other date as the Company and Medtronic agree, subject to certain required extensions to as late as March 31, 2002 if additional information is requested in connection with the filings under the HSR Act or pursuant to any applicable foreign merger laws;

     - a court of competent jurisdiction or an administrative, governmental or regulatory authority in the United States or the European Union has taken any action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

     - the Company's stockholders do not adopt the Merger Agreement at the special meeting, except that no party can terminate the Merger Agreement for this reason if that party's actions caused, or resulted in, the failure of the Company's stockholders to adopt the Merger Agreement; or

     - the other party has materially breached any of its representations, warranties or obligations under the Merger Agreement and the party desiring to terminate the Merger Agreement is not in material breach of its representations, warranties or obligations; provided that the non-breaching party cannot terminate the Merger Agreement for this reason if the material breach can be cured by the breaching party with commercially reasonable efforts and the cure is reasonably likely to be completed before December 31, 2001 or such other date as the Company and Medtronic agree, in each case subject to the required extensions to as late as March 31, 2002 if additional information is requested in connection with the filings under the HSR Act or pursuant to any applicable foreign merger laws.

     In addition, Medtronic may terminate the Merger Agreement if, among other things:

     - the Company breaches in any material respect its obligations under the Merger Agreement not to solicit, initiate or encourage other proposals to acquire the Company or participate in or encourage discussions or negotiations or provide non-public information concerning other acquisition proposals or facilitate or implement any such proposals;

     - the Board of Directors of the Company withdraws or modifies or amends its approval or recommendation of the Merger in any respect adverse to Medtronic or the merger subsidiary;

     - the Board of Directors of the Company recommends another proposal to acquire control of the Company or more than 20% of the Company's assets to the Company's stockholders or resolves or announces an intention to do so; or


     - a tender offer or exchange offer for 50% or more of the outstanding shares of Company common stock is announced or commenced and either the Board of Directors of the Company recommends acceptance of the offer by the Company's stockholders or the Board of Directors fails to recommend against acceptance of such offer within 10 business days after the offer commences.


     The Company may also terminate the Merger Agreement prior to the adoption of the Merger Agreement by the Company's stockholders if the Company has complied with all requirements, conditions and procedures regarding its non-solicitation obligations under the Merger Agreement referred to above in all material respects and if all of the following occur:

     - the Board of Directors of the Company has, upon the Special Committee's recommendation and in accordance with the provisions of the Merger Agreement, authorized the Company to enter into a binding written agreement that is a "superior proposal," as defined in the Merger Agreement and described in "THE MERGER AGREEMENT -- Limitations on Solicitation of Competing Proposals," and notifies Medtronic that it intends to enter into such an agreement;

     - Medtronic does not make, within five business days after receipt of the notice from the Company, a proposal that the Special Committee determines (reasonably and in good faith and after consultation with its legal and financial advisors) is at least as favorable to the Company's stockholders as the Superior Proposal;

     - during that five business day period the Company reasonably considers and discusses in good faith all proposals submitted by Medtronic and meets with and causes its financial and legal advisors to meet with Medtronic and its advisors to consider Medtronic's proposals; and

     - the Company pays Medtronic the termination fee of $108 million. See "THE MERGER AGREEMENT -- Termination Fee."

WHAT HAPPENS IF THE COMPANY RECEIVES ANOTHER ACQUISITION PROPOSAL? (See Pages 52 through 54)

     The Merger Agreement provides that neither the Company nor its officers, directors, advisors, representatives or other agents will, directly or indirectly, solicit, initiate or knowingly encourage any "acquisition proposal" or participate in or encourage any discussions or negotiations with, or provide any non-public information to, any person or entity concerning any "acquisition proposal" or otherwise facilitate any effort or attempt to make or implement an "acquisition proposal." An "acquisition proposal" is defined in the Merger Agreement as any offer or proposal for any of the following transactions concerning the Company or any subsidiary of the Company:

     - any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction involving more than 50% of the capital stock of the Company or any subsidiary of the Company;

     - any transaction or series of related transactions pursuant to which any person or entity (including any entity's stockholders, but excluding Medtronic or the merger subsidiary or their respective affiliates) acquires shares, or securities convertible into or exercisable for shares, representing more than 50% of the outstanding shares of any class of capital stock of the Company or any subsidiary of the Company; or

     - any sale, lease, exchange, licensing, transfer or other disposition, whether in one transaction or a series of related transactions, pursuant to which any person or entity (including any entity's stockholders, but excluding Medtronic or the merger subsidiary or their respective affiliates) acquires control of more than 20% of the assets of the Company and its subsidiaries, taken as a whole, determined by reference to the fair market value of the assets.

     However, before the date that the Company's stockholders adopt the Merger Agreement, the Special Committee may furnish non-public information to, or enter into discussions or negotiations with, any party that makes an unsolicited "superior proposal" if:

     - the failure of the Company's Board of Directors to take action with respect to the "superior proposal" would be a breach of the Board's fiduciary duties to the Company's stockholders imposed by applicable law; and

     - prior to furnishing any non-public information or entering into any negotiations or discussions regarding a "superior proposal," the Company
       (a) provides five business days advance written notice to Medtronic that it intends to do so and discloses the identity of the party making the "acquisition proposal," (b) receives a confidentiality agreement from the party making the "acquisition proposal" with terms no less favorable to the Company than the terms of the confidentiality agreement between the Company and Medtronic, and (c) concurrently provides Medtronic with any non-public information to be provided to the party making the "acquisition proposal" that was not previously provided to Medtronic.

     The Company must also keep Medtronic informed of the status, terms, conditions and all other material information regarding any discussions or negotiations relating to any "superior proposal" on at least a daily basis.

     A "superior proposal" is a bona fide acquisition proposal:

     - that the Special Committee reasonably and in good faith determines, with the advice of the Special Committee's financial advisors and taking into account all material legal, financial and regulatory aspects of the "superior proposal," is more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement; and

     - that includes appropriate financing commitments, or includes proposed financing commitments that are likely to be obtained on a timely basis in the good faith determination of the Special Committee after consultation with its financial advisors.

     The Company has also agreed to notify Medtronic promptly of any proposal or inquiry relating to any acquisition proposal, including the identity of each party making the acquisition proposal, and to provide reasonably detailed information regarding the proposed terms of the acquisition proposal and the information requested to be provided.

PAYMENT OF FEES UPON TERMINATION EVENTS
(See Page 58)

     The Company must pay Medtronic a termination fee of $108 million if Medtronic terminates the Merger Agreement because (a) the Board of Directors withdraws or modifies in any respect adverse to Medtronic or the merger subsidiary its recommendation of the Merger, (b) the Board of Directors recommends to the stockholders any other acquisition proposal or has resolved or announced its intention to do so or (c) a tender offer or exchange offer for 50% or more of the outstanding shares of the Company common stock is announced or commenced and either the Board of Directors recommends acceptance of the offer or fails to recommend against it within 10 business days of when it commences.

     In addition, the Company must pay the termination fee if two sets of conditions arise:

     - the Company or Medtronic has terminated the Merger Agreement because the Merger was not consummated within the time period specified in the Merger Agreement and described above, or the Company materially breached its obligations with respect to other acquisition proposals described above, or the stockholders of the Company failed to vote to adopt the Merger Agreement; and

     - another acquisition proposal has been made public and remains pending at the time of the termination of the Merger Agreement or the Special Meeting and, within 12 months after termination of the Merger Agreement, the Company enters into a definitive agreement with respect to another acquisition proposal or the transaction contemplated by another acquisition proposal is consummated.

     The Company also has to pay the termination fee if the Merger Agreement is terminated by us as permitted by the Merger Agreement so that we may enter into a binding written agreement regarding a superior proposal.

     In addition, if the Company does not pay the termination fee to Medtronic when it becomes due, the Company must pay any costs and expenses incurred by Medtronic in collecting the termination fee, including any legal fees and expenses, and we must also pay interest on the amount of the termination fee that is not paid when it becomes due. Medtronic must pay our costs and expenses, including legal fees and expenses, if Medtronic files a lawsuit or takes other legal action against us to collect the termination fee and does not prevail.

AMENDING, MODIFYING OR WAIVING TERMS OF THE MERGER AGREEMENT
(See Page 58)

     Any provision of the Merger Agreement may be amended, modified or waived by the parties to the Merger Agreement prior to the closing date of the proposed Merger. However, after the Merger Agreement is adopted by our stockholders, it cannot be amended except in accordance with applicable law.

FEDERAL AND OTHER REGULATORY MATTERS

(See Pages 43 and 44)



     The HSR Act requires the Company and Medtronic to give information to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. After providing such information, a 30-day waiting period must expire or be terminated before the Merger can be completed. The waiting period may be extended by requests for additional information by the Department of Justice or the Federal Trade Commission. The Company and Medtronic made the required filings with the Department of Justice and the Federal Trade Commission on June 28, 2001, and on Friday July 13, 2001, the waiting period was terminated prior to its normal expiration date by the United States Federal Trade Commission. The Company and Medtronic also will comply with the requirements of all applicable foreign merger laws. We cannot predict whether we will obtain all required regulatory approvals for the Merger, or whether any approvals will include conditions that may be detrimental to Medtronic or the Company.

LITIGATION RELATING TO THE MERGER
(See Page 43)

     As a result of the proposed Merger, the Company and its directors have been named as defendants in a class action lawsuit filed on May 30, 2001 in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint alleges that the $48 cash price per share to be paid to stockholders in connection with the proposed Merger is inadequate and that the Company's directors violated their fiduciary obligations in negotiating and approving the Merger Agreement. In addition, the plaintiffs allege that the proposed Merger was coupled with the sale of Medical Research Group in order to confer substantial special benefits upon Alfred E. Mann and his affiliates at the expense of a proper process to maximize value from the Merger. The complaint seeks various remedies including injunctive relief that would, if granted, prevent the completion of the Merger. The Company believes that these allegations are without merit, and intends to vigorously defend this action.


     In addition, the Company and its directors have been named in a class action lawsuit filed on June 6, 2001 in the Superior Court of the State of California in and for the County of Los Angeles. The plaintiffs purport to represent a class of stockholders of the Company asserting a claim related to the Merger and in connection with an alleged violation of the fiduciary duties owed by the Company and its directors to the Company's stockholders. The complaint seeks preliminary and permanent injunctive relief that would, if granted, prevent the completion of the Merger. The Company and its directors have filed a motion to stay the California action, which is set for hearing on August 13, 2001. The Company believes that these allegations are without merit, and intends to vigorously defend this action.


PRICE OF COMMON STOCK
(See Page 60)

     The Company common stock is listed on the Nasdaq National Market under the symbol "MNMD." On May 29, 2001, the last trading day before the public announcement of the execution of the Merger Agreement, shares of Company common stock closed at $44 per share. During the period from January 1, 2001 through May 29, 2001, the high and low sale prices for shares of Company common stock on the Nasdaq National Market were $45.75 and $25.00, respectively.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD LOOKING STATEMENTS

     We have made certain forward-looking statements in this Proxy Statement that are not historical facts but rather reflect current expectations regarding future results and events. When used in this proxy statement, the words "believes," "intends," "plans," "anticipates," "likely," "will," and similar words and expressions identify the forward-looking statements. Specifically, we have made statements relating to the consummation of the Merger, the effects of the Merger once consummated, the anticipated timing of the special meeting or the consummation of the Merger, procedures if the Company receives another acquisition proposal, the impact or outcome of pending litigation, the makeup of the Company's management upon consummation of the Merger and the timing for obtaining merger consideration for your shares of Company common stock or other Company securities. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are beyond our control, which could cause actual results to differ materially from those forecast or anticipated in the forward-looking statement. Some of these risks include changes in economic and market conditions, the ability of the Company and Medtronic to fulfill their obligations under the Merger Agreement, acceptance of the Company's products by the health care and reimbursement communities, health care regulation and legislation, new developments in diabetes therapies, administrative and regulatory approvals, competitive developments, the ability of the Company to successfully develop new products, maintenance of our strategic alliances and other factors contained in our periodic reports and other filings made with the Securities and Exchange Commission (referred to as the "SEC").

     You should not place undue reliance on forward-looking statements, which reflect management's view only as of the date of this proxy statement. All forward-looking statements included in this proxy statement and all subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly release the result of any revisions to any forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                              RECENT DEVELOPMENTS


     On July 18, 2001, we announced our results of operations for the fiscal quarter ended June 29, 2001 and the six-month period then ended. For the quarter, our net sales were $96.3 million and our net income (before Merger-related expenses) was $9.4 million, or $0.14 per share on a diluted basis. This represents a 38.76% increase in net sales as compared to $69.4 million for the comparable period in 2000, a 9.0% increase in net income as compared to $8.6 million for the comparable period in 2000 and a 9.0% increase in diluted earnings per share as compared to $0.13 for the comparable period in 2000. Including the effect of Merger-related expenses, net income was $4.2 million and diluted earnings per share were $0.06 for the quarter.



     For the six-month period ended June 29, 2001, our net sales were $176.3 million, our net income was $19.2 million and our diluted income per share was $0.29. This represents a 35.9% increase in net sales as compared to $129.7 million for the comparable six-month period in 2000, a 28.8% increase in net income as compared to $14.9 million for the comparable six-month period in 2000 and a 32% increase in diluted earnings per share as compared to $0.22 for the comparable six-month period in 2000. Net income and diluted earnings for the first six months of fiscal 2001 were $14.0 million and $0.21, respectively, after giving effect to Merger-related expenses. Financial results for the six-month period ended June 29, 2001 also include non-operating capital gains in the first quarter of 2001 of $4.9 million, with an after-tax effect of $3.4 million.

                              THE SPECIAL MEETING

DATE; TIME; PLACE AND RECORD DATE OF THE SPECIAL MEETING


     The special meeting will be held on Wednesday, August 22, 2001 beginning at 10:00 a.m. (PDT), at the Warner Center Marriott, Grand Ballroom, 21850 Oxnard Street, Woodland Hills, California 91367. The accompanying proxy is being solicited by our Board of Directors and is to be voted at the special meeting or any adjournment(s) or postponement(s) of the special meeting. The holders of record of our common stock as of the close of business on July 16, 2001, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 64,833,274 shares of Company common stock outstanding. No other voting securities of the Company are outstanding.


PURPOSE


     At the special meeting, you will be asked to consider and vote upon the adoption of the Merger Agreement, which provides for the Merger of the merger subsidiary with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Medtronic. You will also be asked to vote on the proposal to adjourn the special meeting, if needed, to permit the solicitation of additional proxies to adopt the Merger Agreement. In the Merger, each issued and outstanding share of Company common stock automatically will be canceled and converted into the right to receive $48 per share in cash, without interest and minus any required withholding for tax, with the following exceptions:


     - shares owned by the Company, Medtronic, the merger subsidiary, or any other wholly-owned subsidiary of the Company or Medtronic automatically will be canceled in the Merger without any payment; and

     - shares held by Company stockholders who properly perfect their appraisal rights under Delaware law will be subject to appraisal to determine the "fair value" of those shares in accordance with Delaware law.


     We do not expect to ask you to vote on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons appointed as proxies will have discretion to vote on these matters in accordance with his or her best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if our board so determines. If any adjournment or postponement is made and the adjournment proposal has been approved, we may solicit additional proxies during the adjournment period.


VOTING INFORMATION


     Each outstanding share of Company common stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting or any adjournment(s) or postponement(s) of the special meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Company common stock is required to adopt the Merger Agreement. Assuming a quorum is present, the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting is necessary to approve the adjournment proposal. Therefore, proxies that reflect abstentions and proxies that are not returned will count as a vote AGAINST adoption of the Merger Agreement.



     As of the record date for the special meeting, the Company's directors and executive officers beneficially owned an aggregate of 13,925,178 of the outstanding shares of Company common stock, representing approximately 21.48% of the issued and outstanding shares of Company common stock as of the record date for the special meeting. The Company's directors and executive officers have indicated that they intend to vote all of the shares of Company common stock beneficially owned by them FOR the adoption of the Merger Agreement.

     In addition, Alfred E. Mann, two corporations wholly-owned by Mr. Mann, the Alfred E. Mann Charitable Remainder Trust, the Alfred Mann Foundation, and the Alfred E. Mann Institute for Biomedical Engineering at the University of Southern California have executed agreements to facilitate the Merger. These agreements provide that the signatories must vote their shares of Company common stock in favor of the approval, consent and ratification of the Merger Agreement and the Merger and against any proposal or action that could impede, interfere with, frustrate, nullify or discourage the Merger, could facilitate the acquisition of the Company by a party other than Medtronic or could result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled. These agreements do not limit Mr. Mann's ability to act consistently with his fiduciary obligations in such capacity as an officer and director of the Company. The number of shares of MiniMed common stock held by persons signing these agreements constitutes approximately 27% of the number of shares of Company common stock outstanding.


     Brokers who hold shares in street name for customers have authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the Merger proposal that will be voted on at the special meeting. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as votes AGAINST the adoption of the Merger Agreement.

SOLICITATION; REVOCATION AND USE OF PROXIES

     Proxies are being solicited by and on behalf of the Company's Board of Directors. We will pay the costs of soliciting proxies from our stockholders as well as all mailing and SEC filing fees incurred by us in connection with this proxy statement. The Company has engaged the services of Morrow & Co., Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by the Company, Morrow & Co. has agreed to provide consulting and analytic services and provide solicitation services with respect to banks, brokers, institutional investors and individual stockholders. The Company has agreed to pay Morrow & Co. a fee of $6,500 in addition to a fee for any calls made by Morrow & Co. to Company stockholders. The Company also has agreed to reimburse Morrow & Co. for all reasonable out-of-pocket expenses and disbursements, and to indemnify Morrow & Co. against certain liabilities and expenses under the federal securities laws. In addition to the solicitation of proxies by mail, some of our directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

     You may revoke your proxy at any time before it is voted at the special meeting. If you are a record holder, you may revoke your proxy in one of three ways:

     - Prior to the special meeting, you can sign a written notice of your intent to revoke your proxy and deliver it to the Company at: MiniMed Inc., 18000 Devonshire Street, Northridge California 91325, Attention:
       Eric S. Kentor, Secretary. The notice of revocation must be received by the Company's Secretary before the vote is taken at the special meeting;

     - You can sign another proxy card with a later date and deliver it to the Secretary of the Company at or before the special meeting; or

     - You can attend the special meeting and vote your shares in person.

     If you choose to revoke your original proxy by attending the special meeting and voting in person, you must actually vote in person at the special meeting. IF YOU ATTEND THE SPECIAL MEETING BUT DO NOT ACTUALLY VOTE, YOUR ORIGINAL PROXY WILL NOT BE REVOKED SOLELY BECAUSE YOU ATTENDED THE SPECIAL MEETING IN PERSON.

     Any written notice of revocation or subsequent proxy should be sent to the Secretary of the Company at the address listed above, or hand delivered to the Secretary of the Company before the vote is taken at the special meeting. All valid proxies will be voted at the special meeting in accordance with the instructions given by the record holder. If no instructions are given, the shares represented by the proxy will be voted at the special meeting for adoption of the Merger Agreement and, if additional votes are necessary to adopt the Merger Agreement, for the adjournment proposal.


     If you hold your shares in "street name" and have instructed a broker to vote your shares and you wish to change your vote, you must follow the directions received from the broker as to how to change your vote. If you hold your shares in "street name" and wish to vote your shares at the special meeting, you must first obtain a legal proxy from your broker.


     Stockholders who do not vote in favor of or consent in writing to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, who submit a timely written demand for appraisal and who otherwise comply with the applicable statutory procedures of the General Corporation Law of the State of Delaware, will be entitled to seek appraisal of the "fair value" of their common stock under Section 262 of the General Corporation Law of the State of Delaware. The requirements for seeking and perfecting appraisal rights under Delaware law are summarized in "SUMMARY -- Appraisal Rights" and "SPECIAL FACTORS -- Appraisal Rights." The complete text of Section 262 of the General Corporation Law of the State of Delaware, which specifies when and how a stockholder may seek and perfect appraisal rights under Delaware law, is attached as Appendix D to this proxy statement.


     Please do not send in your stock certificates at this time. If the Merger is completed, we will send you instructions regarding how to exchange your stock certificates for the $48 per share cash payment (without interest and minus any required withholding for tax) to be paid pursuant to the Merger.

                                SPECIAL FACTORS

RELATIONSHIP WITH MEDICAL RESEARCH GROUP


     Concurrently with the execution and delivery of the Merger Agreement, Medtronic also entered into a separate merger agreement with Medical Research Group that provides for Medtronic to acquire Medical Research Group for an aggregate payment ranging between approximately $428 million in cash and approximately $416 million in Medtronic common stock, depending on whether and how many Medical Research Group stockholders elect to receive Medtronic common stock in lieu of cash and after deducting amounts paid to Medical Research Group upon exercise of outstanding options. Alfred E. Mann, is the founder, Executive Chairman and a significant stockholder of the Company and also serves as Medical Research Group's Chairman. Mr. Mann and a corporation wholly-owned by him together own approximately 32% of the outstanding shares of Medical Research Group. In addition, the Alfred Mann Foundation, a non-profit research organization established by Mr. Mann, owns approximately 7.6%, the Alfred E. Mann Institute for Biomedical Engineering at the University of Southern California, a non-profit medical research organization funded with an endowment from Mr. Mann, owns an additional 11.2% and the University of Southern California holds an additional 11.2% contributed by Mr. Mann and intended to be transferred to a non-profit institute to be established at one or more different academic institutions.



     Medical Research Group was founded by Mr. Mann to develop an implantable long-term glucose sensor to monitor glucose levels of patients with diabetes. The technology for the long-term glucose sensor is based upon technology originally licensed from the University of California and from the Alfred Mann Foundation by predecessors of Medical Research Group. Mr. Mann's initial 100% beneficial ownership of the outstanding shares of Medical Research Group has been diluted over time as a result of the transfers by Mr. Mann to the organizations identified in the preceding paragraph, a 1998 private placement of stock to outside investors, and the February 2001 investment by the Company referred to below.


     In September 1998, the Company sold assets and transferred technology relating to its implantable pump program to Medical Research Group and entered into a series of related transactions. As part of these transactions, the Company acquired an option to purchase for $30 million the worldwide, exclusive marketing rights to the long-term glucose sensor being developed by Medical Research Group and retained exclusive marketing rights to the implantable pump product line for diabetes and certain other medical conditions. Under these initial arrangements, the Company was obligated to make mandatory purchases of implantable pumps from Medical Research Group through 2001 and additional purchases of these products in subsequent periods to retain the exclusivity of its marketing rights to the implantable pump.

     In February 2001, the Company restructured its agreements with Medical Research Group and exercised its option for the worldwide marketing rights to Medical Research Group's long-term glucose sensor. Concurrently with the restructured operating agreements with Medical Research Group, the Company made a $30 million equity investment in Medical Research Group, thereby acquiring approximately 8% of its outstanding shares. This price implied a pre-investment value for Medical Research Group of approximately $345 million at that time, not including any premium that normally would be expected to be paid in a sale of all of Medical Research Group. Additionally, Medical Research Group waived prior minimum purchase commitments, and the Company agreed to make mandatory minimum purchases of implantable pump units from Medical Research Group aggregating approximately $17,100,000 over the next four years. In these negotiations, the Company was represented by an independent committee of the Board of Directors, which retained U.S. Bancorp Piper Jaffray Inc. to render an opinion as to the fairness, from a financial point of view, of that transaction to the Company. As of December 29, 2000, the Company had accrued $3,285,000 related to implantable pump purchase commitments in excess of expected usage during the four-year period.

     In addition to maintaining these mandatory purchase commitments in order to maintain its exclusive marketing rights with respect to implantable pumps, the Company is required to pay license fees of $12.5 million to Medical Research Group upon achievement of development milestones for future products for the treatment of diabetes that are in the early stages of development. The Company is also required to pay additional fees of up to $12 million in periods subsequent to 2002, subject to reduction of that amount to the extent that the Company purchases implantable pumps in excess of its minimum purchase requirements. If the Company fails to satisfy the minimum purchase commitments in 2003 or 2004 or fails to make the required license fee payment, Medical Research Group has the right to repurchase all of the distribution rights for the implantable pump and the long-term glucose sensor for $60 million or purchase the distribution rights to Medical Research Group's next generation implantable pump for $7.5 million. In addition, Medical Research Group has the right to terminate the exclusive nature of the Company's distribution rights if the Company fails to meet continuing minimum purchase requirements after 2004. Medical Research Group has agreed to supplement the Company's funding of the development of the special insulin for the implantable pump system and to fund a greater portion of the clinical trials of the long-term glucose sensor. The Company has also agreed that its exclusive marketing rights to the implantable pump will be limited to the treatment of diabetes and not any other medical conditions.

BACKGROUND OF THE MERGER

     Since we went public in July 1995, companies have approached us from time to time regarding possible strategic transactions, including the possibility of another company acquiring us.

     In October 1998, our Board of Directors evaluated various private financing sources of working capital. In this connection, Mr. Mann, our Executive Chairman, contacted William George, Chairman of Medtronic. This contact led to Medtronic's purchase from us of approximately 3% of the then outstanding Company common stock for $30 million. Medtronic later sold that stock.

     During the fourth quarter of 1999, Medtronic representatives contacted Mr. Mann and our investment banker, expressing an interest in a possible strategic transaction with us. Preliminary discussions ensued. In these discussions, Medtronic indicated its interest in concurrently acquiring Medical Research Group. During April 2000, Medtronic asked to have more substantive discussions with us regarding a possible strategic transaction. Medtronic conducted a due diligence review of Medical Research Group and us during May 2000.

     On May 11, 2000, the Board of Directors held a special meeting at which Mr. Mann reported on recent discussions with Medtronic regarding a possible strategic transaction between the two companies, and Medtronic's potential interest in a concurrent acquisition of Medical Research Group. The Board of Directors then formed the Special Committee, composed of three directors, Thomas
R. Testman (as Chairman), William R. Grant and John C. Villforth. No member of the Special Committee is or has been an employee of the Company, and no member has any financial relationship with Mr. Mann or ownership or other interest in Medical Research Group. The Special Committee was formed, in part, because Mr. Mann is Medical Research Group's Chairman and has a substantial ownership interest in Medical Research Group that could have created conflicts of interest in any transaction involving both Medical Research Group and us. Mr. Mann did not participate with other members of senior management in providing information or advice to, or in connection with the deliberations of, the Special Committee, except on a limited basis when requested to do so by the Special Committee.

     The Board of Directors gave the Special Committee broad authority, including the authority to review, evaluate, respond to and negotiate a transaction with Medtronic. The Board also gave the Special Committee similar authority to explore and consider any other business combination proposals, offers or expressions of interest we received during the Medtronic discussions and negotiations.

     At the same Board meeting, independent legal counsel, who had been engaged to advise the Special Committee in connection with the potential transaction, gave a presentation on the fiduciary duties of our directors in the context of such a transaction. Representatives from UBS Warburg reviewed with the Board certain financial aspects of a possible transaction with Medtronic.

     On May 15, 2000, the Special Committee held a meeting at which its independent counsel gave the Special Committee further legal guidance. The Special Committee decided that it was appropriate to ask UBS Warburg, which was initially retained as the Company's financial advisor, to also act as the Special

Committee's financial advisor. Our senior management reported that they, UBS Warburg, and legal counsel had begun a due diligence review of Medtronic.


     Throughout the period up to mid-June 2000, our senior management and UBS Warburg had general discussions with representatives of Medtronic regarding the possibility of a strategic transaction, including the potential structure and terms of a transaction. Our senior management visited Medtronic's headquarters in Minneapolis on May 30, 2000, to conduct due diligence on Medtronic and meet with Medtronic's officers. During this period, the Special Committee met twice to review with our senior management and UBS Warburg the potential structure for, and to discuss other issues relating to, a transaction with Medtronic, including potential issues relating to Medtronic's desire to accomplish a concurrent acquisition of Medical Research Group, and a requirement that a transaction be structured as a stock-for-stock merger that qualified for pooling of interests accounting treatment. The Special Committee authorized continued discussions with Medtronic.

     Despite these discussions, no agreement could be reached with Medtronic, primarily because of the relative trading values of the two companies' stock prices. As a result, in early July 2000, we mutually decided to terminate discussions.

     At regular meetings on June 21 and July 12, 2000, the Board reviewed the status of discussions with Medtronic, including the mutual decision to terminate discussions.

     In January 2001, Medtronic representatives contacted us and expressed an interest in resuming discussions relating to a possible strategic transaction involving an exchange of its shares for our shares. Medtronic continued to require the consummation of a strategic transaction with Medical Research Group concurrently with a transaction with us.

     On January 25, 2001, at a regular meeting of the Board, Mr. Mann reported that Medtronic had reinitiated discussions with us regarding the possibility of a strategic stock-for-stock transaction. Our senior management reported that such discussions were still preliminary in nature, but the parties were exploring the possibility of such a transaction. The Board requested that senior management report back if the discussions became more serious.

     On February 9, 2001, Mr. Mann reported at a special meeting of the Board that he had received a letter dated February 2, 2001 from Medtronic expressing an interest in a transaction involving Medical Research Group and us. The proposal involved a stock transaction for separate but concurrent mergers of the Company and Medical Research Group with Medtronic, based on a fixed exchange ratio of one share of Medtronic common stock for each share of Company common stock, to be allocated between the Company's stockholders and the Medical Research Group stockholders. The letter did not specify any allocation of the purchase price between the two companies, and Medtronic's proposal lacked adequate details to determine the overall valuation implied, which could only be clarified through further discussion and negotiation. Mr. Mann also noted that two other large companies in the health care industry also had indicated an interest in talking to us about a possible strategic stock-for-stock transaction. As a result, the Board reconvened the Special Committee.

     At a February 12, 2001 meeting, the Special Committee discussed the status of our preparation of a long-term strategic plan, the timing of the availability of strategic information necessary for the Special Committee to evaluate our alternatives fully, the status of discussions with other companies that had expressed interest in considering a strategic stock-for-stock transaction with us, and related matters. The Special Committee decided to continue to use UBS Warburg as the Special Committee's primary financial advisor in discussions with Medtronic and other companies that would be likely to have the resources and interest in pursuing a strategic stock-for-stock transaction with us. Our senior management and UBS Warburg reported on preliminary discussions with Medtronic and the two other companies referred to above regarding a potential strategic transaction with us. The Special Committee authorized our senior management and UBS Warburg to continue these discussions, and to continue to identify companies that might provide a good strategic fit for us and enable the Special Committee to evaluate the value that might be available for our stockholders through a strategic transaction.

     In February 2001, Salomon Smith Barney introduced a foreign company to us that might be interested in a strategic stock-for-stock transaction with us. We subsequently entered into an engagement letter with Salomon Smith Barney under which it would provide certain services to us. See "SPECIAL FACTORS -- Interests of the Company's Directors and Officers in the Merger."

     At meetings on February 22 and March 1, 2001, the Special Committee received updates from our senior management and UBS Warburg on discussions with Medtronic and other companies and the possible benefits and financial implications of a potential strategic stock-for-stock transaction. The Special Committee indicated that discussions with any company should be viewed as exploratory and that it was still in the process of evaluating the strategic opportunities available to us as an independent organization or in connection with a strategic transaction with a third party.

     On March 15 and 16, 2001, the Board held its annual strategy and planning meetings, during which the Board and senior management discussed in detail our operational, financial, and strategic plans for the future and the various possible benefits, risks and capital requirements of these plans. The Chairman of the Special Committee gave a report on the status of discussions with Medtronic and other companies. The Board approved the continuance of these discussions. During these meetings, the Special Committee decided that it would be appropriate to retain independent legal counsel for the Special Committee, and subsequently retained O'Melveny & Myers LLP as its independent legal counsel.


     On March 21, 2001, the Special Committee held a meeting to receive an update on the status of discussions. Our senior management and UBS Warburg indicated that active, but preliminary, discussions about a strategic stock-for-stock transaction were taking place with four companies (including Medtronic). With the exception of the one foreign-based company, the other companies indicated that they would require that any transaction qualify for pooling of interests accounting treatment. At the Special Committee's request, our senior management reviewed our anticipated capital requirements in connection with our strategic plan to assist the Special Committee in its evaluation of possible strategic alternatives. Management indicated that for us to accomplish our principal new projects and possible acquisitions that the Board evaluated at its annual strategic meeting retreat on March 15 and 16, 2001, additional capital would have to be generated either from operations or from financing transactions.


     At a March 28, 2001 meeting, O'Melveny & Myers gave the Special Committee an overview of the relevant duties and responsibilities of the Special Committee. UBS Warburg gave an update on the status of negotiations with the four companies (including Medtronic) with which discussions were ongoing. Each of these four companies had stated an interest in conducting a due diligence review of Medical Research Group in light of the contractual relationship between us and Medical Research Group. At the same meeting, our senior management discussed accounting issues that might arise in a possible transaction involving Medical Research Group, particularly as to whether Medical Research Group would qualify for pooling of interests accounting treatment.

     At the March 28, 2001 meeting, the Special Committee also discussed the implications of another company insisting on a concurrent transaction involving Medical Research Group and us. The Special Committee believed that any potential conflicts of interest would be better identified and evaluated by the Special Committee if it and its advisors were kept aware of the status of those discussions, but that the Special Committee and its advisors would not be actively involved in the substantive aspects of a Medical Research Group transaction. The Special Committee considered that it might play a role in procedural issues if doing so was necessary or desirable to facilitate an attractive transaction involving us. The Special Committee discussed that this role might include assisting in connection with pooling of interests accounting issues, since Medical Research Group's status in that regard could affect the ability of a party to effect concurrent mergers with both of us. If an attractive transaction involving us that was consistent with the Special Committee's views about our appropriate strategic future could be facilitated on a basis that was in the best interests of our stockholders, the Special Committee concluded that it would explore and facilitate such a transaction even if it involved Medical Research Group. However, the Special Committee believed that efforts should be made to avoid direct linkage between any transaction involving us and any transaction involving Medical Research Group.

     On April 5, 2001, the Special Committee held a meeting to receive a status report. Our senior management reported on the status of the discussions with the other companies regarding pooling of interests accounting issues. UBS Warburg reported that each of the interested companies was completing its due diligence investigations and internal review processes. The foreign company suggested an exchange of shares for our shares with a value of up to approximately $40 per share. In light of the status of discussions with other companies, UBS Warburg was instructed to inform the foreign company that this valuation was not attractive, but that it was welcome to submit a higher proposal.

     At an April 10, 2001 meeting, the Special Committee discussed the status of the other companies' evaluation of pooling of interests accounting issues involving Medical Research Group. Since the remaining three interested companies seemed to be at roughly comparable stages in terms of their due diligence and internal review processes, the Special Committee decided that it would be desirable to attempt to bring discussions to fruition soon.


     On April 10, 2001, Medtronic sent us a non-binding letter indicating that it would be interested in merging with us in a stock-for-stock transaction with an exchange ratio of .87 of a share of Medtronic stock for each of our shares, which would equate to a per share value, based upon the then current trading price of Medtronic's common stock, of approximately $36.50 for each of our shares. As had been the case in the past, this proposal was linked to Medtronic's concurrent acquisition of Medical Research Group for Medtronic common stock in a transaction that would qualify for pooling of interests accounting treatment. The Special Committee instructed UBS Warburg to inform Medtronic that the per share value of the Company's shares reflected in its proposal was not acceptable.


     On April 19, 2001, the Special Committee held a meeting to receive a status report. At the request of the Special Committee, a representative of Deloitte & Touche, our independent accounting firm, gave a presentation about pooling of interests accounting issues that might arise in a transaction involving Medical Research Group. UBS Warburg confirmed that the foreign company had indicated that the foreign company was unlikely to increase its range of value for us. UBS Warburg also noted that, in accordance with the instructions of the Special Committee, it had informed Medtronic that its proposal was not acceptable. One of the other companies had indicated that it needed additional time to evaluate the information it had obtained in due diligence. The remaining company had indicated that, in light of our high market valuation relative to earnings, it did not believe that it would be in a position to propose an exchange ratio that would value our shares above the high $30s per share since it had not identified substantial cost savings or operational synergies in a merger with us. The Special Committee discussed strategy and timing, and, in order to expedite the process, authorized O'Melveny & Myers to prepare, with our senior management, a form of merger agreement that might be proposed if any of the companies appeared serious.

     At an April 27, 2001 Special Committee meeting, UBS Warburg told the Special Committee that in a letter dated April 25, 2001 Medtronic had withdrawn its earlier offer and that Medtronic indicated that it had done so because Medtronic believed we had decided to change the potential acquisition process. UBS Warburg then summarized recent discussions with the remaining interested company, which had substantially completed its evaluation of due diligence information. That company had expressed an interest in entering into a simultaneous strategic combination with Medical Research Group and us, but was concerned about whether it would be able to obtain pooling of interests accounting treatment with respect to its potential acquisition of Medical Research Group. That company also said that it might be interested in merging with us without acquiring Medical Research Group if it could not obtain pooling of interests accounting treatment, but that it wanted to evaluate possible modifications to the agreement between Medical Research Group and us. The Special Committee then discussed timing and strategic issues relating to these developments.

     On May 4, 2001, the Special Committee held a meeting at which UBS Warburg informed the Special Committee that Medtronic had indicated that it remained interested in pursuing a transaction with us, notwithstanding the formal withdrawal of its offer. The company other than Medtronic that remained in active discussions with us at this point concluded that it did not want to acquire Medical Research

Group because of concerns about its ability to obtain pooling of interests accounting treatment for that acquisition, but that it was continuing to evaluate issues relating to our contract with Medical Research Group. The Special Committee reaffirmed its instructions to its advisors and our senior management to continue to explore the possibility of pursuing a strategic combination and to attempt to resolve related issues. The Special Committee authorized the distribution of a draft merger agreement, prepared at the Special Committee's request, to Medtronic and the other interested company. The Special Committee also discussed the need to conduct due diligence with respect to the two companies.

     A draft merger agreement was delivered to Medtronic on May 9, 2001 and to the other company on May 10, 2001.

     On May 10, 2001, the Special Committee and our senior management again discussed the pooling of interests accounting issue involving Medical Research Group. The Special Committee directed UBS Warburg to inform Medtronic and the other company that proposals and written comments on the draft merger agreement should be submitted within two weeks.

     On May 10, 2001, at the request of the Special Committee, our senior management instructed U.S. Bancorp Piper Jaffray that it should commence work to be in a position to render an opinion as to the financial fairness of the transactions under discussion if requested by the Special Committee. In connection with its work for a different special committee of the Board in early 2001 relating to the transaction between us and Medical Research Group described in "Relationship With Medical Research Group" above, a portion of U.S. Bancorp Piper Jaffray's fees was deferred, and U.S. Bancorp Piper Jaffray was entitled to the deferred fee of $1.4 million if we acquired greater than 50% of the equity or assets of Medical Research Group or if a transaction such as the Merger were consummated prior to our acquisition of at least 50% of the assets or equity of Medical Research Group. Under the terms of the prior engagement, U.S. Bancorp Piper Jaffray had the option to act as a financial advisor and to render a fairness opinion at our request in connection with any transaction such as the Merger if the $1.4 million deferred fee had not been paid. The Special Committee concluded that it would be desirable to obtain such a second opinion.

     On May 14, 2001, at the request of the Special Committee, our chief financial officer distributed to the Special Committee recent analyst research reports and other information about us, and recent analyst research reports on the other company and Medtronic, since they appeared to be the two companies that continued to be primarily interested in a possible transaction with us.

     At a May 17, 2001 meeting, the Special Committee was updated on the status of discussions and due diligence items. The Special Committee and our senior management discussed due diligence issues regarding the regulatory and litigation status of the company other than Medtronic. At the Special Committee's request, Salomon Smith Barney joined the meeting to review with the Special Committee certain background financial and strategic information relating to Medtronic and the other company. Salomon Smith Barney was not asked to, and did not, render any specific advice or opinion with respect to either company or a potential transaction with either of them. The Special Committee and our senior management also discussed the benefits and disadvantages of remaining independent. The Special Committee concluded that there was a possibility that a transaction with a third party on economically favorable terms would outweigh the advantages of remaining independent and would be in the best interests of the Company's stockholders. Therefore, the Special Committee directed our senior management and the Special Committee's advisors to continue discussions with interested companies with a view toward improving the proposed terms and bringing matters to closure.

     On May 22, 2001, the Special Committee held a meeting with our senior management and the Special Committee's advisors to discuss a written proposal (together with comments on the draft merger agreement) received from the company other than Medtronic. That letter proposed a stock-for-stock transaction with an exchange ratio with a value (based on the then-current price of such company's shares) of approximately $46 for each of our shares. The Special Committee identified several terms of that proposal that were objectionable and discussed how to instruct our senior management and the Special Committee's advisors to negotiate those terms. Those terms included the method of computing an appropriate exchange ratio, the extent of provisions designed to discourage competing higher offers after the execution of the proposed merger agreement, and a requirement that, as a condition to face to face negotiations, we terminate discussions with other companies and negotiate with that company exclusively until June 21, 2001. The Special Committee instructed our senior management and the Special Committee's advisors to refuse the other company's request for exclusivity before pursuing negotiations regarding the other terms. Negotiations with the other company ensued, and the other company dropped its exclusivity requirement on May 23, 2001. The Special Committee also identified areas that we would need to investigate when we performed due diligence on the other company.

     On May 23, 2001, Mr. Mann and Mr. Gregg met with senior executives of the other company and discussed possible structures of a proposed transaction, operational issues, economic considerations, and related terms.

     On May 24, 2001, our senior management and the Special Committee's advisors met with representatives of the other company at its offices to negotiate a possible merger agreement. The parties engaged in extensive negotiations over a two-day period and, while substantial progress was made on many points, no definitive agreement was reached. Among other things, the other company would not agree to our negotiating team's attempts to revise the proposed method of computing the proposed exchange ratio or to add provisions to the draft merger agreement that would protect the proposed $46 per share value for our stockholders if the other company's stock declined before closing.

     In the evening of May 24, 2001, the Special Committee held a meeting at which our senior management and the Special Committee's advisors discussed the status of negotiations with the other company. UBS Warburg informed the Special Committee that Medtronic had submitted a new written proposal dated May 24, 2001, in which Medtronic proposed acquiring us in a merger involving the payment by Medtronic to our stockholders of $48 cash per share, and acquiring Medical Research Group concurrently. The Special Committee deliberated about the implications of this proposal on the status of discussions with the other company and issues associated with a cash, instead of a stock, transaction. At the request of the Special Committee, Mr. Mann joined the meeting to receive an update about the recent developments. Mr. Mann indicated that even though the proposed new cash transaction between Medtronic and us might have significantly adverse tax consequences for him personally, he would support whatever decision the Special Committee and our senior management believed was in the best interests of our stockholders. The Special Committee discussed strategy with our senior management and the Special Committee's advisors, including whether the financial terms of the new Medtronic proposal could be improved. UBS Warburg was authorized to explore this possibility. At the end of the meeting, the Special Committee held a separate session with O'Melveny & Myers during which the implications of the proposed cash transaction, and the duties and responsibilities of the Special Committee in that context, were discussed.

     On May 25, 2001, our negotiating team continued its discussions with the company other than Medtronic. The price of the other company's shares, upon which it had based its proposed exchange ratio, had declined slightly from its recent high, and would have valued our shares at approximately $44.15 per share at the close of trading on May 25. Significant open issues remained with respect to the merger agreement proposed by the other company, including provisions that were designed to thwart competing higher offers and various other provisions. Counsel for the other company was to send a revised draft of the proposed merger agreement to our negotiating team on May 26, reflecting the negotiations to date. The parties discussed being available for negotiations over the ensuing weekend. In the afternoon of May 25, after our negotiating team had left the other company's offices, the other company called Mr. Terrance H. Gregg, a director and executive officer of the Company, to advise him that it was terminating negotiations because, among other reasons, its stock price had declined and it did not believe that a strategic transaction was viable at such levels. The other company left open the possibility of further discussions if future changes in the relative trading prices of its shares and our shares made a transaction feasible.

     We received a draft merger agreement from Medtronic on May 26, 2001, reflecting its May 24, 2001 proposal. Our negotiating team viewed the terms of this proposed draft to be a reasonable basis for moving forward with negotiations.

     Commencing on May 27, 2001, our senior management and the Special Committee's advisors held negotiations by telephone and exchanged documents with Medtronic's management and advisors. These negotiations continued until the announcement of the Merger on May 30, 2001. Informal discussions were held during this period between members of our negotiating team and the Special Committee's Chairman, and by him with the other members of the Special Committee.

     Medtronic held concurrent but separate negotiations with Medical Research Group and its counsel. At the request of the Special Committee, UBS Warburg kept the Special Committee apprised of those negotiations, and O'Melveny & Myers reviewed various drafts of the related agreements, in order to keep the Special Committee informed as to material developments that might affect the timing or completion of a transaction with Medtronic. During those negotiations, our negotiating team became aware that the consideration to be paid for Medical Research Group would be modified to include an election allowing Medical Research Group stockholders to receive some or all of the payment in shares of Medtronic common stock. To the extent Medical Research Group stockholders elected stock, this would enable Medical Research Group's stockholders to defer some of the tax payable on their shares. UBS Warburg was advised by representatives of Medtronic that, while Medtronic was receptive to discussing alternative payment structures in a merger with us, in light of the large number of shares that Medtronic would have to issue pursuant to a merger with us, Medtronic was not willing to issue the amount of stock necessary to consummate a tax-free reorganization.

     The Special Committee had identified several provisions of Medtronic's proposal that the Special Committee objected to, including (a) a provision that the closing of the proposed merger was conditioned on the acquisition of Medical Research Group by Medtronic and that if the Medical Research Group transaction failed to close for any reason a merger with us would not close, (b) Medtronic's request that its obligation to close a merger with us would be subject to its raising financing, and (c) various provisions designed to discourage competing higher offers.

     On May 28, 2001, the Special Committee held a meeting to continue its discussions about the Medtronic proposal and related matters. At the request of the Special Committee, U.S. Bancorp Piper Jaffray gave an overview of the scope of the fairness opinion that U.S. Bancorp Piper Jaffray would be prepared to deliver regarding the proposed Medtronic transaction, subject to final review of documentation. In addition, in light of U.S. Bancorp Piper Jaffray's financial evaluation of Medical Research Group in connection with its advice in February 2001 to a different special committee of the Board, at the request of the Chairman of the Special Committee, U.S. Bancorp Piper Jaffray discussed generally with the Special Committee various financial factors that could be evaluated by the Special Committee in deciding whether there was a need for further inquiry by the Special Committee into aspects of the Medical Research Group transaction other than those the Special Committee was already considering. U.S. Bancorp Piper Jaffray was not asked to, and did not, render any specific advice or opinion with respect to Medical Research Group or a potential transaction with it. The Special Committee noted that our February 2001 purchase of an 8% minority interest in Medical Research Group had implied a pre-investment value for Medical Research Group of approximately $345 million at that time, not including any premium that normally would be expected to be paid in a sale of all of Medical Research Group. In connection with that transaction and a subsequent payment by us under our contract with Medical Research Group, Medical Research Group had received an additional $60 million in cash, and there had been progress in the development of its products since our February 2001 investment. The Special Committee concluded that, based on its own substantial knowledge of Medical Research Group and its business, and the discussion at this meeting, it was satisfied that the proposed value attributed to Medical Research Group by Medtronic did not make it necessary to pursue further financial analysis of the Medical Research Group transaction. However, the Special Committee instructed our negotiating team to attempt to be kept apprised of that transaction and alert the Special Committee if issues arose that might affect a transaction between Medtronic and us. The Special Committee then discussed with our senior management and the Special Committee's advisors the major unresolved issues with Medtronic. The Special Committee again expressed its concern about Medtronic's continued insistence on linking a Medical Research Group transaction to a transaction with us and instructed the negotiators to resist that provision in particular. The negotiating team reported that several times during the course of negotiations, Medtronic representatives stated that Medtronic's willingness to pay $48 for each of our shares was predicated on Medtronic being able to acquire both companies at the same time and that it would have to revisit the pricing if it could not be reasonably assured that it could do so. By this point in the negotiations, Medtronic had withdrawn its request that its obligations to close a merger with us be subject to its raising financing.

     On May 28, 2001, O'Melveny & Myers delivered a memorandum to the Special Committee summarizing the principal terms of the proposed Medtronic merger agreement and reflecting various agreements reached on certain points, including the elimination or substantial modification of many of the objectionable points.

     In the morning of May 29, 2001, the Special Committee held a meeting at which the Special Committee discussed with our senior management and the Special Committee's advisors the issues in the proposed Medtronic merger agreement that remained unresolved at that time. U.S. Bancorp Piper Jaffray gave a presentation to the Special Committee, and indicated that, subject to satisfactory resolution of the remaining issues and review of final documents, and based upon and subject to certain limitations, assumptions and qualifications to be set forth in its written opinion, U.S. Bancorp Piper Jaffray was prepared to opine that, as of May 29, 2001, the $48 cash price per share proposed to be paid by Medtronic was fair to our stockholders from a financial point of view. After U.S. Bancorp Piper Jaffray's presentation, UBS Warburg reviewed with the Special Committee its financial analysis of the $48 cash price per share and also indicated that it would be prepared to render its opinion, subject to satisfactory resolution of remaining issues and review of final documents.

     In the afternoon of May 29, 2001, the Special Committee, having reviewed the proposed merger agreement and the memorandum from O'Melveny & Myers, held a meeting at which it discussed with our senior management and advisors the resolution of the issues that they had reached with Medtronic regarding the proposed merger agreement and the issues that remained open. The Special Committee concluded that it was prepared to make a recommendation to approve the proposed merger if the issue relating to the linkage to the transaction with Medical Research Group could be resolved. The Special Committee gave guidance to the negotiating team as to the type of conditions the Special Committee would be willing to accept if the objectionable provision could not be wholly eliminated. After full consideration and discussion, the Special Committee concluded that the $48 cash price per share proposed to be paid by Medtronic was likely to be the highest price reasonably obtainable and that every reasonable effort should be made to conclude negotiations as promptly as possible.


     On May 29, 2001, subject to satisfactory resolution of the remaining open issue regarding the linkage to the transaction with Medical Research Group, in conjunction with a meeting of the Board, the Special Committee unanimously approved the Merger Agreement and recommended that the Board approve the Merger Agreement. The Board then held a meeting at which the Board (a) received the Special Committee's report and recommendation, (b) received the respective oral opinions from UBS Warburg and U.S. Bancorp Piper Jaffray as to the fairness, from a financial point of view and as of the date of their respective opinions, and based on and subject to the limitations, assumptions and qualifications stated in their respective opinions, of the $48 per share cash consideration to be received in the Merger by holders of Company common stock, and (c) received recommendations from our senior management and advice from our General Counsel and O'Melveny & Myers. Subject to resolution of the remaining issue, the Board concluded that the Merger was advisable and in the best interests of our stockholders and unanimously approved the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement.

     On May 29, 2001, the Medtronic board of directors approved the Merger, subject to final negotiations by senior management, and authorized Medtronic's officers to undertake all acts necessary or advisable to effect the Merger.

     Early in the morning of May 30, 2001, the negotiators reached a resolution of the issue with respect to the linkage to the transaction with Medical Research Group to the proposed merger between Medtronic and us. Our merger, relative to Medical Research Group's status, would be affected only by Medtronic's failure to receive Hart-Scott-Rodino antitrust approval to acquire Medical Research Group (which all parties believed to be unlikely) and there being no material adverse effect with respect to, or breach of representation and warranty by, Medical Research Group that, when viewed together with us, would have a material adverse effect on us and Medical Research Group considered as a whole. UBS Warburg and U.S. Bancorp Piper Jaffray then delivered their respective written opinions as described above.


     We then executed the Merger Agreement with respect to the Merger. Mr. Mann and entities affiliated with him executed Agreements to Facilitate the Merger, including voting in favor of it at our special meeting of stockholders. The Alfred E. Mann Charitable Remainder Trust, the Alfred Mann Foundation, and the Alfred E. Mann Biomedical Institute at the University of Southern California subsequently executed Agreements to Facilitate the Merger. Mr. Gregg, Kevin Sayer and David Morley also executed non-competition agreements as contemplated by the Merger Agreement and Stephen A. Bowman subsequently executed a non-competition agreement.


     On the morning of May 30, 2001, before the opening of the United States stock markets, the Merger was publicly announced.


     The Company, Medtronic and the merger subsidiary entered into an amendment and restatement of the Merger Agreement, dated as of June 19, 2001, which amended and restated the Merger Agreement executed May 30, 2001 to provide that any options to purchase Company common stock outstanding and not exercised at the effective time of the Merger would be assumed by Medtronic and after the Merger would be exercisable to purchase Medtronic common stock.


REASONS FOR THE MERGER

     The Company. The Special Committee and the Board have each unanimously determined that the Merger is fair to and in the best interests of the Company and our stockholders and have approved and declared the advisability of the Merger Agreement.

     The following are the material factors the Special Committee considered in reaching its conclusion:

     - The cash price of $48 per share to be paid pursuant to the Merger, including the fact that such amount represents a premium of 25.1% over the market price for our shares on January 25, 2001 (the date that the most recent discussions with Medtronic commenced), 39.2% over the average closing market price of our shares for the ninety trading days through May 29, 2001 (the day before the Merger was announced), and approximately 9% over the closing market price on May 29, 2001 (the day before the announcement of the Merger Agreement).

     - The fact the cash price of $48 to be paid pursuant to the Merger is a fixed amount, compared to the uncertainties in a stock-for-stock transaction, and that in accepting a cash transaction our stockholders would not be subject to the risks associated with a decline in the trading price of shares to be exchanged, but would not receive any future benefits of any increase in the price of Medtronic common stock or our common stock.

     - The fact that a cash transaction, such as the Merger, would have immediate tax consequences to our stockholders rather than a deferral of tax liabilities that might have been available in a stock-for-stock exchange.

     - The current and prospective business environment in which we operate, including: economic, market, regulatory, and competitive conditions; the benefits, costs and risks inherent in our strategic plan, which contemplates significant growth through acquisitions and new product development and distribution; the risk of being a technology company with a narrow product line and a relatively high price earnings ratio; existing and potential increased competition from other companies challenging our market leadership role, and the prospect of substantially larger, better financed companies entering our markets; and the risk of not being able to maintain our management team if we remain independent.

     - Our strategic alternatives, including remaining a separate company and growing internally or through acquisitions or remaining a separate company while continuing to explore a merger or joint venture transaction with another party; the consolidation taking place among suppliers of medical devices and equipment, which suggested to the Special Committee that large companies will be better able to compete in these industries and that it is an attractive time for smaller companies (such as us) to consider alternatives to staying independent; and the significant challenges that we would face as an independent company if we did not proceed with the proposed Merger, including the effect of unpredictable and volatile equity and debt markets on our ability to raise capital.

     - The discussions and negotiations that took place with other companies that expressed interest in a possible merger or similar transaction with us.

     - The financial presentations, including the respective opinions of UBS Warburg and U.S. Bancorp Piper Jaffray as to the fairness, from a financial point of view and as of the date of their respective opinions, and based on and subject to the limitations, assumptions and qualifications stated in their respective opinions, of the $48 per share cash consideration to be received in the Merger by holders of Company common stock, as described below under "Opinion of UBS Warburg LLC" and "Opinion of U.S. Bancorp Piper Jaffray Inc."

     - Discussions with representatives of our senior management and independent accounting firm and the Special Committee's financial and legal advisors regarding the business, accounting, financial and legal aspects, and the terms and conditions, of the Merger and various other transactions considered.


     - The fact that we have an ability to respond to, and to accept, an unsolicited offer that is superior to the Merger, if failing to do so would be a breach of the Board's fiduciary responsibilities to our stockholders imposed by law, and the extent to which such ability is restricted by provisions in the Merger Agreement limiting our ability to solicit and respond to proposals by third parties and requiring us to pay a termination fee of $108 million under certain circumstances.


     - The other terms of the Merger Agreement, including the parties' representations, warranties, and covenants, and the conditions to their respective obligations. The Special Committee concluded that these terms provide a high degree of certainty that the Merger can be completed, particularly in light of Medtronic's ability to finance the transaction, the lack of any financing condition in the Merger Agreement, and Medtronic's ability to terminate the Merger Agreement only in limited circumstances.

     - The possible conflicts of interest inherent in the concurrent signing of the Medical Research Group merger agreement (in light of Mr. Mann's ownership interest and position as Chairman of Medical Research Group) and the risks associated with the possibility that a material adverse event with respect to, or a breach of a representation and warranty by, Medical Research Group, out of our control, might give Medtronic the right to terminate the Merger Agreement.

     - The desire of Mr. Mann, our founder, Executive Chairman and largest single stockholder, to engage in a transaction on terms that the Special Committee and our senior management believe to be in the best interests of our stockholders and his willingness to approve and adopt the Merger Agreement and to execute an Agreement to Facilitate the Merger which provided that he would vote his shares of Company common stock in favor of the approval, consent and ratification of the Merger Agreement and the Merger and against any proposal or action that could impede, interfere with, frustrate, nullify or discourage the Merger, could facilitate the acquisition of the Company by a party other than Medtronic or could reasonably result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled.

     The above discussion is not meant to be exhaustive, but includes the material factors the Special Committee considered. The Board relied primarily on the Special Committee's conclusions and recommendations relating to the foregoing factors, the respective opinions of UBS Warburg and U.S. Bancorp Piper Jaffray as described above, and the Board's own knowledge about our business, strategy and risks, in making its decisions and recommendations about the Merger and the Merger Agreement.

     Neither the Special Committee nor the Board quantified or attached any particular weight to the various factors that they considered in reaching their respective determinations that the Merger Agreement and the Merger are fair to and in the best interests of our stockholders. Rather, they made their respective determinations based on the totality of the information presented to them, and the judgments of individual members of the Special Committee and the Board may have been influenced to a greater or lesser degree by different factors.

OPINION OF UBS WARBURG LLC


     On May 29, 2001, at a meeting of the Special Committee held to evaluate the proposed Merger and later in the day at a meeting of the Board held for that purpose, UBS Warburg delivered an oral opinion, which was confirmed by delivery of a written opinion dated May 30, 2001, to the effect that, as of the date of the opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Company common stock.


     The full text of UBS Warburg's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Appendix B and is incorporated into this proxy statement by reference. UBS WARBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE OPINION DOES NOT ADDRESS THE COMPANY'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMPANY COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER. HOLDERS OF COMPANY COMMON STOCK ARE ENCOURAGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

     In arriving at its opinion, UBS Warburg:

     - reviewed current and historical market prices and trading volumes of Company common stock;

     - reviewed publicly available business and historical financial information relating to the Company;

     - reviewed internal financial information and other data relating to the Company's business and financial prospects, including estimates and financial forecasts prepared by the Company's management, that were provided to or discussed with UBS Warburg by the Company and were not publicly available;

     - conducted discussions with members of the Company's senior management;

     - reviewed publicly available financial and stock market data with respect to other companies in lines of business that UBS Warburg believed to be generally comparable to those of the Company;

     - compared the financial terms of the Merger with the publicly available financial terms of other transactions that UBS Warburg believed to be generally relevant;

     - reviewed the Merger Agreement and other related documents; and

     - conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

     In connection with its review, with the Company's consent, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg was provided or reviewed for the purpose of its opinion and, with the Company's consent, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at the Company's direction, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates relating to the Company that it reviewed, UBS Warburg assumed, at the Company's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. UBS Warburg's opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS Warburg, on the date of its opinion.

     UBS Warburg was not asked to, and it did not, offer any opinion as to the terms of the Merger Agreement, other than with respect to the merger consideration to the extent expressly stated in its opinion, or related documents and the obligations thereunder, or the form of the Merger. In connection with its engagement, UBS Warburg was requested to solicit indications of interest from, and hold discussions with, selected third parties regarding the possible acquisition of all or a part of the Company.

     In rendering its opinion, UBS Warburg assumed, with the Company's consent, that each of the Company, Medtronic and the merger subsidiary would comply with all material covenants and agreements set forth in, and other material terms of, the Merger Agreement and related documents and that the Merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. Except as described above, the Company imposed no other instructions or limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.


     In connection with rendering its opinion to the Board of Directors, UBS Warburg performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analyses of selected publicly traded companies and selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to the Company or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.


     UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.


     The estimates of the Company's future performance provided by the Company's management in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

     The merger consideration was determined through negotiation between the Company and Medtronic, and the decision to enter into the Merger was solely that of the Board of Directors, upon recommendation of the Special Committee. UBS Warburg's opinion and financial analyses were only one of many factors considered by the Special Committee and the Board of Directors in their evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee, the Board of Directors or management with respect to the Merger or the merger consideration.

     The following is a brief summary of the material financial analyses performed by UBS Warburg and reviewed with the Special Committee and the Board of Directors in connection with its opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS WARBURG'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS WARBURG'S FINANCIAL ANALYSES.

     Selected Companies Comparison. UBS Warburg compared financial, operating and stock market data of the Company to corresponding data of the following 10 publicly traded companies in the medical technology industry:

     - ArthroCare Corporation
     - Aspect Medical Systems, Inc.
     - Cytyc Corporation
     - Disetronic Holding AG
     - Inverness Medical Technology, Inc.
     - Molecular Devices Corporation
     - Guidant Corporation
     - Johnson & Johnson
     - Medtronic
     - NovoNordisk A/S

     UBS Warburg compared enterprise values, calculated as equity value plus debt and preferred securities less cash and cash equivalents, as multiples of latest 12 months revenue, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. UBS Warburg also compared equity values as a multiple of calendar years 2001 and 2002 estimated net income. Estimated financial data for the Company were based on internal estimates of the Company's management, and estimated financial data for the selected companies were based on publicly available research analysts' estimates. This analysis indicated the following mean and median multiples for the selected companies, as compared to the multiples implied for the Company based on the closing price of the Company common stock on May 25, 2001 and based on the merger consideration of $48 per share:

                                                                                     MINIMED
                                                          SELECTED COMPANIES    -----------------
                                                          ------------------    MAY 25,
            ENTERPRISE VALUE AS MULTIPLE OF:               MEAN      MEDIAN      2001      MERGER
            --------------------------------              -------    -------    -------    ------
Latest 12 Months
  Revenue...............................................       6.83x   5.24x     9.65x         10.37x
  EBITDA................................................      27.9x   24.4x     54.9x          59.0x
  EBIT..................................................      35.2x   28.2x     72.3x          77.8x
EQUITY VALUE AS MULTIPLE OF:
Estimated Calendar Year
  2001 Net Income.......................................      37.3x   36.7x     67.6x          72.6x
  2002 Net Income.......................................      28.9x   30.5x     36.9x          39.6x

     Transaction Multiples Analysis. UBS Warburg reviewed the implied transaction multiples paid in the following 12 merger and acquisition transactions in the medical technology industry:

                     ACQUIROR                                             TARGET
                     --------                                             ------
- Johnson & Johnson                                 Inverness Medical Technology, Inc.
- Siemens Corporation                               Acuson Corporation
- Medtronic                                         Xomed Surgical Products, Inc.
- Abbott Laboratories                               Perclose, Inc.
- Medtronic                                         Arterial Vascular Engineering, Inc.
- Medtronic                                         Sofamor Danek Group, Inc.
- Stryker Corporation                               Howmedica, a business of Pfizer, Inc.
- Johnson & Johnson                                 DePuy, Inc.
- Tyco International Ltd.                           United States Surgical Corporation
- Tyco International Ltd.                           The Sherwood-Davis & Geck Group
- Boston Scientific Corporation                     Target Therapeutics, Inc.
- Abbott Laboratories                               MediSense, Inc.

     UBS Warburg compared enterprise values as multiples of latest 12 months revenue, EBITDA and EBIT. UBS Warburg also compared equity values as a multiple of estimated one-year forward earnings. Estimated financial data for the Company were based on internal estimates of the Company's management. This analysis indicated the following implied multiples for the selected transactions, as compared to the multiples implied for the Company based on the closing price of Company common stock on May 25, 2001 and based on the merger consideration of $48 per share:

                                                              SELECTED             MINIMED
                                                            TRANSACTIONS      -----------------
                                                          ----------------    MAY 25,
            ENTERPRISE VALUE AS MULTIPLE OF:               MEAN     MEDIAN     2001      MERGER
            --------------------------------              ------    ------    -------    ------
Latest 12 Months
  Revenue...............................................   6.55x     5.39x     9.65x         10.37x
  EBITDA................................................  30.1x     18.8x     54.9x          59.0x
  EBIT..................................................  40.3x     28.8x     72.3x          77.8x
EQUITY VALUE AS MULTIPLE OF:
  One-year Forward Earnings.............................  47.8x     41.8x     67.6x          72.6x

     Discounted Cash Flow Analysis. UBS Warburg performed a discounted cash flow analysis of the Company to estimate the present value of the unlevered, after-tax free cash flows that the Company could generate for fiscal years 2001 to 2003, based on internal estimates of the Company's management. UBS Warburg then calculated a range of estimated terminal values by applying multiples ranging from 22.0x to 26.0x to the Company's projected fiscal year 2003 EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 12.0% to 18.0%. This analysis indicated an implied per share equity reference range for the Company of approximately $39.46 to $53.02, as compared to the per share consideration for Company common stock in the Merger of $48.

     Terms of Engagement. The Company has agreed to pay UBS Warburg for its financial advisory services upon completion of the Merger an aggregate fee equal to 0.375% of the total consideration, including liabilities assumed, payable in connection with the Merger. In addition, the Company has agreed to reimburse UBS Warburg for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

     The Company selected UBS Warburg as its financial advisor in connection with the Merger because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions as well as its familiarity with the Company and its business. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

     Other Relationships. In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of the Company and Medtronic for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities. UBS Warburg and its affiliates in the past have provided services to the Company and Medtronic unrelated to the proposed Merger and have received customary compensation for the rendering of these services. UBS Warburg and its affiliates are also currently providing investment banking services to companies affiliated with Mr. Mann, for which UBS Warburg expects to receive customary compensation if a transaction is consummated.

OPINION OF U.S. BANCORP PIPER JAFFRAY INC.

     The Company retained U.S. Bancorp Piper Jaffray to act as a financial advisor to the Special Committee and, if requested, to render to the Special Committee an opinion as the fairness, from a financial point of view, of the $48 per share to be received by the Company's stockholders.

     On May 29, 2001, U.S. Bancorp Piper Jaffray delivered to the Special Committee its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, that the $48 per share to be received by the Company's stockholders in the proposed Merger with Medtronic was fair, from a financial point of view, to those stockholders. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The Company stockholders should read the opinion carefully in its entirety in conjunction with this proxy statement and should carefully consider the assumptions made, matters considered, and the limits of the review undertaken by U.S. Bancorp Piper Jaffray.

     While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the Special Committee, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the Special Committee as to the specific form or amount of the consideration to be received by the Company's stockholders in the proposed Merger with Medtronic, which was determined through negotiations between the Company and Medtronic. U.S. Bancorp Piper Jaffray's written opinion, which was delivered for use and considered by the Special Committee, is directed only to the fairness, from a financial point of view, of the $48 per share to be received by the Company's stockholders in the proposed transaction. The opinion does not address the value of a share of the Company common stock, does not address the Company's underlying business decision to participate in the Merger and does not constitute a recommendation to any Company stockholder as to how a stockholder should vote with respect to the Merger.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, analyzed and relied upon material relating to the financial and operating condition and prospects of the Company and Medtronic and material prepared in connection with the proposed Merger. These materials were:

     - a draft of the Merger Agreement dated May 29, 2001;

     - publicly available financial, operating and business information related to the Company;

     - publicly available market and securities data of the Company and selected public companies deemed comparable to the Company;

     - analyst reports relating to the Company;

     - to the extent publicly available, financial information relating to selected merger and acquisition transactions deemed comparable to the proposed Merger; and

     - internal financial information of the Company prepared for financial planning purposes and furnished by the Company's management.

     In addition, U.S. Bancorp Piper Jaffray had discussions with management of the Company concerning the financial condition, current operating results and business outlook for the Company on a stand-alone basis.

     In delivering its opinion to the Special Committee on May 29, 2001, U.S. Bancorp Piper Jaffray presented to the Special Committee various analyses and other information material to the opinion. The following is a summary of these analyses.

     SELECTED PUBLIC COMPANY ANALYSIS. U.S. Bancorp Piper Jaffray compared financial information and valuation data relating to the Company from the proposed $48 cash price per share to corresponding data and ratios from four publicly traded companies deemed comparable to the Company (Arthrocare Corp., Cytyc Corp., Disetronic AG and ResMed Inc.). In its analysis, U.S. Bancorp Piper Jaffray calculated and considered several factors, including enterprise values, which means equity value plus debt less cash, over the latest twelve months revenues, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, ratio of price to earnings per share, or P/E, calendar year 2001 and 2002 P/E, and calendar year 2001 ratio of price to earnings ratio divided by earnings growth rate and price to earnings ratio divided by revenue growth rate, or PEG ratios.

     This analysis produced multiples of selected valuation data as follows:

                                                                     SELECTED COMPANIES
                                                   THE        ---------------------------------
                                                COMPANY(1)    MEDIAN    MEAN     HIGH      LOW
                                                ----------    ------    -----    -----    -----
Enterprise value to latest twelve month
  revenue.....................................    10.1x       11.0x     11.4x    16.8x     6.9x
Enterprise value to latest twelve month
  EBITDA......................................    57.2x       38.8x     41.6x    54.5x    34.3x
Enterprise value to latest twelve month
  EBIT........................................    75.4x       52.1x     52.5x    62.0x    43.7x
Latest twelve month P/E.......................    95.0x       66.1x     69.7x    89.1x    57.3x
Calendar 2001 P/E.............................    75.0x       50.5x     49.9x    55.8x    42.5x
Calendar 2002 P/E.............................    52.2x       33.8x     36.0x    44.9x    31.7x
Calendar year 2001 PEG (EPS)..................     2.8x        1.2x      1.3x     2.3x     0.5x
Calendar year 2001 PEG (Rev)..................     2.4x        1.3x      1.3x     1.6x     1.1x

-------------------------
(1) Based on per share Merger Consideration of $48.

     SELECTED TRANSACTION ANALYSIS. U.S. Bancorp Piper Jaffray reviewed the 13 merger and acquisition transactions that it deemed comparable to the Merger. U.S. Bancorp Piper Jaffray analyzed the selected transactions and compared the resulting multiples of selected valuation data to multiples for the Company derived from the proposed per share merger consideration of $48 payable in the Merger. Selected transactions include:

           TARGET                        ACQUIROR
Inverness Medical (Diabetes)        Johnson & Johnson
CardioThoracic Systems              Guidant
Xomed Surgical Products             Medtronic
Perclose                            Abbott Laboratories
Arterial Vascular
  Engineering                       Medtronic
Sofamor Danek                       Medtronic
Schneider Worldwide                 Boston Scientific
AcroMed                             DePuy
Spine-Tech                          Sulzer Medica
Target Therapeutics                 Boston Scientific
MediSense                           Abbott Laboratories
Daig Corporation                    St. Jude Medical
Cordis                              Johnson & Johnson

     This analysis produced multiples of selected valuation data as follows:

                                                                  SELECTED TRANSACTIONS
                                                THE        ------------------------------------
                                             COMPANY(1)    MEDIAN     MEAN      HIGH      LOW
                                             ----------    ------    ------    ------    ------
Aggregate equity value (in millions).......    $3,324      $  829    $1,389    $4,300    $  289
Enterprise value to latest twelve months
  revenue..................................     10.1x        9.3x      9.3x     15.0x      3.7x
Enterprise value to latest twelve months
  EBIT.....................................     75.4x       28.8x     32.9x     64.0x     16.6x
Equity value to latest twelve months net
  income...................................     95.0x       43.3x     49.5x     85.5x     22.8x

-------------------------
(1) Based on per share merger consideration of $48.

     PREMIUM PAID ANALYSIS. U.S. Bancorp Piper Jaffray reviewed publicly available information for selected completed and pending transactions where a change of control of the target occurred and that fulfill certain other criteria. Of the transactions meeting its criteria, U.S. Bancorp Piper Jaffray evaluated two separate groups:

     - 81 medical technology transactions since January 1, 1995; and

     - 11 publicly-traded target companies analyzed in the Selected Transaction Analysis.

     U.S. Bancorp Piper Jaffray performed the analysis of the medical technology transactions, and the table below shows a comparison of those premiums (discounts) to the premium that would be paid to the Company's stockholders based on the $48 cash price per share. The premium calculations are based upon an assumed announcement date of May 29, 2001.

                                                                     IMPLIED PREMIUM (DISCOUNT)
                                                              ----------------------------------------
                                                               MEDICAL TECHNOLOGY TRANSACTIONS (N=81)
                                                  THE         ----------------------------------------
                                                COMPANY        MEDIAN      MEAN      HIGH        LOW
                                                -------       --------    ------    -------    -------
One week before announcement(1)...............    7.3%          31.0%      33.8%     111.3%     (11.8%)
Four weeks before announcement(2).............   16.1%          42.9%      46.3%     120.9%      (9.3%)

-------------------------
(1) Premium over the Company's stock price of $44.74 on May 22, 2001.

(2) Premium over the Company's stock price of $41.35 on May 1, 2001.


     U.S. Bancorp Piper Jaffray performed an analysis of the 11 transactions involving publicly-traded target companies in its Selected Transaction Analysis, and the table below shows a comparison of those premiums to the premium that would be paid to the Company's stockholders based on the $48 cash price per share.


                                                                     IMPLIED PREMIUM (DISCOUNT)
                                                              ----------------------------------------
                                                               MEDICAL TECHNOLOGY TRANSACTIONS (N=11)
                                                   THE        ----------------------------------------
                                                COMPANY(1)     MEDIAN      MEAN       HIGH        LOW
                                                ----------    --------    ------     ------      -----
One week before announcement(1)...............      7.3%        26.7%      31.6%      71.1%       1.3%
Four weeks before announcement(2).............     16.1%        36.6%      40.6%      75.6%       9.9%

-------------------------
(1) Premium over the Company's stock price of $44.74 on May 22, 2001.

(2) Premium over the Company's stock price of $41.35 on May 1, 2001.

     DISCOUNTED CASH FLOW ANALYSIS. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for the Company in which it calculated the present value of the projected future cash flows of the Company using internal financial planning data prepared by the Company's management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for the Company based on the net present value of its implied annual cash flows and a terminal value for the Company at calendar year end 2005 calculated based upon a multiple of operating income. U.S. Bancorp Piper Jaffray applied a range of discount rates of 15% to 25% and a range of terminal value multiples of 18.0x to 22.0x of forecasted 2005 operating income.

                                                            MID       HIGH      LOW
                                                           ------    ------    ------
Aggregate equity value (in millions).....................  $3,449    $4,594    $2,595
Per share equity value...................................  $49.72    $65.27    $37.97

     In reaching its conclusion as to the fairness of the $48 cash price per share, and in its presentation to the Special Committee, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

     The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors that could affect the public trading value of the Company.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by the Company and otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of the Company that the information provided to it by the Company was prepared on a reasonable basis, the financial planning data and other business outlook information reflect the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the final form of the Merger Agreement would be substantially similar to the last draft it reviewed, without modification or waiver of material terms or conditions by the Company or Medtronic. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the Merger.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of the Company, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed the Company as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of the Company common stock have traded. U.S. Bancorp Piper Jaffray was not authorized to solicit, and did not solicit, other persons regarding a business combination with the Company. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

     U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the medical technology industry in general and with the Company in particular. U.S. Bancorp Piper Jaffray writes research on and maintains a market in the Company common stock. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of the Company or Medtronic for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

     Under the terms of the engagement letter dated September 28, 2000, the Company agreed to pay U.S. Bancorp Piper Jaffray $3.25 million for rendering its opinion and financial advisory services to a previous special committee of the Company Board, of which $1.4 million was deferred and was payable upon delivery of the written opinion to the Special Committee relating to the Merger. Whether or not the Merger is consummated, the Company has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the Special Committee.

EFFECTS OF THE MERGER

     After the Merger becomes effective, Company stockholders will cease to have ownership interests in the Company or rights as Company stockholders. Therefore, the Company's current stockholders will not participate in any future earnings, losses, growth or decline of the Company. Medtronic and its stockholders will be the sole beneficiaries of the future earnings and growth of the Company, if any.

     As a result of the Merger, the Company will be a privately-held corporation and there will be no public market for its common stock. After the Merger, the common stock will cease to be listed on the Nasdaq National Market and price quotations with respect to sales of shares of MiniMed common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable to the Company. In addition, after the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC.

     At the effective time of the Merger, the directors of the merger subsidiary will become the directors of the Company, and it currently is contemplated that substantially all of the current officers of the Company will remain in similar capacities with the Company. It is expected that Mr. Mann will no longer serve as an officer or director of the Company or Medtronic after the Merger. At the effective time of the Merger, the Company's certificate of incorporation will be amended to read as provided in the Merger Agreement. At the effective time of the Merger, the bylaws of the merger subsidiary will become the bylaws of the Company.

     All outstanding options to purchase Company common stock and all units issued under the Company's Non-Employee Director Deferred Stock Units Plan will be treated as described below under "THE MERGER AGREEMENT -- Treatment of Stock Options" and "-- Treatment of Deferred Stock Units," respectively.

INTERESTS OF THE COMPANY'S DIRECTORS AND OFFICERS IN THE MERGER

     Alfred E. Mann is the founder, Executive Chairman and a principal stockholder of the Company. Mr. Mann is also the founder, Chairman and a principal stockholder of Medical Research Group, which has also entered into a merger agreement with Medtronic under which Medical Research Group would be acquired for approximately $420 million in cash and/or Medtronic common stock. Mr. Mann and a corporation wholly-owned by him own approximately 32% of the outstanding shares of Medical Research Group. In addition, the Alfred Mann Foundation, a non-profit research organization established by Mr. Mann, owns approximately 7.6%, the Alfred E. Mann Institute for Biomedical Engineering at the University of Southern California, a non-profit medical research organization funded with an endowment from Mr. Mann, owns an additional 11.2% and the University of Southern California holds an additional 11.2% contributed by Mr. Mann and intended to be transferred to a non-profit institute to be established at one or more different academic institutions. The Company has the exclusive worldwide marketing rights to the implantable pump for insulin and to the long-term glucose sensor system. Because of these relationships, Medtronic insisted on signing merger agreements with both companies concurrently.

     The members of the Special Committee are entitled to a special fee for their services, in addition to their normal pre-meeting as directors. Thomas R. Testman, the Chairman of the Special Committee, will receive $40,000, and each of John C. Villforth and William R. Grant, the remaining members of the Special Committee, will receive $25,000. This special fee is not contingent on the completion of the Merger or any other transaction.


     Certain directors and executive officers hold options under the Company's 1994 option plan. These options will become fully exercisable at the effective time of the Merger. To the extent their options are exercised at or prior to the effectiveness of the Merger, those directors and executive officers will be entitled to receive $48 per share in cash for each share of Company common stock issuable upon exercise of such options on the same terms and subject to the same conditions that apply to other holders of options under this plan. Directors and officers will also be able to exercise their options effective at the effective time of the Merger and receive the difference between $48 per share and the exercise price of the options in lieu of paying the exercise price in cash. Options not exercised at or prior to the effectiveness of the Merger will be assumed by Medtronic and will be exercisable after the Merger to purchase shares of Medtronic common stock. See "THE MERGER AGREEMENT -- Treatment of Stock Options" and "PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS." The rights of directors and officers described above are the same as the rights of holders of all other outstanding stock options granted by the Company.


     In addition, certain directors of the Company hold units issued under the Company's Non-Employee Director Deferred Stock Units Plan, which will be converted into the right to receive $48 per unit in cash, without interest and minus any required withholding for tax. See "THE MERGER AGREEMENT -- Treatment of Deferred Stock Units" and "PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS."


     Medtronic is obligated to maintain the benefits of the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the effective time of the Merger for three years after the effective time of the Merger or provide alternatively no less favorable insurance (subject to certain premium limitations). Medtronic has also agreed to fulfill and guarantee existing indemnification agreements between the Company and its officers and directors for acts occurring at or before the effective time of the Merger and to maintain their rights to indemnification, advancement of expenses and limitations on liability under the Company's governing documents for at least six years after the effective date of the Merger.


     David H. MacCallum, a director of the Company, is the Global Head of Health Care Investment Banking at Salomon Smith Barney Inc. In connection with providing certain services to the Company, as described in "SPECIAL
FACTORS -- Background of the Merger" and for introducing a potential acquirer to the Company, Salomon Smith Barney will receive an aggregate fee of $2,000,000, of which $500,000 was payable upon execution of the merger agreement executed on May 30, 2001 and the balance of $1,500,000 is payable upon completion of the Merger. The Company also has agreed to reimburse Salomon Smith Barney for its reasonable expenses, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its services.

     In 1999, the Company entered into agreements with Messrs. Mann, Terrance H. Gregg, Eric S. Kentor, David Morley and Kevin R. Sayer, providing for severance benefits to these executive officers in the event of termination of their employment in connection with a change of control of the Company occurring prior to March 1, 2001, the two-year anniversary of such agreements. The agreements were renewed for an additional two-year period effective March 1, 2001. In August 1999, the Company entered into similar agreements with Messrs. Stephen A. Bowman and Steven M. Schultz in the event of termination of their respective employment in connection with a change of control of the Company occurring prior to August 2001. Mr. Kevin Wells entered into a similar agreement with the Company in October 2000 in the event of termination of his employment in connection with a change of control of the Company occurring prior to October 2002. Messrs. Bowman's and Schultz's agreements were extended for an additional two-year period, effective August 12, 2001. The severance benefits are payable if the Company terminates the employment of an officer without cause or the officer voluntarily terminates his employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change of control (such as the Merger) or three months prior to and in connection with, or in anticipation of, such a change of control. The benefits are also payable if the officer voluntarily terminates his employment for any reason within 30 days after the expiration of one year after a change of control.

     In these change of control severance agreements, "change of control" is defined to mean:

     - the acquisition of beneficial ownership of 30% or more of the outstanding shares of voting stock of the Company by any person, entity or group, subject to certain exceptions, including acquisitions by Mr. Mann and acquisitions of shares beneficially owned by him as a result of his death or transfers during his lifetime to charities or members of his family or certain entities in which charities or members of his family have a majority of the beneficial interest;

     - any change in the directors of the Company after which a majority of the Board of Directors of the Company consist of persons who (i) were not serving as directors when the severance benefit agreements were entered into or (ii) were selected for election by the Company's stockholders, or elected to fill vacancies on the Board of Directors, by directors referred to in clause (i) or were themselves selected or nominated as described in this clause (ii);

     - a sale of all or substantially all of the Company's assets, or a merger, consolidation or reorganization of the Company unless the holders of the outstanding voting shares of the Company immediately before any such transaction own at least 70% of the outstanding voting shares of the Company or a successor company immediately after the transaction; or

     - a liquidation of the Company.

     The severance benefits generally consist of a lump sum payment equal to two times the officer's annual base salary and two times his average annual bonus determined over the three prior years (subject to certain exceptions), a prorated portion of the bonus for the year of termination, continuation of Company life, health and disability insurance for two years or until any earlier date when other full time employment is obtained providing health plan benefits without an exclusion for pre-existing conditions, continuation of the use of a Company car for one year or until any earlier date when other full time employment is obtained and acceleration of the date when outstanding stock options become exercisable. The benefits (other than acceleration of the vesting dates of stock options) are subject to reduction to avoid the taxes and loss of deductions associated with "excess parachute payments" under the Internal Revenue Code.


     In addition, in connection with the Merger Agreement, four officers of the Company, Messrs. Terrance H. Gregg, Kevin R. Sayer, David H. Morley and Stephen
A. Bowman entered into agreements
not to compete with Medtronic for the longer of five years after the effective date of the Merger or two years after the termination of their respective employment with the Company or Medtronic. However, these agreements will become void unless Medtronic or the Company offers to enter into an employment agreement with such person providing for employment for at least two years upon terms at least as favorable as those upon which such person is currently employed.

FINANCING FOR THE MERGER

     Medtronic estimates that approximately $3.3 billion will be required to complete the Merger and pay the related fees and expenses. Medtronic's obligations to complete the Merger are not subject to any conditions relating to any financing. Medtronic expects to fund the Merger and related expenses through cash on hand, available borrowing capacity, debt financing or other financing alternatives that may become available to Medtronic.

LITIGATION

     As a result of the proposed Merger, the Company and its directors have been named as defendants in a class action lawsuit filed on May 30, 2001 in the Court of Chancery of the State of Delaware in and for New Castle County. The plaintiffs purport to represent a class of public stockholders of the Company whose stock will be converted into the right to receive the $48 per share cash payment in connection with the Merger. The complaint alleges that the $48 cash price per share to be paid to stockholders in connection with the proposed Merger is inadequate and that the director defendants did not undertake an appropriate process to obtain the best price reasonably available for the sale of the Company. As a result, the plaintiffs allege that the defendant directors breached their fiduciary duties to the Company's stockholders in approving the Merger Agreement. In addition, the plaintiffs allege that the proposed Merger was coupled with the sale of Medical Research Group in order to confer substantial special benefits upon Alfred E. Mann, the founder, Executive Chairman and the largest stockholder of the Company, and his affiliates at the expense of a proper process to maximize value from the Merger of the Company. The complaint seeks remedies including unspecified monetary damages, attorneys', accountants' and expert's fees and injunctive relief that would, if granted, prevent the completion of the Merger. The Company believes that these allegations are without merit, and intends to vigorously defend this action.


     In addition, the Company and its directors have been named in a class action lawsuit filed on June 6, 2001 in the Superior Court of the State of California in and for the County of Los Angeles. The plaintiffs purport to represent a class of stockholders of the Company asserting a claim in connection with the alleged violation of the fiduciary duties owed by the Company and its directors to the Company's stockholders. The complaint seeks preliminary and permanent injunctive relief that would, if granted, prevent the completion of the Merger. The Company and its directors have filed a motion to stay the California action, which is set for hearing on August 13, 2001. The Company believes that these allegations are without merit, and intends to vigorously defend this action.


FEDERAL AND OTHER REGULATORY MATTERS


     The HSR Act and the rules and regulations promulgated thereunder require that the Company and Medtronic file notification and report forms with respect to the Merger and related transactions with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. After filing the required notifications and forms, the parties are required to observe a 30-day waiting period before completing the Merger. The waiting period may be extended by requests for additional information by the Department of Justice or the Federal Trade Commission. In accordance with the requirements under the HSR Act, the necessary notifications and forms were filed with the Department of Justice and the Federal Trade Commission on June 28, 2001, and on Friday, July 13, 2001, the waiting period was terminated prior to its normal expiration date by the United States Federal Trade Commission. The Department of Justice and the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the Merger under the antitrust laws at any time before the Merger is completed or to compel rescission or divestiture at any time subsequent to the Merger. The

Company also intends to comply with the requirements of all applicable foreign merger laws. We cannot predict whether we will obtain all required regulatory approvals for the Merger, or whether any approvals will include conditions that may be detrimental to Medtronic or the Company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

     The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of Company common stock (including holders exercising appraisal rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Company common stock or to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks, insurance companies, tax-exempt investors, S corporations, dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, and holders who acquired their common stock through the exercise of employee stock options or other compensation arrangements). In addition, this summary does not address the tax consequences of the Merger under applicable state, local or foreign laws.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

     The receipt of cash by holders of Company common stock pursuant to the Merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of Company common stock generally will recognize gain or loss in an amount equal to the difference between the merger consideration received by such holder and such holder's adjusted tax basis in the common stock. That gain or loss generally will be capital gain or loss if the common stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss generally will be long-term capital gain or loss if the common stock has been held by the holder for more than one year. If the common stock has been held by the holder for less than one year, any gain or loss generally will be taxed as a short-term capital gain or loss.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting.

APPRAISAL RIGHTS

     Under Section 262 of the General Corporation Law of the State of Delaware any holder of common stock who does not wish to accept $48 per share in cash for their shares of common stock may elect to have the "fair value" of the holder's shares of common stock (exclusive of any element of value arising from the expectation or accomplishment of the Merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the requirements of Section 262.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law of the State of Delaware and is qualified in its entirety by the full text of Section 262, which is attached as Appendix D to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of the Company common stock, and the applicable statutory provisions of the General Corporation Law of the State of Delaware are attached to this proxy statement as Appendix D. Any Company stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix D to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN
SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of counsel.

     Any holder of common stock wishing to exercise their appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware must satisfy each of the following conditions:

     - as more fully described below, the holder must deliver to the Company a written demand for appraisal of the holder's shares BEFORE the vote on the Merger Agreement at the special meeting, which demand will be sufficient if it reasonably informs the Company of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

     - the holder must NOT vote the holder's shares of common stock in favor of the Merger Agreement and the holder must NOT consent to the Merger in writing. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Merger Agreement, and therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the adoption of the Merger Agreement or ABSTAIN from voting on adoption of the Merger Agreement; AND

     - the holder must continuously hold the shares from the date of making the demand through the effective time of the Merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the Merger will lose any right to appraisal of those shares.

     Neither voting against (whether in person or by proxy), abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY SUCH PROXY OR VOTE.

     Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the Merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder, but the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: MiniMed Inc., 18000 Devonshire Street, Northridge, California 91325, Attention: Eric S. Kentor, Secretary.

     Within ten days after the effective time of the Merger, the Company must send a written notice of the effectiveness of the Merger to each former stockholder of the Company who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement or consented thereto in writing. Within 120 days after the effective time of the Merger, but not thereafter, either the Company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all dissenting stockholders. The Company is under no obligation to file a petition for appraisal and has no present intent to do so, and therefore stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. SINCE THE COMPANY HAS NO OBLIGATION OR INTENTION TO FILE SUCH A PETITION, THE FAILURE OF A STOCKHOLDER TO DO SO WITHIN THE PERIOD SPECIFIED COULD NULLIFY THE STOCKHOLDER'S PREVIOUS WRITTEN DEMAND FOR APPRAISAL.

     Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Company must mail that statement to the stockholder requesting such information in writing within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must serve a copy upon the Company, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of the "fair value" of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the appraisal proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of those stockholders' shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder seeking an appraisal of common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $48 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

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

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any stockholder who has duly and timely demanded an appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the Merger).

     Any stockholder may withdraw its demand for appraisal and accept the $48 per share payable pursuant to the Merger (without interest and minus any required withholding for tax) by delivering a written withdrawal of the stockholder's demand for appraisal to the Company, except that (a) any attempt to withdraw made more than 60 days after the effective time of the Merger will require written approval of the Company and (b) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the Company does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $48 per share.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

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

                              THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this proxy statement describes the material terms of the Merger Agreement. The actual legal terms of the Merger Agreement are in Appendix A to this proxy statement, which contains the complete text of the Merger Agreement and is incorporated into this proxy statement by this reference. You should read the entire Merger Agreement, as it is the legal document that governs the Merger.

THE MERGER

     The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions summarized below, the merger subsidiary will merge with and into the Company at the effective time of the Merger. As a result of the Merger, the merger subsidiary will cease to exist as a separate entity, and the Company will survive the Merger as a wholly-owned subsidiary of Medtronic.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, unless the Company, Medtronic and the merger subsidiary agree upon a later time and specify such time in the certificate of merger. We refer to this time as the "effective time." The Merger Agreement provides that the certificate of merger will be filed not later than the second business day after satisfaction or waiver of the conditions to the Merger contained in the Merger Agreement, unless the Company and Medtronic agree upon another time.

MERGER CONSIDERATION

     In the Merger, each share of common stock of the Company issued and outstanding immediately before the effective time of the Merger automatically will be canceled and converted into the right to receive $48 per share in cash, without interest, with the following exceptions:

     - shares owned by the Company, Medtronic, the merger subsidiary, or any other wholly-owned subsidiary of the Company or Medtronic automatically will be canceled in the Merger without any payment; and

     - shares held by Company stockholders who properly perfect their appraisal rights under Delaware law will be subject to appraisal to determine the "fair value" of those shares in accordance with Delaware law, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

     At the effective time of the Merger, each share of common stock of the merger subsidiary issued and outstanding immediately prior to the effective time of the Merger will be converted into one share of common stock of the Company, as the corporation surviving the Merger.

TREATMENT OF STOCK OPTIONS

     All outstanding options to purchase shares of Company common stock issued pursuant to the Company's Third Amended and Restated 1994 Stock Incentive Plan and under the MiniMed Technologies Limited Amended and Restated 1992 Option Plan (which were assumed by the Company) will automatically become exercisable in full at the effective time of the Merger, will be assumed by Medtronic and will become exercisable to purchase shares of Medtronic common stock after the effective time of the Merger. The Merger Agreement provides that the Company is required to give notice to option holders at least 30 days prior to the effective time of the Merger stating that (i) the options will become fully exercisable at the effective time of the Merger, (ii) the holder of any option which is exercised prior to the effective time of the Merger will receive shares of Company common stock which will be converted into the right to receive $48 per share at the effective time of the Merger, (iii) the holder of any option exercised prior to but effective upon the effectiveness of the Merger will receive $48 per share, or the
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

difference between $48 per share and the exercise price for option holders who elect to receive that amount in lieu of paying the option exercise price in cash, and (iv) options outstanding after the effective time of the Merger will be assumed by Medtronic and will be exercisable after the Merger to purchase shares of Medtronic common stock.

     Options which remain outstanding after the Merger will be exercisable to purchase the number of shares of Medtronic common stock having a value at the time of the Merger that corresponds to the $48 per share for the Company common stock. The value of Medtronic common stock at the time of the Merger, for purposes of this calculation, will be deemed to equal the average of the closing prices of Medtronic common stock on the New York Stock Exchange for the ten trading days ending three trading days prior to the date the Merger becomes effective. Thus, for each share of Company common stock for which an option was exercisable at or prior to the effectiveness of the Merger, the option will become exercisable to purchase that number of shares of Medtronic common stock determined by dividing $48 by the value of the Medtronic common stock (determined as described above). The aggregate exercise price of each option will remain the same, and the exercise price per share of Medtronic common stock then subject to the option will equal the aggregate price divided by the number of shares of Medtronic stock issuable upon exercise of the option.

TREATMENT OF ESPP OPTIONS

     The Company's Employee Stock Purchase Plan and all purchase rights under the plan will be canceled at the effective time of the Merger. The Merger Agreement provides that the Company will give notice to holders of options under the Employee Stock Purchase Plan at least 30 days prior to the effective time of the Merger, stating that all outstanding options to purchase shares of Company common stock under the plan have been accelerated for a 30-day period from the date of the notice. On the 30th day after the date of the notice, all rights to purchase shares of Company common stock outstanding under the Employee Stock Purchase Plan immediately prior to such date automatically will be exercised (unless the participant withdraws from the plan) and each share of Company common stock issued upon exercise will be converted into the right to receive $48 per share in cash at the effective time of the Merger, without interest and minus any required withholding for tax. After May 30, 2001 no offering or purchase periods under the plan will be commenced and participants in the Employee Stock Purchase Plan will not be allowed to increase their level of participation after that date. In accordance with the requirements of the Merger Agreement, the Employee Stock Purchase Plan and all rights under that plan will be terminated as of the effective time of the Merger.

TREATMENT OF DEFERRED STOCK UNITS


     At the effective time of the Merger, all outstanding units issued pursuant to the Company's Non-Employee Director Deferred Stock Units Plan will terminate and will represent only the right to receive $48 per share in cash, without interest. The Merger Agreement provides that the Company is required to give notice to holders of outstanding deferred stock units at least 30 days prior to the effective time of the Merger to that effect and stating that the units will not be assumed in the Merger.


TRANSFER OF SHARES

     No transfers of shares of Company common stock will be made on the stock transfer books of the Company after the effective time of the Merger.

DIRECTORS, OFFICERS AND GOVERNING DOCUMENTS

     From and after the effective time of the Merger, the directors of the merger subsidiary, none of whom are officers or directors of the Company, will become the directors of the Company until successors are duly elected and qualified. It is currently anticipated that substantially all of the officers of the Company at the time of the Merger will continue in similar capacities after the Merger. However, it is expected that Mr. Mann no longer will serve as either an officer or director of the Company or Medtronic after the

Merger. At the effective time of the Merger, the Company's certificate of incorporation will be amended to read as provided in the Merger Agreement. At the effective time of the Merger, the bylaws of the merger subsidiary will become the bylaws of the Company, as the corporation surviving the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties made by the Company to Medtronic and the merger subsidiary, subject to certain specified exclusions and exceptions, including, among others, representations and warranties relating to:

     - due incorporation, good standing, and other similar matters;

     - due authorization, execution, delivery and enforceability of the Merger Agreement, unanimous approval and recommendation of the Board of Directors and the Special Committee of the Board of Directors with respect to the Merger Agreement and the required vote of the Company stockholders to adopt the Merger Agreement;

     - non-contravention of the governing documents of the Company, its contracts and laws applicable to the Company and its subsidiaries;

     - the governmental approvals and filings that are necessary under the Merger Agreement to complete the Merger;

     - capital structure of the Company;

     - subsidiaries of the Company;

     - proper filing of all reports by the Company with the SEC since December 31, 1998 and the accuracy of information contained in such documents;

     - financial statements included in documents filed by the Company with the SEC since December 31, 1998;

     - the absence of certain undisclosed liabilities or obligations;

     - the accuracy of information contained in this proxy statement (other than information provided by Medtronic or the merger subsidiary) and compliance with SEC rules and regulations;

     - the absence of changes, effects, events, occurrences, state of facts or developments since December 29, 2000 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the Company;

     - conduct of the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice since December 29, 2000, subject to certain exceptions;

     - filing of tax returns and payment of taxes;

     - the absence of agreements, contracts, arrangements or plans that would result in the payment by the Company, its subsidiaries and their respective affiliates of "excess parachute payments," as that term is defined in the Internal Revenue Code and the absence of payment of certain nondeductible compensation;

     - employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

     - the absence of pending or threatened litigation;

     - compliance with applicable laws,

     - compliance with requirements relating to the federal Food and Drug Administration and certain other governmental authorities;

     - labor relations matters;
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

     - employment, consulting, and severance or change of control agreements;

     - certain important contracts;

     - environmental matters;

     - intellectual property;

     - brokers' or finders' fees and expenses;

     - the effect of the execution and delivery of the Merger Agreement and the voting agreements between Medtronic and certain stockholders and the transactions contemplated by those agreements on the Company's stockholder rights plan;

     - compliance with the HSR Act and applicable foreign merger laws; or

     - contracts, and other dealings with officers, directors and significant stockholders, understandings between the Company or any of its subsidiaries and the Company's officers, directors or beneficial owner of greater than 5% of the voting stock of the Company or any of its subsidiaries or any entity in which such a person is an officer, director or beneficial owner of more than 5% of such entity's outstanding voting securities.

     The Merger Agreement also contains representations and warranties of Medtronic and the merger subsidiary, relating to, among other things:

     - due incorporation, good standing, and similar matters;

     - due authorization, execution, delivery and enforceability of the Merger Agreement, approval of the boards of directors of Medtronic and the merger subsidiary and by Medtronic as sole stockholder of the merger subsidiary;

     - the need for governmental approvals necessary for the Merger Agreement and the Merger;

     - non-contravention of the governing documents of Medtronic and the merger subsidiary, certain contracts and laws applicable to Medtronic and the merger subsidiary; and

     - the absence of pending or threatened litigation.

     The representations and warranties in the Merger Agreement are not easily summarized. In addition, many of the representations and warranties are subject to various qualifications and limitations, including qualifications as to materiality and the knowledge of the party making the representation and warranty. You are urged to read the sections in the Merger Agreement titled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub" in Appendix A of this proxy statement. The representations and warranties in the Merger Agreement do not survive the effective time of the Merger.

CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE MERGER

     The Company has agreed that, prior to the effective time of the Merger, the Company and its subsidiaries will carry on their respective businesses in the ordinary course of business consistent with past practice and will use their commercially reasonably efforts to preserve intact their business organizations and relationships with third parties and keep available the services of their current officers and employees. The Merger Agreement further provides that, except as expressly provided in the Merger Agreement, during the period from the date of the Merger Agreement to the effective time of the Merger, the

Company will not, and will not permit any of its subsidiaries to, take any of the following actions, among others, without the prior written consent of
Medtronic:


     - amend its governing documents;

     - authorize for issuance, issue, sell, pledge or deliver any stock of any class or any securities exercisable for the purchase of, or convertible into, shares of stock of any class, except for shares of Company common stock issued under previously granted options or deferred stock units;

     - split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution, or redeem or otherwise acquire any shares of its capital stock or other securities, or amend or alter any material term of any of its outstanding securities;

     - incur, assume or guarantee any indebtedness (subject to certain exceptions), make any loans, allow any lien on any material asset, make any tax elections or permit the termination of any insurance;

     - increase or accelerate the compensation or benefits of any director, officer, employee or consultant;

     - sell, transfer, mortgage, lease, license, pledge or dispose of or encumber any material assets or properties;

     - acquire or agree to acquire any business or material assets;


     - make or agree to make any capital expenditure or expenditures in excess of $200,000 per month individually or $2,000,000 per month in aggregate capital expenditures made pursuant to the Company's budget, subject to certain exceptions;


     - enter into, terminate, amend, extend, renew or modify certain material contracts, subject to certain exceptions;

     - materially change the Company's general credit policy relating to sales of inventories or collection of receivables or inventory consignment practices used by the Company;

     - remove property from its facilities, except in the ordinary course of business consistent with past practice;

     - change any of its accounting principles, procedures, methods or practices;

     - institute, settle or compromise any pending or threatened claim, action, suit or proceeding before an governmental entity or any nongovernmental self-regulatory agency;

     - knowingly take any action, or fail to take any action, that would render any representation, warranty, covenant or agreement of the Company in the Merger Agreement inaccurate, in a way that would cause the conditions to the Merger not to be satisfied; and

     - agree or consent to take any of the foregoing actions.

LIMITATIONS ON SOLICITATION OF COMPETING TRANSACTIONS

     The Merger Agreement provides that the Company will not, and will cause its officers, directors, advisors, representatives or other agents or agents of its subsidiaries not to, directly or indirectly, solicit, initiate or knowingly encourage discussions of any "acquisition proposal," which includes any proposal to acquire the Company or any of its subsidiaries. That restriction also extends to discussions and negotiations relating to any such acquisition proposal and the providing of nonpublic information or otherwise facilitating any effort or attempt to make an acquisition proposal. There is an exception, however, if an unsolicited proposal is received that the Special Committee reasonably and in good faith determines is a superior proposal, as defined below. In such event, the Special Committee may furnish non-public information to or enter into discussions or negotiations with the third party if:

     - the failure of the Company's Board of Directors to take action with respect to the proposal would be a breach of its fiduciary duty to the Company's stockholders;

     - the Company gives Medtronic five business days written notice prior to acting on the superior proposal and the third party enters into a confidentiality agreement with terms no less favorable to the Company than the confidentiality agreement between Medtronic and the Company;

     - non-public information not previously provided to Medtronic is given to the third party and Medtronic at the same time; and

     - the Company keeps Medtronic informed of the status, terms and conditions of any discussions or negotiations.

     The Merger Agreement defines "acquisition proposal" to mean any of the following:

     - a tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction involving more than 50% of capital stock of the Company or any of its subsidiaries;

     - the acquisition of 50% of more of the outstanding shares of any class of capital stock of the Company or any of its subsidiaries by a party other than Medtronic or the merger subsidiary; or

     - the acquisition of more than 20% of the assets of the Company and its subsidiaries by a party other than Medtronic or the merger subsidiary involving any sale, lease, exchange, licensing, transfer or other disposition in a single transaction or series of related transactions.

     The Merger Agreement defines a "superior proposal" as a bona fide acquisition proposal that the Special Committee of the Board of Directors reasonably and in good faith determines, (with the advice of its financial advisors and taking into account all material legal, financial and regulatory aspects of the acquisition proposal) is more favorable to the Company's stockholders than the transactions contemplated in the Merger Agreement. Also, for an acquisition to be a "superior proposal," the financing required to consummate the contemplated transaction must be committed, or the Special Committee of the Board of Directors must have determined in good faith, after consultation with its financial advisor, that the financing is likely to be obtained on a timely basis.

     The Merger Agreement requires the Company to terminate all discussions regarding any acquisition proposal from any party other than Medtronic and to request that all such parties promptly return any confidential information previously provided by the Company. Subject to the Company's rights described above, the Company also agreed not to waive any provision of any confidentiality, standstill or similar agreement entered into with any party other than Medtronic and to enforce all such agreements in accordance with their terms. The Company must also communicate to Medtronic the name of any person submitting an acquisition proposal, and provide a detailed description of the terms and conditions of any acquisition proposal. In addition, the Company is obligated to provide to Medtronic a reasonably detailed description of any information requested from the Company, or of any negotiations initiated or continued with the Company after May 30, 2001 regarding any acquisition proposal from a party other than Medtronic.

     The Merger Agreement includes a provision which may have the effect of deterring other parties from making acquisition proposals for the Company. Medtronic has agreed that it will not consummate the acquisition of Medical Research Group prior to the effectiveness of the Merger involving the Company, but there is an exception permitting Medtronic to acquire Medical Research Group without acquiring the Company. This exception applies under circumstances where the termination fee described under "Termination Fee" below is payable and includes situations where a competing acquisition proposal is made. There is a corresponding provision in the Medical Research Group merger agreement permitting the acquisition of Medical Research Group to be consummated under those circumstances.

     The ability of Medtronic to acquire Medical Research Group under such circumstances may make the Company less attractive to other potential acquiring parties because of the relationship between the Company and Medical Research Group. Among other things, the Company has the worldwide exclusive distribution rights to an implantable pump owned by Medical Research Group and a long-term glucose monitoring system being developed by Medical Research Group. The Company also has substantial minimum purchase requirements with respect to Medical Research Group implantable pumps and other significant financial commitments involving Medical Research Group. See "Special Factors -- Relationship with Medical Research Group." A party acquiring the Company under circumstances where Medtronic acquires Medical Research Group would be in the position of having to deal with Medtronic on the various aspects of the relationship and would not get any benefits of combining the two businesses under common ownership.

EMPLOYEE BENEFITS

     Medtronic has agreed to provide employee benefits and programs to the Company's employees that are substantially comparable to or more favorable than those in effect on May 30, 2001. In addition, Medtronic will give Company employees who remain employees following the Merger full credit for service accrued under employee benefit plans or arrangements maintained by the Company for purposes of eligibility, level of participation and vesting, except that no credit for service accrued will be given for benefit accruals under any employee pension benefit plan.

DIRECTOR AND OFFICER LIABILITY

     The Company and Medtronic have agreed that all rights to indemnification and advancement of expenses and all limitations on liability provided in the Company's governing documents will continue for at least six years after the effective time of the Merger.

     The Merger Agreement provides that Medtronic and the Company, as the corporation surviving the Merger, will indemnify and hold harmless and advance expenses to the fullest extent permitted by applicable law to those individuals who on or prior to the effective time of the Merger were directors, officers, employees or agents of the Company.

     Medtronic and the Company, as the corporation surviving the Merger, have agreed to fulfill and honor in all respects the obligations under the indemnification agreements between the Company and its officers and directors. Furthermore, Medtronic agrees to guarantee the obligations of the Company, as the corporation surviving the Merger, with respect to the indemnification and payment of fees and expenses provisions contained in the Company's governing documents for acts occurring at or before the effective time of the Merger.

     Medtronic is also obligated to maintain the benefits of the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the effective time of the Merger for three years after the effective time of the Merger or provide alternatively no less favorable insurance (subject to certain premium limitations).

ACCESS TO INFORMATION

     The Company has agreed to give Medtronic and its representatives access at reasonable times during normal business hours to its personnel, properties, offices and other facilities and its books and records and those of its subsidiaries. The Company will also furnish Medtronic such information as Medtronic may reasonably request and permit Medtronic to conduct a reasonable audit of the Company's compliance with requirements of the Food and Drug Administration, relations and dealings with third party physicians and other clinical investigators and consultants, and related performance and compliance matters concerning the products of the Company and its subsidiaries.

CONFIDENTIALITY

     The Company and Medtronic have entered into a confidentiality agreement relating to all documents and information provided to the other party in connection with the Merger.

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

MEDICAL RESEARCH GROUP TRANSACTION

     The Merger Agreement provides that Medtronic will not consummate the merger with Medical Research Group prior to the effective time of the Merger with the Company unless the Merger Agreement with the Company has been terminated in a manner that results or could result in the termination fee described under "Termination Fee" below being paid to Medtronic. See "Limitations on Solicitation of Competing Transactions." Medtronic has agreed not to amend or modify the Medical Research Group merger agreement or waive any rights under that agreement in a manner that would reasonably be expected to prevent or delay the effective time of the Merger with the Company or the timely closing of the transactions contemplated under the Medical Research Group merger agreement.

CONDITIONS TO COMPLETING THE MERGER

     The obligations of the Company, Medtronic and the merger subsidiary to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:

     - stockholders who hold a majority of the outstanding common stock of the Company must adopt the Merger Agreement;

     - the applicable waiting period under the HSR Act and any applicable foreign merger laws must have expired or terminated; and

     - there must be no provision of applicable law and no final order, decree or injunction of a court of competent jurisdiction within the United States or the European Union then in effect that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or would impose any material limitation on the ability of Medtronic effectively to exercise full rights of ownership of the Company or the assets or business of the Company or its subsidiaries.


     The Company's obligations to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:


     - Medtronic and the merger subsidiary must have performed in all material respects their respective agreements under the Merger Agreement at or before the effective time of the Merger;

     - the representations and warranties made by Medtronic in the Merger Agreement must be true and correct in all material respects on the closing date; and

     - the Company must receive certificates signed by an authorized officer of Medtronic stating that as of the closing date of the Merger the two preceding conditions have been satisfied or waived.

     The obligations of Medtronic and the merger subsidiary to complete the Merger are subject to the satisfaction or valid waiver of each of the following conditions:

     - the Company must have performed in all material respects its agreements under the Merger Agreement at or before the effective time of the Merger;

     - the representations and warranties made by the Company in the Merger Agreement must be true and correct in all respects on the closing date, except where the failure of such representations and warranties to be true and correct has not had, or could not reasonably be expected to have, a "material adverse effect" on the Company, as defined below;

     - Medtronic must receive certificates signed by the chief executive officer of the Company stating that as of the closing date of the Merger the two preceding conditions have been satisfied or waived;

     - the Company must obtain all necessary third party permits, authorizations, consents and approvals, except for permits, authorizations, consents and approvals that if not obtained could not reasonably be expected to have a material adverse effect on the Company;

     - all applicable waiting periods under the HSR Act or any foreign merger law relating to the transactions contemplated by the Medical Research Group merger agreement must have expired or been terminated;

     - Medtronic must receive executed agreements in a form satisfactory to Medtronic relating to the transfer of shares of capital stock of the Company's subsidiaries to persons designated by Medtronic;

     - there must not have been any change, event, occurrence, state of facts or development that has had or could reasonably be expected to have a "material adverse effect" on the Company;

     - the representations and warranties made by Medical Research Group in its merger agreement with Medtronic must be true and correct, except for any failure of a representation and warranty to be true and correct that does not have, and could not reasonably be expected to have, a material adverse effect on the Company and Medical Research Group, taken as a whole; and

     - there must have been no change, event, occurrence, state of facts or development with respect to Medical Research Group that individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Company and Medical Research Group, taken together as a whole.


On Friday, July 13, 2001, the waiting period under the HSR Act was terminated prior to its normal expiration date with respect to both the Merger and the transactions contemplated by the Medical Research Group merger agreement.


     "Material adverse effect" on the Company means any change, effect, event, occurrence, state of facts or development that is or could reasonably be expected to be materially adverse to: (a) the business (including its prospects, current products or products identified for development), assets, financial condition or results of operations of the Company and its subsidiaries taken together as a whole; or (b) the Company's ability to perform any of its material obligations under the Merger Agreement or to consummate the Merger; or (c) the ability of Medtronic or the Company as the corporation surviving the Merger, to conduct the businesses of the Company and its subsidiaries taken as a whole as previously conducted, or proposed to be conducted; or (d) the ability of Medtronic or the Company as the corporation surviving the Merger to exercise full rights of ownership of the Company or its assets or businesses, except in each case for any change, effect, event, occurrence, state of facts or developments resulting from (i) changes in general economic, regulatory or political conditions or (ii) changes in the medical device industry generally.

     The Merger Agreement requires that Medtronic will give the Company prompt notice upon learning of any fact or circumstance that Medtronic determines would lead to the closing conditions in either of the two immediately preceding bullet points above not being met. In such event, Medtronic must keep the Company informed of the status, facts, and other material information with respect to any such matter (on a daily basis or more frequently if the context requires or the Company requests). Medtronic has agreed that, at the Company's request, the Company and its representatives may be directly involved in any discussion or negotiations with respect to any problems meeting either of the two immediately preceding closing conditions, and the Company and its representatives also will be afforded a reasonable opportunity to actively participate in resolving such problems in a manner reasonably satisfactory to Medtronic.

     In addition, the Merger Agreement requires the Company and Medtronic to promptly notify the other party in writing after becoming aware of the occurrence of any event that would, or would be reasonably likely to, result in the failure to satisfy any of the conditions to the notifying party's obligations specified in the Merger Agreement.

TERMINATION OF THE MERGER AGREEMENT

     The Company and Medtronic may mutually agree to terminate the Merger Agreement at any time before the effective time of the Merger, whether or not the Company stockholders have voted to adopt the Merger Agreement. In addition, either party may terminate the Merger Agreement if, among other things:

     - the Merger has not been completed by December 31, 2001, or such other date as the Company and Medtronic agree, subject to certain required extensions to as late as March 31, 2002 if additional information is requested in connection with the filings under the HSR Act or pursuant to any applicable foreign merger laws;

     - a court of competent jurisdiction or an administrative, governmental or regulatory authority in the United States or the European Union has taken any action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

     - the Company's stockholders do not adopt the Merger Agreement at the special meeting, except that no party can terminate the Merger Agreement for this reason if that party's actions caused, or resulted in, the failure of the Company's stockholders to adopt the Merger Agreement; or

     - the other party has materially breached any of its representations, warranties or obligations under the Merger Agreement and the party desiring to terminate the Merger Agreement is not in material breach of its representations, warranties or obligations; provided that the non-breaching party cannot terminate the Merger Agreement for this reason if the material breach can be cured by the breaching party with commercially reasonable efforts and the cure is reasonably likely to be completed before December 31, 2001 or such other date as the Company and Medtronic agree upon, in each case subject to the required extensions to as late as March 31, 2002 if additional information is requested in connection with the filings under the HSR Act or pursuant to any applicable foreign merger laws.

     In addition, Medtronic may terminate the Merger Agreement if, among other things:

     - the Company breaches in any material respect its obligations under the Merger Agreement not to solicit, initiate or encourage other proposals to acquire the Company or participate in or encourage discussions or negotiations or provide non-public information concerning other acquisition proposals or facilitate or implement any such proposals;

     - the Board of Directors of the Company withdraws or modifies or amends its approval or recommendation of the Merger in any respect adverse to Medtronic or the merger subsidiary;

     - the Board of Directors of the Company recommends another proposal to acquire control of the Company or more than 20% of the Company's assets to the Company's stockholders or resolves or announces an intention to do so; or

     - a tender offer or exchange offer for 50% or more of the outstanding shares of the Company common stock is announced or commenced and either the Board of Directors of the Company recommends acceptance of the offer by the Company's stockholders or the Board of Directors fails to recommend against acceptance of such offer within 10 business days after the offer commences.

     The Company may also terminate the Merger Agreement prior to the adoption of the Merger Agreement by the Company's stockholders if the Company has complied with all requirements, conditions and procedures regarding its non-solicitation obligations under the Merger Agreement referred to above in all material respects and if all of the following occur:

     - the Board of Directors of the Company has, upon the Special Committee's recommendation and in accordance with the provisions of the Merger Agreement, authorized the Company to enter into a binding written agreement that is a "superior proposal," as defined in the Merger Agreement and described in "Limitations of Solicitation of Competing Transactions" above, and notifies Medtronic that it intends to enter into such an agreement;

     - Medtronic does not make, within five business days after receipt of the notice from the Company, a proposal that the Special Committee determines (reasonably and in good faith and after consultation with its legal and financial advisors) is at least as favorable to the Company's stockholders as the Superior Proposal;

     - during that five business day period the Company reasonably considers and discusses in good faith all proposals submitted by Medtronic and meets with and causes its financial and legal advisors to meet with Medtronic and its advisors to consider Medtronic's proposals; and

     - the Company pays Medtronic the termination fee of $108 million described in the following section.

TERMINATION FEE

     The Company must pay Medtronic a termination fee of $108 million if Medtronic terminates the Merger Agreement because (a) the Board of Directors withdraws or modifies in any respect adverse to Medtronic or the merger subsidiary its recommendation of the Merger, (b) the Board of Directors recommends to the stockholders any other acquisition proposal or has resolved or announced its intentions to do so, or (c) a tender offer or exchange offer for 50% or more of the outstanding shares of the Company Common Stock is announced or commenced and either the Board of Directors recommends acceptance of the offer or fails to recommend against it within 10 business days of when it commences.

     In addition, the Company must pay the termination fee if two sets of conditions arise:

     - the Company or Medtronic has terminated the Merger Agreement because the Merger was not consummated within the time period specified in the Merger Agreement or the Company has materially breached its obligations with respect to other acquisition proposals described above, or the stockholders of the Company have failed to vote to adopt the Merger Agreement; and

     - another acquisition proposal was made public and remained pending at the time of the termination of the Merger Agreement or the special meeting of stockholders and, within 12 months after termination of the Merger Agreement, the Company enters into a definitive agreement with respect to another acquisition proposal or the transaction contemplated by another acquisition proposal is consummated.

     The Company also has to pay the termination fee if the Merger Agreement is terminated by us as permitted by the Merger Agreement so that we may enter into a binding written agreement regarding a superior proposal.

     In addition, if we do not pay the termination fee to Medtronic when it becomes due, we must pay any costs and expenses incurred by Medtronic in collecting the termination fee, including any legal fees and expenses, and must also pay interest on the amount of the termination fee that is not paid when it becomes due. Medtronic must pay our costs and expenses, including legal fees and expenses, if Medtronic files a lawsuit or takes other legal action against us to collect the termination fee and does not prevail.

AMENDMENT, MODIFICATION AND WAIVER

     The Merger Agreement may be amended, modified or waived by the parties at any time prior to the closing date of the Merger. However, no amendments can be made by the parties after the Company's stockholders adopt the Merger Agreement, except in accordance with applicable law.

                                RIGHTS AGREEMENT

     The Company has entered into a Rights Agreement dated as of July 24, 1995 between the Company and Harris Trust Company of California, as subsequently amended. Computershare Investor Services LLC has succeeded to the rights and obligations of Harris Trust as rights agent. Pursuant to the Rights Agreement, one right was distributed as a dividend on each share of Company common stock outstanding at the close of business on July 24, 1995, and one right has been and will continue to be issued with each share of Company common stock issued after that date. The rights trade in tandem with the shares of Company common stock and are not represented by separate certificates. The Rights Agreement was entered into to ensure that any acquisition of the Company will be one in which all Company stockholders can receive fair and equal treatment and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unfair or unequal treatment of the Company's stockholders.

     The rights generally become exercisable to purchase common stock only after certain specified events or transactions in which a person becomes the beneficial owner of 15% or more of the outstanding Company common stock. When the rights become exercisable to purchase common stock, they can be exercised to purchase shares at a 50% discount to the market price at the time of exercise. However, the rights of any person that becomes a 15% stockholder become null and void. The effect is to severely dilute the stock holdings of any person who acquires 15% or more of the Company common stock.

     In addition if, after a person becomes a 15% stockholder, the Company is acquired in a merger or consolidation in which: (a) the Company is not the surviving corporation, or (b) the Company common stock is exchanged for stock or assets of another person, or (c) 50% or more of the Company's consolidated assets or earning power are transferred, the rights are exercisable for shares of common stock of the surviving or acquiring corporation at a 50% discount to the market price of that corporation's common stock. The effect of these transactions is to allow the Company's stockholders to acquire significant amounts of stock of an acquiring company at a substantial discount to the market price of those securities, thereby diluting the stock ownership of the other stockholders of the acquiring company.

     The rights agreement specifies that certain parties who hold 15% of more of the outstanding shares of Company common stock are excluded for purposes of determining whether their stock ownership would cause the rights to become exercisable. The Rights Agreement also contains other customary exclusions for events that do not cause the rights to become exercisable, such as an increase in a person's percentage stock ownership resulting solely from a decrease in the total number of outstanding shares of Company common stock.

     The Board of Directors can redeem the rights or amend the terms of the Rights Agreement, subject to certain limitations. The Company's Board of Directors has amended the Rights Agreement to specify that:

     - Medtronic will not be deemed to beneficially own securities of the Company that are subject to the voting agreements entered into in connection with the Merger Agreement before, concurrently with or after the execution and delivery of the Merger Agreement;

     - Medtronic will not be deemed to beneficially own any securities owned by any of the parties to the voting agreements other than Medtronic;

     - the execution and delivery of the voting agreements, the Merger Agreement, and the consummation of the transactions contemplated thereby will not be deemed to result in any person or entity becoming a 15% stockholder;

     - the execution and delivery of the voting agreements or the Merger Agreement or the consummation of the transaction contemplated thereby will not result in any event which would trigger the distribution or exercisability of the rights; and

     - all rights will expire upon the effectiveness of the Merger without any payment by the Company or Medtronic and with neither of them having obligations under the Rights Agreement and no person having any rights under the Rights Agreement except for the payment of any fees, expenses and indemnification to which the rights agent is entitled.

                               FEES AND EXPENSES

     Whether or not the proposed Merger is consummated, and except as otherwise described in this proxy agreement, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, except the Company will pay for all costs and expenses of printing and mailing this proxy statement and soliciting the related proxies.

                          PRICE RANGE OF COMMON STOCK

     The Company common stock currently is traded on the Nasdaq National Market under the symbol "MNMD." The public trading of the Company common stock commenced on July 25, 1995. The following table sets forth the high and low sale prices for shares of Company common stock, as reported on the Nasdaq National Market, for the periods listed. The table reflects the one-for-one stock dividend on the common stock effected on April 16, 1999, and the one-for-one stock dividend on the common stock effected on August 18, 2000.


                                                              HIGH      LOW
                                                             ------    ------
2001
  Third Quarter Through July 17, 2001......................  $48.00    $46.95
  Second Quarter Ended June 29, 2001.......................   48.50     25.00
  First Quarter Ended March 30, 2001.......................   46.63     26.25
2000
  Fourth Quarter Ended December 26, 2000...................  $90.25    $39.75
  Third Quarter Ended September 29, 2000...................   92.56     55.00
  Second Quarter Ended June 30, 2000.......................   72.06     45.88
  First Quarter Ended March 31, 2000.......................   67.25     30.78
1999
  Fourth Quarter Ended December 31, 1999...................  $45.63    $25.06
  Third Quarter Ended October 1, 1999......................   54.13     33.75
  Second Quarter Ended July 2, 1999........................   39.50     22.91
  First Quarter Ended April 2, 1999........................   29.69     19.25



     On May 29, 2001, the last trading day before the public announcement of the execution of the Merger Agreement, the high and low sale prices for Company common stock, as reported on the Nasdaq National Market, were $44.95 and $43.50, respectively, and the closing sale price was $44. On July 17, 2001, the closing sale price for shares of the common stock, as reported on the Nasdaq National Market, was $47.53. You are urged to obtain current market quotes for MiniMed common stock before making any decision regarding the Merger.


                                   DIVIDENDS

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain all of our available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. The Board of Directors will make future determinations relating to our dividend policy after considering the following factors, and any other then relevant considerations:

     - our future earnings;

     - our capital requirements

     - our financial condition; and

     - our future prospects.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth information regarding beneficial ownership of Company common stock as of May 1, 2001 for (a) each of our current directors,
(b) our two executive officers who jointly comprise the Office of the Chief Executive, (c) each of the four other most highly compensated executive officers whose total annual salary and bonus during the last fiscal year exceeded $100,000, (d) all directors and executive officers as a group and (e) all other stockholders known by the Company to beneficially own more than five percent of the outstanding Company common stock. Unless otherwise indicated (i) all persons named as beneficial owners of Company common stock have sole voting and investment power with respect to such Company common stock and (ii) the address for each person listed is: 18000 Devonshire Street, Northridge, California 91325.


                                                                AMOUNT OF SHARES      PERCENTAGE
      NAME OF INDIVIDUAL OR NUMBER OF PERSONS IN GROUP        BENEFICIALLY OWNED(1)    OF CLASS
      ------------------------------------------------        ---------------------   ----------
Alfred E. Mann..............................................       17,877,077(2)        27.07%
FMR Corp. ..................................................        3,884,900(3)         6.021%
  82 Devonshire Street
  Boston, Massachusetts 02109
David Chernof, M.D. ........................................           25,000                *
Carolyn Kahle Davis, Ph.D. .................................           37,232                *
William R. Grant............................................           10,000                *
Terrance H. Gregg...........................................          503,105                *
David H. MacCallum..........................................           63,492                *
Jay S. Skyler, M.D. ........................................           31,500                *
Thomas R. Testman...........................................           48,500                *
John C. Villforth...........................................           72,500                *
Eric S. Kentor..............................................          176,427                *
David Morley................................................           55,356                *
Kevin R. Sayer..............................................          128,000                *
Stephen A. Bowman...........................................           36,000                *
All Directors and Executive Officers as a group (15
  persons)..................................................       19,099,421           28.95%


-------------------------
 *  The amount shown is less than 1% of the outstanding shares of common stock.


(1) Includes the following numbers of shares that the executive officer or director has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days of May 1, 2001: Mr.
    Mann -- 1,320,001, Dr. Chernof -- 12,500, Dr. Davis -- 37,232, Mr. Grant --
    10,000, Mr. Gregg -- 500,001, Mr. MacCallum -- 56,500, Dr. Skyler -- 2,500,
    Mr. Testman -- 42,500, Mr. Villforth -- 72,500, Mr. Bowman -- 36,000, Mr.
    Kentor -- 170,000, Mr. Morley -- 54,000, Mr. Sayer -- 128,000, all directors and executive officers as a group (15 persons) -- 2,473,734.


(2) Includes 621,000 shares beneficially owned by the Alfred Mann Foundation of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by this foundation. Mr. Mann disclaims any beneficial interest in the shares owned by this foundation.

(3) As reported by FMR Corp. and Edward C. Johnson, III and Abigail P. Johnson in their joint Schedule 13G incorporating information as of December 31, 2000 and filed on February 14, 2001 with the SEC. According to the Schedule 13G: (a) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 3,880,900 shares or 6.015% of Company common stock; (b) Members of the Edward C. Johnson, III family own approximately 49% of the voting power of FMR Corp. with Edward C. Johnson, III owning 12% and Abigail P. Johnson owning 24.5% of the aggregate outstanding voting stock of FMR Corp.; (c) Edward C. Johnson, III and FMR Corp. have sole power to dispose of the 3,880,900 shares; (d) FMR Corp.'s Board of Trustees has the power to vote or direct the vote of the shares owned; (e) Fidelity Management Trust

    Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 4,000 shares or 0.006% of Company common stock; (f) Edward C. Johnson, III and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power and sole power to vote or direct the voting of 4,000 shares of Company common stock; and (g) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR Corp., is an investment advisor to individuals and as such FMR Corp's beneficial ownership may include shares beneficially owned through Strategic Advisors, Inc.


     On May 26, 2001, Mr. Mann transferred by gift 1,000,000 shares of Company common stock to the Alfred Mann Foundation, 1,000,000 shares of Company common stock to the Alfred E. Mann Institute for Biomedical Engineering at the University of Southern California and 1,689,000 shares of Company common stock to the Alfred E. Mann Charitable Remainder Trust.


     In addition to the foregoing beneficial ownership amounts, the directors listed below elected to defer all or a portion of their annual retainer and meeting fees. These amounts will be applied to the purchase of units which are equivalent to shares of the Company common stock. As of May 1, 2001, such amounts constitute units converting into the following number of shares of the Company common stock:


                                                         COMMON SHARE
                         NAME                            STOCK UNITS
                         ----                            ------------
Carolyne K. Davis......................................    1,975.54
William R. Grant.......................................    8,404.71
David H. MacCallum.....................................    4,753.58
Jay S. Skyler, M.D. ...................................      351.90
Thomas R. Testman......................................   12,745.14
John C. Villforth......................................    6,684.14


                                 OTHER MATTERS

     The Board of Directors does not presently know of any matters to be presented for consideration at the special meeting other than the matters described in the notice of special meeting mailed together with this proxy statement. If other matters are presented, the persons named in the accompanying proxy to vote on such matters will have discretionary authority to vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if our board so determines. If any adjournment or postponement is made and the adjournment proposal has been approved, we may solicit additional proxies during the adjournment period.

                          FUTURE STOCKHOLDER PROPOSALS


     If the Merger is completed there will be no public participation in any future meetings of stockholders of the Company. However, if the Merger is not completed, the Company's stockholders will continue to be entitled to attend and participate in Company stockholders' meetings. If the Merger is not completed, you will be informed, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting. Any such stockholder proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.


                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. The annual reports include the Company's audited financial statements. You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms which are located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the SEC's regional offices located at: Citicorp Center, 13th Floor, New York, New York 10048. Copies of such materials are also available from the Public Reference Section of the SEC at 450 Fifth Street, N.W.,

Washington D.C. 20549 at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. The Company's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at:
"http://www.sec.gov."

     The Company will provide without charge a copy of its Annual Report on Form 10-K, including financial statements and the financial statement schedules, filed with the SEC for fiscal year ended December 29, 2000 to any beneficial owner of MiniMed common stock as of the record date upon written request to:
MiniMed Inc., 18000 Devonshire Street, Northridge, California 91325, Attention:
Investor Relations, (800) 924-2922. The Company will furnish a beneficial owner with any exhibit not contained therein upon payment of a reasonable fee.


     If you would like to request documents from the Company, please do so by Monday, August 13, 2001 to receive them before the special meeting.


     The information contained in, or attached as an Appendix to, this proxy statement is the only information provided by the Company to its stockholders in connection with the special meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in, or attached as an Appendix to, this proxy statement.


     This proxy statement is dated July 18, 2001. You should not assume that the information contained in this proxy statement or any attached Appendix is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 MINIMED INC.,

                                MEDTRONIC, INC.

                                      AND

                              MMI MERGER SUB, INC.


                           DATED AS OF JUNE 19, 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I  THE MERGER.......................................................   A-1
  Section 1.1   The Merger..................................................   A-1
  Section 1.2   Effect On Common Stock......................................   A-1
  Section 1.3   Exchange Of Certificates....................................   A-2
  Section 1.4   Transfer Taxes; Withholding.................................   A-3
  Section 1.5   Stock Options; Stock Units; Stock Purchase Plan.............   A-4
  Section 1.6   Lost Certificates...........................................   A-6
  Section 1.7   Merger Closing..............................................   A-6

ARTICLE II  THE SURVIVING CORPORATION.......................................   A-7
  Section 2.1   Certificate Of Incorporation................................   A-7
  Section 2.2   Bylaws......................................................   A-7
  Section 2.3   Directors...................................................   A-7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   A-7
  Section 3.1   Corporate Existence And Power...............................   A-7
  Section 3.2   Corporate Authorization.....................................   A-8
  Section 3.3   Consents And Approvals; No Violations.......................   A-8
  Section 3.4   Capitalization..............................................   A-9
  Section 3.5   Subsidiaries................................................  A-10
  Section 3.6   SEC Documents...............................................  A-10
  Section 3.7   Financial Statements........................................  A-10
  Section 3.8   Absence Of Undisclosed Liabilities..........................  A-10
  Section 3.9   Proxy Statement.............................................  A-11
  Section 3.10  Absence Of Material Adverse Changes, Etc. ..................  A-11
  Section 3.11  Taxes.......................................................  A-12
  Section 3.12  Employee Benefit Plans......................................  A-13
  Section 3.13  Litigation; Compliance With Laws............................  A-15
  Section 3.14  Labor Matters...............................................  A-15
  Section 3.15  Certain Contracts And Arrangements..........................  A-15
  Section 3.16  Environmental Matters.......................................  A-16
  Section 3.17  Intellectual Property.......................................  A-17
  Section 3.18  Opinion Of Financial Advisor................................  A-18
  Section 3.19  Board Recommendation........................................  A-18
  Section 3.20  Finders' Fees...............................................  A-18
  Section 3.21  Officers, Directors and Employees...........................  A-19
  Section 3.22  Section 203 of DGCL.........................................  A-19
  Section 3.23  Rights Plan.................................................  A-19
  Section 3.24  Merger Filings..............................................  A-19
  Section 3.25  Transactions with Related Parties...........................  A-19
  Section 3.26  Minute Books................................................  A-19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........
                                                                              A-20
  Section 4.1   Corporate Existence and Authorization.......................  A-20
  Section 4.2   Governmental Authorization..................................  A-20
  Section 4.3   Non-Contravention...........................................  A-20
  Section 4.4   Litigation..................................................  A-20

                                                                              PAGE
                                                                              ----
ARTICLE V  PRECLOSING AND OTHER COVENANTS OF THE PARTIES....................  A-21
  Section 5.1   Conduct Of The Business Of The Company......................  A-21
  Section 5.2   Expenses....................................................  A-22
  Section 5.3   Proxy Statement; Stockholders' Meeting......................  A-23
  Section 5.4   Access To Information; Confidentiality Agreement............  A-23
  Section 5.5   No Solicitation.............................................  A-24
  Section 5.6   Director And Officer Liability..............................  A-25
  Section 5.7   Commercially Reasonable Efforts.............................  A-26
  Section 5.8   Consents; Certain Filings...................................  A-26
  Section 5.9   Public Announcements........................................  A-27
  Section 5.10  Further Assurances..........................................  A-27
  Section 5.11  Employee Matters............................................  A-27
  Section 5.12  State Takeover Laws.........................................  A-28
  Section 5.13  Certain Notifications.......................................  A-28
  Section 5.14  Voting of Shares............................................  A-28
  Section 5.15  Stock Rights................................................  A-28
  Section 5.16  Noncompetition Agreements...................................  A-28
  Section 5.17  Subsidiary Shares...........................................  A-28
  Section 5.18  MRG Transaction.............................................  A-28

ARTICLE VI  CONDITIONS TO THE MERGER........................................  A-29
  Section 6.1   Conditions To Each Party's Obligations......................  A-29
  Section 6.2   Conditions To The Company's Obligation To Consummate The
                Merger......................................................  A-29
  Section 6.3   Conditions To Parent's And Merger Sub's Obligations To
                Consummate The Merger.......................................  A-29

ARTICLE VII  TERMINATION....................................................  A-31
  Section 7.1   Termination.................................................  A-31
  Section 7.2   Effect of Termination.......................................  A-32
  Section 7.3   Fees........................................................  A-32
  Section 7.4   No Penalty; Costs of Collection.............................  A-33

ARTICLE VIII  MISCELLANEOUS.................................................  A-33
  Section 8.1   Notices.....................................................  A-33
  Section 8.2   Survival Of Representations And Warranties..................  A-34
  Section 8.3   Interpretation..............................................  A-34
  Section 8.4   Amendments, Modification and Waiver.........................  A-34
  Section 8.5   Successors And Assigns......................................  A-34
  Section 8.6   Specific Performance........................................  A-34
  Section 8.7   Governing Law and Venue.....................................  A-34
  Section 8.8   Severability................................................  A-35
  Section 8.9   Third Party Beneficiaries...................................  A-35
  Section 8.10  Entire Agreement............................................  A-35
  Section 8.11  Counterparts; Effectiveness.................................  A-35
  Section 8.12  Definitions.................................................  A-35

EXHIBITS:

EXHIBIT A  Form of Certificate of Incorporation
EXHIBIT B  Form of Agreement to Facilitate Merger

Company Disclosure Schedule

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 19, 2001 (this "Agreement"), by and among MiniMed Inc., a Delaware corporation (the "Company"), Medtronic, Inc., a Minnesota corporation ("Parent") and MMI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub").


                                   WITNESSETH

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and Parent as sole stockholder of Merger Sub, have each approved this Agreement and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company (other than shares of Common Stock owned, directly or indirectly, by the Company or by Merger Sub immediately prior to the Effective Time (as defined in Section 1.1(b) hereof)), will, upon the terms and subject to the conditions and limitations set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.2(b) hereof) in accordance with the provisions of Article I of this Agreement.

     WHEREAS, the parties have previously entered into an Agreement and Plan of Merger dated as of May 30, 2001 and now desire to amend and restate that agreement in its entirety to read as set forth herein; provided that all references herein to "the date hereof," "the date of this Agreement" or similar variations thereof shall refer to May 30, 2001.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.1(b), Merger Sub shall be merged (the "Merger") with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the DGCL.

     (b) Concurrently with the Closing (as defined in Section 1.7 hereof), the Company, Parent and Merger Sub shall cause a certificate of merger (the "Certificate Of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary Of State") as provided in the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such later date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "Effective Time."

     (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

     SECTION 1.2  Effect On Common Stock. At the Effective Time:

          (a) Cancellation of Shares of Common Stock. Each share of Common Stock held by the Company as treasury stock and each share of Common Stock owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall automatically be cancelled and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Common Stock to be converted into the right to receive the Merger Consideration pursuant to this Section
     1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and cease to exist, and each holder of a Certificate (as defined in Section 1.3(b)) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive the Merger Consideration into which such shares of Common Stock have been converted.

          (b) Conversion of Shares of Common Stock. Subject to Section 1.3(d) hereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares (as defined in Section 1.2(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount of cash, without interest, equal to $48.00 (the "Merger Consideration").

          (c) Dissenting Shares.

             (i) Any shares of Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with
        Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.2(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

             (ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Common Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares of Common Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 1.2(b), without interest thereon, upon surrender of the Certificate representing such shares.

             (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for appraisal of any shares of Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal of any shares of Common Stock under the DGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law (in which case Parent shall be consulted), voluntarily make any payment with respect to any demands for the appraisal of Common Stock or offer to settle or settle any such demands or approve any withdrawal of such demands.

          (d) Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this
     Article I, subject to applicable law in the case of Dissenting Shares.

          (e) Conversion of Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     SECTION 1.3  Exchange Of Certificates.

     (a) Prior to the mailing of the Proxy Statement (as defined in Section 3.9 hereof) a bank, trust company or other person reasonably acceptable to the Company shall be designated by Parent to act as the depositary and paying agent for the delivery of the Merger Consideration in exchange for shares of Common Stock (the "Paying Agent") in connection with the Merger. From time to time, as necessary, at or following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the amount needed to pay the portion of the aggregate Merger Consideration for the benefit of the holders of shares of Common Stock which are converted into the right to receive the Merger Consideration pursuant to Section 1.2(b) hereof for which Certificates have been surrendered or payment is otherwise due (the "Exchange Fund"). For purposes of this Agreement, "person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

     (b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be distributed as soon as practicable after the Effective Time, and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

     (c) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Merger Consideration, without interest.

     (d) None of Parent, the Company or the Paying Agent shall be liable to any person in respect of any Merger Consideration held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

     SECTION 1.4 Transfer Taxes; Withholding. If any Merger Consideration is to be remitted to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 3.11(b) hereof) required by reason of the remittance of such Merger Consideration to a person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable. Parent or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

     SECTION 1.5  Stock Options; Stock Units; Stock Purchase Plan.

     (a) As to options to purchase Common Stock outstanding under the Company's Third Amended and Restated 1994 Stock Incentive Plan (the "1994 Company Options"):

          (i) Not later than 30 days prior to the Effective Time, the Company shall send a notice (the "Option Notice") to all holders of 1994 Company Options stating: (A) that such options, by their terms, become exercisable in full as to the aggregate number of shares subject thereto at the Effective Time, (B) that the holder of any 1994 Company Options exercised prior to the Effective Time shall receive shares of Common Stock which will be converted into the right to receive $48 per share at the Effective Time,
     (C) that the holder of any 1994 Company Options exercised prior to but effective as of the Effective Time will receive $48 per share or, if exercised on a net basis pursuant to Section 1.5(a)(iii), the amount specified therein, and (D) that options outstanding after the Effective Time will be assumed by Parent and be exercisable to purchase shares of Parent common stock as provided in Section 1.5(a)(iv).

          (ii) The Company shall permit each holder of a 1994 Company Option who desires to exercise all or any portion of such 1994 Company Option following receipt of the Option Notice to exercise such 1994 Company Option prior to the Effective Time. To the extent 1994 Company Options would not be exercisable but for the Merger, such exercises may be made contingent on the Merger becoming effective.


          (iii) The Company shall offer to all holders of 1994 Company Options a procedure not provided in the agreements evidencing such options whereby the option holders may elect to exercise their options in advance of, but effective at, the Effective Time and not pay the exercise price in cash upon exercise but instead receive after the Effective Time the excess, if any, of (A) the product of the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to such 1994 Company Option immediately prior to the Effective Time over (B) the aggregate exercise price of all such shares of Common Stock subject to such 1994 Company Option. The aggregate amount payable pursuant to this Section 1.5(a)(iii) and Section 1.5(b)(ii) shall hereinafter be referred to as the "Option Cash-Out Amount." In no event shall the procedure described in this
     Section 1.5(a)(iii) be available with respect to 1994 Company Options assumed by Parent pursuant to Section 1.5(a)(iv).


          (iv) Each 1994 Company Option outstanding immediately after the Effective Time shall, without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such 1994 Company Option, would be such a corporation were
     Section 424 of the Code applicable to such 1994 Company Option. After the Effective Time, all references to the Company in the 1994 Company Options shall be deemed to refer to Parent. The 1994 Company Options assumed by Parent shall be exercisable upon the same terms and conditions except that
     (i) such 1994 Company Options shall entitle the holder to purchase from Parent the number of shares of Parent common stock (rounded down to the nearest whole number of such shares) that equals (X) the number of shares of Common Stock subject to such 1994 Company Option immediately prior to the Effective Time, multiplied by (Y) the quotient of $48 divided by the Formula Value of the Parent common stock, (ii) the option exercise price per share of Parent common stock shall be an amount (rounded up to the nearest full cent) equal to (X) the option exercise price per share of Common Stock in effect immediately prior to the Effective Time divided by
     (Y) the quotient of $48 divided by the Formula Value of the Parent common stock. The Formula Value of the Parent common stock will equal the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the closing sale prices (rounded to the nearest whole cent) of Parent common stock, on the New York Stock Exchange ("NYSE") Composite Tape as reported in The Wall Street Journal, for the ten
     (10) consecutive NYSE trading days ending on and including the NYSE trading day that is three NYSE trading days prior to the Effective Time.

     (b) As to options to purchase Common Stock issued under the MiniMed Technologies Limited Amended and Restated 1992 Option Plan (the "1992 Plan") and assumed by the Company (the "1992 Company Options"):

          (i) The committee of the Board of Directors administering the 1992 Plan has accelerated the exercise dates of all outstanding 1992 Company Options contingent upon and effective as of the Effective Time so that all such options will be exercisable in full at that time.


          (ii) The Company shall offer to all holders of 1992 Company Options a procedure not provided in the agreements evidencing such options whereby the option holders may elect to exercise their options in advance of, but effective at, the Effective Time and not pay the exercise price in cash upon exercise but instead receive after the Effective Time the excess, if any, of (A) the product of the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to such 1992 Company Option immediately prior to the Effective Time over (B) the aggregate exercise price of all such shares of Common Stock subject to such 1992 Company Option. The aggregate amount payable pursuant to this Section 1.5(b)(ii) shall be included in the Option Cash-Out Amount as provided in
     Section 1.5(a)(iii) above. In no event shall the procedure described in this Section 1.5(b)(ii) be available with respect to 1992 Company Options assumed by Parent pursuant to Section 1.5(b)(iii).



          (iii) Each 1992 Company Option outstanding immediately after the Effective Time shall, without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such 1992 Company Option, would be such a corporation were
     Section 424 of the Code applicable to such 1992 Company Option. After the Effective Time, all references to the Company in the 1992 Company Options shall be deemed to refer to Parent. The 1992 Company Options assumed by Parent shall be exercisable upon the same terms and conditions except that
     (i) such 1992 Company Options shall entitle the holder to purchase from Parent the number of shares of Parent common stock (rounded down to the nearest whole number of such shares) that equals (X) the number of shares of Common Stock subject to such 1992 Company Option immediately prior to the Effective Time, multiplied by (Y) the quotient of $48 divided by the Formula Value of the Parent common stock and (ii) the option exercise price per share of Parent common stock shall be an amount (rounded up to the nearest full cent) equal to (X) the option exercise price per share of Common Stock in effect immediately prior to the Effective Time divided by
     (Y) the quotient of $48 divided by the Formula Value of the Parent common stock.


          (iv) The 1994 Company Options and the 1992 Company Options are referred to collectively in this Agreement as the "Company Options."

     (c) Non-Employee Director Deferred Stock Units Plan. Not later than 30 days prior to the Effective Time, the Company shall send a notice to the holders of outstanding units issued pursuant to the Non-Employee Director Deferred Stock Units Plan (the "Units") stating: (i) that the Units shall not be assumed in connection with the Merger, (ii) that rights under any Units outstanding as of the Effective Time shall terminate and be cancelled at the Effective Time and represent only the right to receive the consideration, if any, specified in this
Section 1.5(c) in accordance with this Agreement, and (iii) setting forth the Merger Consideration. At the Effective Time, each Unit shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive, upon delivery thereof to the Company, an amount in cash equal to the Merger Consideration. The aggregate amount payable pursuant to this paragraph (c) shall hereinafter be referred to as the "Unit Cash-Out Amount."

     (d) Exchange Procedures for Company Options or Units. Promptly following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of a Company Option exercised as of the Effective Time and to each holder of a Unit outstanding at the Effective Time (i) a letter of transmittal (which shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Options or Units. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing such Company Options or Units surrendered thereby, to the Paying Agent, the holders of such Company Options shall be entitled to receive the Option Cash-Out Amount or other amount payable to them in respect of such Company Options pursuant to Section 1.5(a) or (b) or the Unit Cash-Out Amount payable to them pursuant to Section 1.5(c).

     (e) ESPP. Not later than 30 days prior to the Effective Time, the Company shall send notice to the holders of options under the Company's Employee Stock Purchase Plan (the "ESPP") accelerating the exercise of such options for a 30 day period from the date of the notice. On the 30th day after the date of the notice, in accordance with the terms of the ESPP, all rights to purchase shares of Common Stock outstanding under the ESPP immediately prior to that date shall be exercised (unless the participant withdraws as provided in the ESPP) and each share of Common Stock purchased pursuant to such exercise shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration payable in respect thereof. Any Common Stock issued pursuant to the ESPP shall be deemed issued and outstanding at the Effective Time. The Company will offer to the participants in the ESPP a procedure not provided for in the ESPP whereby no certificates representing Common Stock of the Company will be issued upon exercise of the options and after the Effective Time the holders will be entitled to receive from the Paying Agent the Merger Consideration for each share of Common Stock issued upon exercise of such options. Parent will make appropriate arrangements with the Paying Agent so that participants in the ESPP who elect not to receive stock certificates upon exercise of their options will be able to receive the Merger Consideration to which they are entitled without the submission of stock certificates. No offering or purchase periods under the ESPP shall be commenced after the date hereof, no participant in the ESPP shall be permitted to increase his or her level of participation in the ESPP after the date hereof, and the ESPP and all purchase rights thereunder shall be terminated effective as of the Effective Time.

     (f) Registration of Parent Common Stock. Parent will prepare and file with the United States Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), with respect to the shares of Parent common stock subject to the Company Options assumed by Parent pursuant to Section 1.5(a) and (b), and, where applicable, will use commercially reasonable efforts to have such registration statement become effective at or prior to the Effective Time and to maintain the effectiveness of such registration statement covering such Company Options (and maintain the current status of the prospectus contained therein or required pursuant thereto) for so long as any of such Company Options remain outstanding.

     SECTION 1.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to which the holder thereof is entitled pursuant to this Article I in exchange for such lost, stolen or destroyed Certificate.

     SECTION 1.7 Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on the date that the Company's stockholders vote to adopt this Agreement in accordance with the DGCL, or as soon thereafter as, and in any event no later than the second business day after, the conditions set forth in Article VI hereof have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to herein as the "Closing Date." The Closing shall take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree. At the Closing, subject to the provisions of Article VI, Parent, Merger Sub, and the Company shall cause the Certificate of Merger to be filed in accordance with Section 1.1(b), and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective to the extent provided in Section 5.7.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 Certificate Of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth on Exhibit A to this Agreement.

     SECTION 2.2 Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of such entity and the Bylaws of such entity.

     SECTION 2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except (i) as set forth in a document (the "Company Disclosure Schedule") of even date herewith and concurrently delivered herewith, referring specifically to the representations and warranties in this Agreement and which identifies by section number the section of this Article III to which such disclosure relates unless the relevance and magnitude of such disclosure to another section of this Agreement is reasonably evident, without the need for additional information or explanation, from the contents of the referenced disclosure or the nature of the document in question, or (ii) as specifically described through express disclosure of current, specific facts (excluding statements of possibilities, potential risks or general qualifications) set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2000, in the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2001, or in the Company's 2001 Proxy Statement, to the extent the relevancy of such disclosure to such particular representation and warranty is readily apparent, the Company hereby makes the following representations and warranties to Parent and Merger Sub:

     SECTION 3.1 Corporate Existence And Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except for failures to have any such License which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is or could reasonably be expected to be materially adverse to
(i) the business (including its prospects, current products or products identified for development), assets, financial condition or results of operations of the Company and its Subsidiaries, taking the Company and its Subsidiaries together as a whole; or (ii) the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or
(iii) the ability of the Surviving Corporation or Parent to conduct such business, as presently conducted or proposed to be conducted, following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or its assets or business, except in each case for any such change, effect, event, occurrence, state of facts or development resulting from (i) changes in general economic, regulatory or political conditions, or (ii) changes in the medical device industry generally. The Company has heretofore delivered or made available to Parent or its advisers complete and accurate copies of the Certificate or Articles of Incorporation, Bylaws and other governing instruments of the Company and each Subsidiary, as currently in effect, and of the organizational documents and agreements defining the rights of the Company or any Subsidiary with respect to any material joint ventures, partnerships or other business in which the Company owns a less-than-100% interest. Neither the Company nor any Subsidiary, directly or

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indirectly, owns or controls or has any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to the Company and its Subsidiaries, considered as a whole. For purposes of this Agreement, "Subsidiary" means with respect to any person, any corporation or other legal entity of which such person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 3.2  Corporate Authorization.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by the Company's stockholders as set forth in Section 3.2(b) hereof and as contemplated by Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been unanimously approved, by the Board of Directors and the Special Committee of the Company originally established on May 11, 2000 by the Board of Directors and reconstituted and reaffirmed on February 9, 2001 (as constituted from time to time, the "Special Committee") of the Company, and no other action of the Company's Board of Directors or the Special Committee or corporate proceedings on the part of the Company or any Subsidiary of the Company, other than the adoption of this Agreement by the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of the Company and the Special Committee have declared the advisability of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

     (b) Under applicable law, the current Certificate of Incorporation of the Company and the rules of The Nasdaq Stock Market, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the Bylaws of the Company, applicable law and this Agreement, is the vote required for the stockholders of the Company to adopt this Agreement.

     SECTION 3.3  Consents And Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the current Certificate of Incorporation or the Bylaws of the Company; (ii) result in a violation or breach of, result in the creation of any Lien on any properties or assets owned or used by the Company or any Subsidiary pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under, any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including the European Community), provincial, municipal, domestic or foreign (each, a

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"Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, the "Foreign Merger Laws"); (iii) compliance with any applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky or takeover laws; and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.


     SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock"). As of the date of this Agreement, there are 64,741,816 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of the date of this Agreement, there are (i) outstanding Options to purchase 8,943,510 shares of Common Stock, each of which Options are listed, together with its respective exercise price, in the Company Disclosure Schedule; (ii) rights to purchase approximately 27,379 shares of Common Stock under the ESPP (estimated as of August 31, 2001, based on the current contribution rates of the participants for the current offering periods in process as of the date of this Agreement and assuming such current offering periods are terminated on August 31, 2001 and assuming a per share purchase price equal to 85% of the market price of the Common Stock on May 15, 2001 for this purpose); (iii) rights declared as a dividend in connection with the Rights Agreement, dated as of May 23, 1995 and as amended effective May 1, 1999, between the Company and Harris Trust of California (the "Rights Plan"); and (iv) rights to acquire approximately 35,144 shares of Common Stock under the Company's Non-Employee Directors Deferred Stock Units Plan. Except as set forth in this Section 3.4, there are outstanding (v) no shares of capital stock or other voting securities of the Company, (vi) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (vii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (v), (vi) and (vii) being referred to collectively as the "Company Securities"). To the knowledge of the Company, as of the date of this Agreement, there are not any agreements that relate to the voting or control of Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.
Schedule 3.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Common Stock (other than rights outstanding under the Rights Plan), including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, termination date, and, in the case of options, the type of option under the Code. No consent of holders of any such rights, including participants under the Company's Option Plans or the ESPP, is required to carry out the provisions of Section 1.5. All actions, if any, required to allow for the treatment of Company Options, Units and the ESPP as is provided in Section
1.5 have been, or prior to the Closing will be, validly taken by the Company. In no event will the aggregate number of shares of Common Stock outstanding at the Effective Time (including all shares subject to then outstanding Company Options or other rights to acquire or commitments to issue shares of Company stock) exceed the sum of the outstanding shares of Company Common Stock described in the first sentence of this Section 3.4, plus any shares of Company Common Stock issued upon the exercise of outstanding options to purchase Company Common Stock identified in this Section 3.4, plus any shares of

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Company Common Stock issued by the Company in connection with the Units, plus any shares of Company Common Stock issued by the Company upon exercise of rights under the ESPP.

     SECTION 3.5  Subsidiaries.

     (a) Each Subsidiary of the Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material Licenses required to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

     (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company (other than, if necessary, shares constituting directors' qualifying shares or similar shares and shares required to be owned by citizens of such subsidiary's jurisdiction of organization) free and clear of any Liens (as defined hereafter) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assessment, claim, third party interest or encumbrance of any kind in respect of such asset.

     SECTION 3.6 SEC Documents. Since December 31, 1998, the Company has filed all required reports, proxy statements, registration statements, forms and other documents required to be filed with the SEC (the "Company SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount). The statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Documents do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto.

     SECTION 3.8 Absence Of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company as of December 29, 2000 contained in the Company's Annual Report on Form 10-K for the

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

fiscal year ended December 29, 2000 (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company as of March 30, 2001 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2001 (the "Company Interim Balance Sheet") or referred to in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business and of a type and in an amount consistent with past practice, since March 30, 2001; and (iii) liabilities or obligations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.9 Proxy Statement. None of the information contained in the proxy statement to be filed with the SEC by the Company pursuant to Section 5.3 hereof (the "Proxy Statement") will, as of the date mailed to the stockholders of the Company, as of the time of the stockholders meeting of the Company (the "Company Stockholders' Meeting") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion in the Proxy Statement.

     SECTION 3.10 Absence Of Material Adverse Changes, Etc. Since December 29, 2000, there has not been any change, effect, event, occurrence, state of facts or development known to the Company that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, since December 29, 2000, and except as permitted by Section 5.1, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and (ii) there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Company Securities;

          (b) any amendment of any provision of the Certificate of Incorporation or Bylaws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company;

          (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities;

          (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP and concurred with by the Company's independent public accountants;

          (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement entered into with (or any amendment to any such existing agreement) any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business and consistent with past practice;

          (f) issuance of Company Securities other than (i) pursuant to Company Options outstanding as of December 29, 2000 and the issuance of Company Options after such date in the ordinary course of business and consistent with past practice (and the issuance of Company Securities pursuant thereto), (ii) shares of Common Stock issued pursuant to the ESPP, (iii) Units issued under the Non-Employee

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     Director Deferred Stock Units Plan; and (iv) corresponding issuances of rights pursuant to the Rights Plan;

          (g) acquisition or disposition of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business) or any merger or consolidation with any third party, by the Company or any Subsidiary of the Company;

          (h) entry by the Company into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary of the Company; or

          (i) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 3.11  Taxes.

     (a)(1) All federal, state, local and foreign Tax Returns (as defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (2) all Taxes (as defined below) due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, and all Taxes that have accrued but which are not yet due and owing have been adequately reserved for in the Company Audited Balance Sheet or the Company Interim Balance Sheet in accordance with GAAP, except to the extent any failure to pay or reserve could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except with respect to Taxes arising in the ordinary course of business after the date of the Company Interim Balance Sheet; (3) there is no presently pending or, to the knowledge of the Company, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group; (4) neither the Company nor any Subsidiary of the Company has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (5) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid, except for assessments the failure of which to pay could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (6) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary of the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; (7) the Company and each of its Subsidiaries has complied with all rules and regulations relating to the withholding of Taxes, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (8) neither the Company, any Subsidiary of the Company, nor any Company Group member is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company, any Subsidiary of the Company, or any Company Group member in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and (9) neither the Company, any Subsidiary of the Company, nor any Company Group Member has made any payments since December 29, 2000, and is not a party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of an option), that would not be fully deductible by reason of Section 162(m) of the Code.

     (b) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any

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interest, penalties or additions to tax attributable to such taxes and (ii) "Tax
Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.12  Employee Benefit Plans.

     (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, and equity compensation plan; each "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement that is sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary of the Company, or by any trade or business, whether or not incorporated (each, an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company, any Subsidiary of the Company, or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "Plans."

     (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

     (c) No liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) No Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate maintains, participates in, contributes to, or has any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan.

     (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code.

     (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

     (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

     (h) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect by or on behalf of any Plan, or by any employee or beneficiary covered under any such Plan (other than routine claims for benefits). No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code

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or any other applicable law that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under any employee benefit plan that is subject to the laws of a jurisdiction outside of the United States or (y) mandated by applicable law or the terms of the Plans.

     (j) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

     (k) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 3.12(k) lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States.

     (l) Each Plan can be amended prospectively or terminated at any time, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination (other than administrative charges normally incurred in a plan termination).

     (m) No agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan.

     (n) No Plan has any unfunded accrued benefits that are not fully reflected in the Company Audited Balance Sheet.

     (o) No pension plan subject to Title IV of ERISA (an "ERISA Pension Plan") has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and neither the Company nor any Subsidiary of the Company has ever sought to obtain any variance from the minimum funding standards pursuant to Section 412(d) of the Code. The funding method used in connection with each ERISA Pension Plan meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such ERISA Pension Plan and reasonable expectations.

     (p) The fair market value of the plan assets of each ERISA Pension Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA Section 4001(a)(16)), including any unpredictable contingent event benefits within the meaning of Code Section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases. No ERISA Pension Plan has been completely or partially terminated or been the subject of a Reportable Event under ERISA Section 4043. No proceeding by the PBGC to terminate any ERISA Pension Plan has been instituted, and neither the Company nor any Subsidiary of the Company has incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any ERISA Pension Plan.

     (q) Neither the Company nor any Subsidiary of the Company maintains or participates in any Voluntary Employees' Beneficiary Association, under Code Sections 419 and 419A, which is intended to be exempt from taxation under section 501(c)(9) of the Code.

     SECTION 3.13  Litigation; Compliance With Laws.

     (a) There is no claim, action, suit, proceeding or, to the knowledge of the Company, investigation or review of any kind pending, or to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company or of any Subsidiary of the Company which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Neither the Company nor any Subsidiary of the Company is in default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other promulgations, of any court or other Governmental Entity (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Subsidiary of the Company has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other Governmental Entity with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied with all applicable requirements of the FDA or other Governmental Entity with respect to the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information, and applications or to be in compliance or the failure to have such licenses and approvals in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any medical devices of the Company or any Subsidiary of the Company, filed with or delivered by or on behalf of the Company or any Subsidiary of the Company to any Governmental Entity was in all material respects true and accurate when so filed or delivered and, to the knowledge of the Company, remains true and accurate. All governmental approvals, permits and licenses (collectively, "Permits") required to conduct the business of the Company and its Subsidiaries as it is currently being conducted have been obtained, are in full force and effect and are being complied with, except where such failure could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.14 Labor Matters. (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company; (ii) to the knowledge of the Company, no union organizing campaign with respect to employees of the Company or any Subsidiary of the Company is underway; (iii) there is no unfair labor practice charge or complaint against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure to which the Company or any Subsidiary of the Company is a party or subject; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any Subsidiary of the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company or any Subsidiary of the Company, except for such exceptions to the foregoing clauses (i) through
(vi) which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.15 Certain Contracts And Arrangements. Schedule 3.15 of the Company Disclosure Schedule lists, and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), (a) every employment, material consulting, severance or change of control agreement or arrangement for the benefit of any director, officer, employee, other person or stockholder of the Company or any Subsidiary of the Company or any affiliate thereof in effect as of the date of this Agreement to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their properties or assets is bound, (b) every material contract with physicians, scientific advisory board members or material consultants in effect as of the date of this Agreement to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their properties or assets is bound, and (c) every contract, agreement, or understanding to which the Company or any Subsidiary of the Company is a party that would reasonably be expected to involve payments by or to the Company or any Subsidiary of the Company in excess of $500,000 during the Company's current 2001 fiscal year, or the absence or performance of which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or that is material and was not made in the ordinary course of business. Each material contract or agreement to which the Company or any Subsidiary of the Company is a party or by which any of them is bound is in full force and effect, and neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any material contract or material agreement to which the Company or any Subsidiary of the Company is a party or by which any of them is bound, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any Subsidiary of the Company, or, to the knowledge of the Company, any other party thereto, except for such breaches and defaults which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) that restricts the ability of the Company or any Subsidiary of the Company, or after the Merger would restrict the Surviving Corporation's or Parent's ability, to conduct any line of business, (ii) that imposes on the Company or any Subsidiary of the Company material obligations (including to pay material milestone payments or material license fees) not reflected in the Company Audited Balance Sheet, or (iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed.

     SECTION 3.16  Environmental Matters.

     (a)(i) "Cleanup" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereafter) in the indoor or outdoor environment; (B) prevent the Release (as defined hereafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

     (ii) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) circumstances forming the basis of any violation of any Environmental Law (as defined hereafter).

     (iii) "Environmental Laws" means all federal, state, local and foreign laws, statutes, decisions, orders, decrees, rules, regulations or requirements relating to pollution or protection of the environment, human health or safety or natural resources, including laws, statutes, decisions, orders, decrees, rules, regulations or requirements relating to the presence, Release or threatened Release, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials or to noise, odor, indoor air quality or employee exposure to Hazardous Materials.

     (iv) "Hazardous Materials" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, lead-containing paint, asbestos-containing materials, explosives, known carcinogens, petroleum products or by-products, pesticides, fertilizers, or other substance which is toxic or hazardous, or which is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, Release or disposal of which is regulated by, any Environmental Laws.

     (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     (b)(i) To the knowledge of the Company, the Company and its Subsidiaries have at all times been and are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since inception, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, except where failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (ii) To the knowledge of the Company, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (iii) To the knowledge of the Company, there are no present or past actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (iv) The Company agrees to cooperate with Parent to effect the retention of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Company and its Subsidiaries to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

     (v) The Company has made available to Parent all assessments, audits, investigations, and sampling or similar reports in the possession of the Company or its Subsidiaries relating to health and safety, the environment, any Release of Hazardous Materials, or Environmental Costs and Liabilities.

     SECTION 3.17  Intellectual Property.

     (a) To the Company's knowledge, the Company and its Subsidiaries own, free and clear of any Lien, or are licensed to use all Intellectual Property (as defined hereafter) reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted or as proposed to be conducted (the "Company Intellectual Property"), except as could not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all patents, trademarks, trade names, service marks, copyrights, and all applications for and registrations of any of the foregoing included in the Company Intellectual Property.

     (b)(i) All of the registrations relating to Company Intellectual Property are subsisting and unexpired, and have not been abandoned, except as set forth in Schedule 3.17(a) or as could not reasonably be expected to have a Company Material Adverse Effect; (ii) to the knowledge of the Company, neither the use of the Company Intellectual Property by the Company or any Subsidiary of the Company in the present or proposed conduct of its business, nor the manufacture, marketing, distribution, use or sale of any current product or service of the Company or any Subsidiary of the Company or any product or service identified for development by the Company or its Subsidiaries, infringes on the valid Intellectual Property rights of any person; (iii) to the knowledge of the Company, no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of any Company Intellectual Property, or the Company's or its Subsidiaries' rights in and to any Company Intellectual Property, in any respect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) neither the Company nor any Subsidiary of the Company has received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of any Company Intellectual Property, or the Company's or its Subsidiaries' rights in and to any Company Intellectual Property, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (x)(1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations, applications, and recordings for, and amendments, modifications and improvements to any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

     (d) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has used or made use of any confidential or proprietary information or trade secrets of any other person in breach of any agreement to which the Company or any Subsidiary of the Company is subject or in violation of any civil or criminal law, except as could not reasonably be expected to have a Company Material Adverse Effect.

     (e) The Company and each Subsidiary of the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, except as could not reasonably be expected to have a Company Material Adverse Effect.

     (f) To the knowledge of the Company, all employees of the Company and each Subsidiary of the Company have executed written agreements with the Company or such Subsidiary that assign to the Company or such Subsidiary all rights to inventions improvements, discoveries or information relating to the business of the Company or such Subsidiary. To the Company's knowledge, no employee of the Company or any Subsidiary of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work to anyone other than the Company or such Subsidiary, except as could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.18 Opinion Of Financial Advisor. The Board of Directors of the Company and the Special Committee have received the opinion of UBS Warburg LLC that the Merger Consideration is fair from a financial point of view to the holders of Common Stock. The Company will promptly after receipt of the written opinion deliver a true and complete copy of such opinion to Parent for informational purposes only.

     SECTION 3.19 Board Recommendation. The Board of Directors of the Company and the Special Committee, at meetings duly called and held, have each unanimously approved this Agreement, the Agreements to Facilitate Merger and the transactions contemplated hereby and thereby and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company; and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement.

     SECTION 3.20 Finders' Fees. No act of the Company or any Subsidiary of the Company has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified in the Company Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Company Disclosure Schedule, copies of which have been provided or made available to Parent or its advisors prior to the date of this Agreement.

     SECTION 3.21 Officers, Directors and Employees. Prior to the date hereof, the Company has provided to Parent a list that, in all material respects, completely and accurately sets forth the name, title and current annual salary rate of each employee of the Company or of any Subsidiary of the Company, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. Schedule 3.21 of the Company Disclosure Schedule completely and accurately sets forth (i) the names of all former officers of the Company or of any Subsidiary of the Company whose employment with the Company or such Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company and of each Subsidiary of the Company.

     SECTION 3.22 Section 203 of DGCL. The Board of Directors of the Company and the Special Committee has approved this Agreement, the Agreements to Facilitate Merger, and the transactions contemplated hereby and thereby and have taken such other actions so that neither the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL nor the provisions of any other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or Bylaws of the Company will apply to this Agreement, the Agreements to Facilitate Merger, or any of the transactions contemplated hereby or thereby.

     SECTION 3.23 Rights Plan. The Company has taken all action (including, if required, amendment of the outstanding preferred share purchase rights issued pursuant to the Rights Plan) so that the entering into of this Agreement and the Agreements to Facilitate Merger, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Rights Plan or enable the rights to purchase the Company's Series B Junior Participating Cumulative Preferred Stock to be exercised, or require that they be separated, distributed or triggered, and so that as of the Effective Time such rights shall, without any payment by the Company or Parent, expire with neither the Company nor Parent having any obligations under, and no person having any rights under, the Rights Plan, except for the payment of fees and expenses and indemnification to which the Rights Agent is entitled under the Rights Plan. The Company has furnished Parent with true and correct copies of all such actions.

     SECTION 3.24 Merger Filings. The information as to the Company or any of its affiliates or stockholders included in the Company's filing, or submitted to Parent and Merger Sub for inclusion in their filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

     SECTION 3.25 Transactions with Related Parties. There are no existing contracts, agreements, business dealings, arrangements or other understandings between (a) the Company or any Subsidiary of the Company, and (b) any officer, director or beneficial owner of more than 5% of the outstanding voting securities of the Company or any Subsidiary of the Company (or any entity of which such person is an officer, director or beneficial owner of more than 5% of such entity's outstanding voting securities) (a "Related Party"). There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company or any Subsidiary of the Company.

     SECTION 3.26 Minute Books. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the stockholders, Boards of Directors, and committees of the Boards of Directors of the Company.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

     SECTION 4.1 Corporate Existence and Authorization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the performance of their obligations hereunder have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other action of Parent's or Merger Sub's Board of Directors or corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

     SECTION 4.2 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than: (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State; (b) compliance with any applicable requirements of the HSR Act and Foreign Merger Laws; (c) compliance with any applicable requirements of the federal securities laws and state blue sky or takeover laws; and (d) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made could not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent's or Merger Sub's ability to perform any of their material obligations under this Agreement or to consummate the Merger.

     SECTION 4.3 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not: (a) conflict with or result in a breach of any provision of the current articles or certificate of incorporation or bylaws of Parent or Merger Sub; (b) assuming the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 4.2 have been obtained or made, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Merger Sub is subject; or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement, contract or other instrument binding upon Parent or Merger Sub, in any manner that would reasonably be expected to prevent, hinder or delay the timely completion of the transactions contemplated by this Agreement.

     SECTION 4.4 Litigation. There is no action pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of Parent before any court or arbitrator or before or by any governmental body, agency or official that would, individually or in the aggregate, reasonably be expected to prevent, hinder or delay the timely completion of the transactions contemplated by this Agreement.

                                   ARTICLE V

                 PRECLOSING AND OTHER COVENANTS OF THE PARTIES

     SECTION 5.1 Conduct Of The Business Of The Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, from the date of this Agreement until the Effective Time, neither the Company nor any Subsidiary of the Company will, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

          (a) amend its Certificate or Articles of Incorporation, Bylaws or other governing documents;

          (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities exercisable for the purchase of, or convertible into, shares of stock of any class (other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement, the ESPP, or the issuance of Units);

          (c) split, combine, or reclassify any shares of its capital stock (whether by merger, consolidation, reorganization or otherwise), declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the Company's capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities; or amend or alter any material term of any of its outstanding securities;

          (d) other than trade payables incurred in the ordinary course of business and consistent with past practice and other than intercompany indebtedness, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any material Lien on any material asset; or make any tax election or permit any insurance naming the Company or any of its Subsidiaries as a beneficiary or loss payable payee to be canceled or terminated, except in the ordinary course of business and consistent with practice.

          (e)(i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except anniversary date or annual performance review salary increases for employees in the ordinary course of business and in a manner consistent with past practices or as required by existing contractual commitments or applicable law and except as provided in Section 1.5; (ii) except as required pursuant to Section 5.18, pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant; or (iii) except as required by existing contractual commitments or applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement except for arrangements and agreements with newly hired employees in the ordinary course of business, or to any employment agreement or, other than in the ordinary course of business consistent with past practice, any consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

          (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, lease, license, pledge or otherwise dispose of or encumber any assets or properties material to the Company and its Subsidiaries, considered as a whole;

          (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, considered as a whole, except as provided in subsection (h) below and except purchases of inventory, materials and supplies in the ordinary course of business consistent with past practice;

          (h) make or agree to make any capital expenditure or expenditures, except for capital expenditures of $200,000 per month or less individually and of $2,000,000 per month or less in the aggregate made pursuant to the Company's budget previously provided to Parent. In addition, the Company is permitted to make (i) capital expenditures included in Schedule 5.1(h), and
     (ii) the planned repurchase of technology from American Medical Instruments in the amount of $17 million;

          (i) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including by default or by failure to act) any joint ventures or any other agreements, protocols or work plans pursuant to agreements with third parties, commitments, or contracts that are material to the Company and its Subsidiaries considered as a whole (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business consistent with past practice);

          (j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except contracts, agreements or understandings expressly provided for or contemplated by this Agreement or that are not material and entered into in the ordinary course of business), or enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts the ability of the Company or any Subsidiary of the Company, or after the Merger would restrict the Surviving Corporation's or Parent's ability, to conduct any line of business, or enter into any contract or arrangement of a type described in Section 3.15;

          (k) change in any material respect its general credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

          (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice;

          (m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or regulation or by a change in GAAP and concurred with by the Company's independent public accountants;

          (n) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it, at law or in equity or before any Governmental Entity (including the FDA) or any nongovernmental self-regulatory agency;

          (o) knowingly take any action, or fail to take any action, that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached such that the conditions in
     Section 6.3(b) will not be satisfied as of the Closing Date; or

          (p) agree or consent, whether in writing or otherwise, to do any of the foregoing.

     SECTION 5.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, including the cost of printing the Proxy Statement and filing it with the SEC, and filings under the HSR Act and any Foreign Merger Laws will be paid by the party incurring such costs and expenses.

     SECTION 5.3  Proxy Statement; Stockholders' Meeting.

     (a) The Company shall, in accordance with applicable law and the Certificate of Incorporation and the Bylaws of the Company duly call, give notice of, convene and hold the Company Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of considering and taking action upon the adoption of this Agreement (the "Company Approval Matters"). Except as provided in Section 5.5, the Company shall use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement pursuant to the Proxy Statement and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable stock exchange requirements to obtain such approval. Except as set forth in this Section 5.5, the Company shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law and the Company's Certificate of Incorporation and Bylaws to effect the Merger.

     (b) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Approval Matters (together with any amendments thereof and any supplements thereto, the "Proxy Statement"). Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date hereof. The Proxy Statement shall include (i) the recommendation of the Board of Directors of the Company to the Company's stockholders that they vote in favor of adoption of this Agreement, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section 5.5 of this Agreement, and (ii) the opinion of UBS Warburg referred to in Section 3.18.

     (c) The Company shall as promptly as practicable notify (and provide copies to) Parent of the receipt of any comments from the SEC relating to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review of Parent, and all mailings to the Company's stockholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of Parent.

     (d) Unless and until this Agreement is validly terminated pursuant to
Article VII, nothing herein shall limit or eliminate in any way the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting and at such meeting submit this Agreement and the Merger to a vote of the Company's stockholders (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Parent's approval).

     SECTION 5.4  Access To Information; Confidentiality Agreement

     (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company's Subsidiaries is a party (in which case the Company shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Parent or its advisors) or pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the Company is required to comply, from the date of this Agreement to the Effective Time, the Company shall (and shall direct its Subsidiaries to) (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times during normal business hours in a manner so as not to unreasonably disrupt the ordinary course of business upon prior written notice to its and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, pilot studies, clinical data and studies and evaluations, patient results, regulatory compliance, officers, employees, third party physicians and clinical investigators, consultants, distributors, customers, suppliers, and others having material dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request. Subject to the foregoing provisions, the Company's obligation to afford access and provide information pursuant to the preceding sentence shall include such access and information as Parent shall reasonably deem necessary to enable Parent, or a third party designated by Parent and approved by the Company, to conduct a reasonable audit of the Company's and its Subsidiaries' product performance and quality, pilot studies, clinical data and results, patient results, compliance with FDA regulations, policies and procedures, relations and dealings with third party physicians and other clinical investigators and consultants, and related performance and compliance matters concerning the Company's and its Subsidiaries' products. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and its Subsidiaries' businesses and, in connection therewith, Parent shall be entitled to be kept informed concerning, the Company's and its Subsidiaries' operations and business planning. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made in this Agreement or modify or expand the conditions to closing set forth in Article VI. Nothing in this Agreement will require disclosure prior to the Effective Time of minutes, reports, or documents related to the Special Committee.

     (b) Parent and each of its employees and other representatives shall hold in confidence all such nonpublic information as required and in accordance with the confidentiality agreement between Parent and the Company dated April 26, 2000 (the "Confidentiality Agreement").

     SECTION 5.5  No Solicitation.

     (a) The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its respective officers, directors, advisors, representatives or other agents (including any investment banker, attorney, or accountant retained by the Company or any Subsidiary) not to, directly or indirectly, (1) solicit, initiate or knowingly encourage any Acquisition Proposal (as defined hereafter) or (2) participate in or encourage in any way discussions or negotiations with, or provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that, notwithstanding the foregoing provisions of this Section 5.5, this Agreement shall not prohibit the Company's Special Committee from, prior to the date on which the Company's stockholders adopt this Agreement in accordance with the DGCL, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal, if, and only to the extent that, (i) the failure of the Company's Board of Directors to take action with respect to a Superior Proposal would be a breach of the Board's fiduciary duties to its shareholders imposed by applicable law; (ii) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such person or entity after the date hereof, the Company (A) provides written notice of at least five business days to Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such person or entity, and naming and identifying the person or entity making the Acquisition Proposal, and (B) receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined in Section 5.4(b)) entered into with Parent; and (iii) the Company concurrently provides Parent with all non-public information to be provided to such person or entity that Parent has not previously received from the Company, and the Company keeps Parent informed, on a daily or more regular basis if the context requires or Parent so requests, of the status, terms and conditions and all other material information with respect to any such discussions or negotiations.

     (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for any of the following involving the Company or any Subsidiary of the Company: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction involving more than fifty percent of capital stock of the Company or any Subsidiary of the Company; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its stockholders), other than Parent, or Merger Sub or any of their affiliates (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than fifty percent of the outstanding shares of any class of capital stock of the

Company or any Subsidiary of the Company; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 20% of the assets (including, but not limited to, intellectual property assets) of the Company and its Subsidiaries taken as a whole (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions.

     (c) As used herein, a "Superior Proposal" shall mean a bona fide Acquisition Proposal (i) that the Company's Special Committee has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all material legal, financial and regulatory aspects of such Acquisition Proposal) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement; and (ii) with respect to which the financing required to consummate the transaction contemplated by such Acquisition Proposal is committed or in the good faith determination of the Company's Special Committee, after consultation with its financial advisor, is likely to be obtained on a timely basis.

     (d) The Company will immediately terminate all discussions with Third Parties concerning any Acquisition Proposal, and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. Subject to this Section 5.5, the Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any Third Party regarding any Acquisition Proposal, and prior to the Closing shall enforce all such agreements in accordance with their terms. The Company will promptly communicate to Parent the name of the person or entity submitting, and a detailed description of the terms and conditions of, any proposal or inquiry that it receives after the date hereof in respect of any Acquisition Proposal or a reasonably detailed description of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with the Company after the date hereof in respect of an Acquisition Proposal.

     (e) Nothing contained in this Section 5.5 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof), or (ii) permit the Company to enter into any agreement providing for an Acquisition Proposal (other than the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect.

     (f) Nothing contained in this Section 5.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

     SECTION 5.6  Director And Officer Liability.

     (a) Parent and the Company agree that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any Indemnitee (as defined hereafter) as provided in the Certificate of Incorporation or Bylaws of the Company existing on the date of this Agreement shall survive the Merger and continue in full force and effect in accordance with its terms for at least six years after the Effective Time, unless modification of such rights or limitations is required by law.

     (b) For six years after the Effective Time, Parent shall or shall cause the Surviving Corporation to indemnify and hold harmless, and to advance expenses to, the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company (the "Indemnitees") to the full extent permitted by applicable law. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is or may be asserted or made within such six-year period, all rights to indemnification and advancement of expenses shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

     (c) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement that is described in Schedule 5.6 of the Company Disclosure Schedule and is in effect at the Effective Time. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Surviving Corporation's Certificate of Incorporation and Bylaws with respect to acts occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

     (d) For a period of three years after the Effective Time, Parent shall, at its selection, either: (i) cause to be maintained in effect the Company's current directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to Parent or its advisors) with respect to claims arising from facts or events that occurred at or prior to the Effective Time; or (ii) extend the discovery or reporting period under the Company's current policy for three years from the Effective Time to maintain in effect directors' and officers' liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms no less favorable than the terms of such current insurance policy; or (iii) substitute coverage under Parent's directors' and officers' liability insurance or coverage under other policies providing coverage on terms and conditions that are no less advantageous to such persons than the Company's current insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend for any such coverage an amount per year in excess of 150% of the annual premium currently paid by the Company for such insurance; and provided further that if the cost per year of such coverage exceeds such 150% amount, Parent shall be obligated to obtain such coverage as is available for a cost per year not exceeding such amount. The Company represents that the Company Disclosure Schedule sets forth the annual premium currently paid by the Company for such insurance.

     (e) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

     (f) This Section 5.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnitees, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.8  Consents; Certain Filings.

     (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Without limiting the provisions of this Section 5.8, each party hereto shall, if applicable, file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as soon as reasonably practicable, and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

     (c) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined below). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Subsidiaries or the Surviving Corporation, shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, Parent or any of their respective affiliates.

     (d) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

     (e) The Company will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to promptly consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent or Merger Sub to promptly consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

     (f) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

     SECTION 5.9 Public Announcements. The parties shall issue press releases in agreed upon form announcing the execution of this Agreement as soon as practicable on or after the date hereof. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange or the NASDAQ National Market.

     SECTION 5.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

     SECTION 5.11  Employee Matters.

     (a) From and after the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's employees that, in the aggregate, are substantially comparable or more favorable, as a whole, than those in existence as of the date hereof and disclosed in writing to Parent prior to the execution hereof; provided that stock-based compensation shall be comparable to that offered by Parent and its subsidiaries generally. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans.

     (b) Parent shall, or shall cause the Company to, give individuals who are employed by the Company or any of its Subsidiaries as of the Effective Time and who remain employees of the Company or such Subsidiary following the Effective Time (each such employee, an "Affected Employee") full credit to the extent each such Affected Employee has been credited with service under each comparable employee benefit plan or arrangement maintained by the Company immediately prior to the Effective Time for purposes of eligibility, level of participation and vesting under each employee benefit plan or arrangement maintained by Parent or the Company for such Affected Employee's service with the Company.

     (c) Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.

     SECTION 5.12 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

     SECTION 5.13 Certain Notifications. Between the date hereof and the Effective Time, the Company and Parent shall each promptly notify the other in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions to such other party's obligations specified in Article VI.

     SECTION 5.14 Voting of Shares. To induce Parent to execute this Agreement, certain officers and directors of the Company have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as Exhibit B, pursuant to which each such person has agreed to vote all of his or her shares of Common Stock in favor of the adoption of this Agreement. To the extent not already delivered to Parent, the Company will use reasonable best efforts to have all other such affiliates execute and deliver to Parent Agreements to Facilitate Merger as soon as practicable after the date hereof.


     SECTION 5.15 Stock Rights. Prior to the Effective Time, the Company shall obtain all consents and agreements and take any other action required to allow for the treatment of Company Options, Units and rights pursuant to the ESPP as is provided in Section 1.5.


     SECTION 5.16 Noncompetition Agreements. To induce Parent to execute this Agreement, the Company has caused those executives who, as of the date hereof, have been specified in writing by Parent to execute and deliver to Parent as of the date hereof (but expressly contingent upon the Closing of the Merger) noncompetition agreements substantially in the form previously provided to the Company and attached to such writing. To the extent not already delivered to Parent, the Company shall use reasonable best efforts to have such other persons who have been specified in such writing execute and deliver to Parent such noncompetition agreements as soon as practicable after the date hereof.

     SECTION 5.17 Subsidiary Shares. At or prior to the Closing, the Company shall use reasonable best efforts to cause all issued and outstanding shares of capital stock of the Company's Subsidiaries (other than any interests in joint ventures or similar arrangements) owned by any person other than the Company or any of its Subsidiaries to be transferred, effective at the Effective Time, for no or nominal consideration to such person or persons designated by Parent.

     SECTION 5.18  MRG Transaction.

     (a) Parent will not consummate the transactions contemplated under the Agreement and Plan of Merger dated of even date herewith (the "MRG Agreement") between Parent and Medical Research Group, Inc. ("MRG") prior to the Effective Time unless this Agreement has been terminated in a manner that results or

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

could (with the passage of time or occurrence of events) result in the Termination Fee being paid or payable pursuant to Section 7.3.

     (b) Parent will not amend or modify the MRG Agreement or waive any rights thereunder in a manner that would reasonably be expected to prevent or delay the Effective Time or the timely closing under the MRG Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions To Each Party's Obligations. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) This Agreement shall have been adopted by the stockholders of the Company in accordance with applicable law;

          (b) Any applicable waiting periods under the HSR Act and any Foreign Merger Law relating to the Merger shall have expired or been terminated;

          (c) None of Parent, Merger Sub, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States or the European Union that is then in effect and
     (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the Company or the assets or business of the Company or its Subsidiaries;

     SECTION 6.2 Conditions To The Company's Obligation To Consummate The Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) Parent and Merger Sub shall each have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date; and

          (c) The Company shall have received certificates signed by an authorized officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived.

     SECTION 6.3 Conditions To Parent's And Merger Sub's Obligations To Consummate The Merger. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of the Company contained in this Agreement, without regard to any qualification or reference to "material," "in all material respects," "Company Material Adverse Effect," or similar variations thereof shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that have not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, notwithstanding the foregoing, this Section 6.3(b) shall not be considered fulfilled or satisfied if the representation and warranty set forth in the last sentence of Section 3.4 is incorrect as of the Closing Date;

          (c) Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

          (d) The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to Parent, except for such permits, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent and Merger Sub shall have received evidence satisfactory to them of the receipt of such permits, authorizations, consents, and approvals;

          (e) Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (f) Parent shall have received executed agreements from such persons, and in such form satisfactory to Parent, with respect to the transfer of Company Subsidiary shares of stock as described in Section 5.17 hereof; and

          (g)(i) At the time all other conditions precedent to the closing of the Merger have been satisfied or waived there shall not exist (A) any failure of the representations and warranties of MRG contained in the MRG Agreement (without regard to any qualification or reference to "material," "in all material respects," "Material Adverse Effect," or similar variations thereof) to be true and correct or (B) any change, event, occurrence, state of facts or development with respect to MRG that, in the case of each of clause (A) or (B), has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Solely for purposes of applying the definition of Company Material Adverse Effect to this Section 6.3(g), "Company" means the Company and MRG taken together as a whole).

          (ii) Upon learning of any fact or circumstance that Parent determines would lead to the closing condition set forth in this Section 6.3(g) not being met (a "Potential Closing Problem"), Parent will give to the Company prompt notice thereof and keep the Company reasonably informed (on a daily or more frequent basis if the context requires or the Company so requests) of the status, facts, and other material information with respect to any such matter; provided that failure to give such notice shall not adversely affect Parent's rights except, and only to the extent that, the Company demonstrates it has been prejudiced by such failure. Parent will, at the Company's request allow the Company and its representatives to be directly involved in the discussions or negotiations with respect to any Potential Closing Problem, and afford the Company and its representatives a reasonable opportunity to actively participate in attempting to resolve the Potential Closing Problem in a manner reasonably satisfactory to Parent.

          (h) All applicable waiting periods under the HSR Act or any Foreign Merger Law relating to the transactions contemplated by the MRG Agreement shall have expired or been terminated.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after this Agreement has been adopted by the Company's stockholders:

          (a) by the mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Merger has not been consummated by December 31, 2001, or such other date, if any, as the Company and Parent shall agree upon; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date; and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to Foreign Merger Laws, such date shall be extended to the later of (i) the date set forth above or (ii) the 90th day following acknowledgment by the FTC, DOJ, or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than March 31, 2002;

          (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority in the United States or the European Union has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d) by Parent, if (i) the Company has breached its obligations under
     Section 5.5 in any material respect; or (ii) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent or Merger Sub its approval or recommendation of the Merger; or
     (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so; or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of the Company Common Stock is announced or commenced and either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten (10) business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

          (e) by either the Company or Parent, if the adoption of this Agreement by the Company's stockholders as required under applicable law shall not have been obtained at the Company Stockholders' Meeting; except that the right to terminate this Agreement under this Section 7.1(e) will not be available to any party whose failure to perform any obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company; or

          (f) by the Company prior to the adoption of this Agreement by the Company's stockholders if (i) it has complied with, and continues to comply with, all requirements, conditions and procedures of Section 5.5 in all material respects, (ii) the Board of Directors of the Company has (upon the recommendation of the Company's Special Committee) authorized, subject to complying with the terms of this Agreement, the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such binding agreement, which notice must have attached to it the most current version of such agreement, (iii) Parent does not make, within five business days after receipt of such notice from the Company, any offer that the Company's Special Committee reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and during such five business-day period the Company reasonably considers and discusses in good faith all proposals submitted by Parent and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Parent and its advisors from time to time as requested by Parent to reasonably consider and discuss in good faith Parent's proposals, and (iv) prior to or concurrently with the Company's termination pursuant to this Section 7.1(f), the Company pays to Parent the fee required by Section 7.3 to be paid to Parent in the manner therein provided. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after Parent has received the notice to Parent required by clause (ii) above, and (y) to notify Parent promptly if its intention to enter into the binding agreement included in its notice to Parent shall change at any time after giving such notice;

          (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of commercially reasonable efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as the Company continues to exercise commercially reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(g); or

          (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.2 will not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of commercially reasonable efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as Parent continues to exercise commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(h).

     SECTION 7.2 Effect of Termination. The party desiring to terminate this Agreement shall give written notice of such termination to the other party. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however that notwithstanding such termination the agreements contained in Sections 5.2, 5.4(b), 7.2, 7.3, 7.4 and
Article VIII hereof shall survive the termination hereof.

     SECTION 7.3  Fees.

     (a) The Company agrees to pay Parent in immediately available funds by wire transfer to an account designated by Parent an amount equal to One Hundred Eight Million Dollars ($108,000,000) (the "Termination Fee") if:

          (i) this Agreement is terminated by Parent pursuant to Section 7.1(d)
     (ii) through (iv) hereof; or

          (ii)(A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), 7.1(d)(i) or 7.1(e) hereof, (B) at or prior to the time of such termination, an Acquisition Proposal with respect to the Company shall have been made public and remains pending at the time of such termination or at the time of the Company Stockholders' Meeting, and (C) within twelve months after such termination, the Company shall enter into a definitive agreement with respect to any Acquisition Proposal or the transaction contemplated by any Acquisition Proposal relating to the Company shall be consummated; or

          (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f) hereof.

     (b) The Company shall pay the Termination Fee required to be paid pursuant to Section 7.3(a) hereof (if all conditions thereto have been satisfied) (i) prior to or concurrently with the termination of this Agreement by the Company,
(ii) not later than one business day after the termination of this Agreement by Parent, or (iii) in the case of a fee payable pursuant to Section 7.3(a)(ii), prior to the earlier of the execution of the definitive agreement with respect to, or the consummation of the transaction contemplated by, the applicable Acquisition Proposal.

     SECTION 7.4 No Penalty; Costs of Collection. The Company acknowledges that the agreements contained in Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.3, the Company shall also pay to Parent Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to the prime commercial lending rate quoted by Wells Fargo Bank Minnesota, N.A.; provided, however, that Parent shall pay to the Company the Company's costs and expenses (including legal fees and expenses) incurred in connection with any such legal action if Parent's claims against the Company in such legal action do not prevail. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the date of such change in such prime rate.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, or (c) confirmed delivery by a standard overnight carrier or when delivered by hand each case when addressed, transmitted or delivered, as the case may be, in accordance with the following information (or with such other information for a party as shall be specified by notice given hereunder by such party):

     If to the Company, to:

     MiniMed Inc.
     18000 Devonshire Street
     Northridge, CA 91342
     Attn: President and COO
     Fax: (818) 576-6201

     with a copy (not constituting notice) to:

     O'Melveny & Myers LLP
     1999 Avenue of the Stars, Suite 700
     Los Angeles, CA 90067
     Attn: Kent V. Graham
     Fax: (310) 246-6779

     and

     Gibson, Dunn & Crutcher
     333 S. Grand Avenue
     Los Angeles, CA 90071
     Attn: Roy J. Schmidt
     Fax: (213) 229-7520

     If to Parent or Merger Sub, to:

     Medtronic, Inc.
     World Headquarters
     710 Medtronic Parkway, N.E.
     Minneapolis, MN 55432-5604
     with separate copies thereof addressed to:

     Attn: General Counsel
     Fax: (763) 572-5459

     and

     Attn: Vice President and Chief
     Development Officer
     Fax: (763) 505-2542

     SECTION 8.2 Survival Of Representations And Warranties. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Except as otherwise provided herein or in any document contemplated hereby, the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

     SECTION 8.3 Interpretation. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words, "but not limited to." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.4  Amendments, Modification and Waiver.

     (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.5 Successors And Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     SECTION 8.7 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies. The parties hereby (i) agree and consent to be subject to the exclusive jurisdiction of any state or federal court in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement (and each party agrees not to bring any such action or proceeding in any other jurisdiction to which the other party is subject); (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Merger Sub under this Agreement, and for the benefit of Parent and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and Section 5.6 and 5.11 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     SECTION 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     SECTION 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 8.12 Definitions. Each of the following terms is defined in the Section set forth opposite such term.

                            TERM                                SECTION
                            ----                                -------
Acquisition Proposal........................................        5.5(b)
Affected Employee...........................................       5.11(b)
Agreement...................................................      Preamble
Antitrust Law...............................................        5.8(f)
Certificate of Merger.......................................        1.1(b)
Certificates................................................        1.3(b)
Cleanup.....................................................    3.16(a)(i)
Closing.....................................................           1.7
Closing Date................................................           1.7
Code........................................................           1.4
Common Stock................................................      Preamble
Company.....................................................      Preamble
Company Approval Matters....................................        5.3(a)
Company Audited Balance Sheet...............................           3.8
Company Disclosure Schedule.................................             3

                            TERM                                SECTION
                            ----                                -------
Company Group...............................................       3.11(a)
Company Intellectual Property...............................       3.17(a)
Company Interim Balance Sheet...............................           3.8
Company Material Adverse Effect.............................           3.1
Company Options.............................................        1.5(b)
Company SEC Documents.......................................           3.6
Company Securities..........................................           3.4
Company Stockholders' Meeting...............................           3.9
Confidentiality Agreement...................................        5.4(b)
DGCL........................................................      Preamble
Dissenting Shares...........................................     1.2(c)(i)
DOJ.........................................................        7.1(b)
Effective Time..............................................        1.1(b)
Environmental Claim.........................................   3.16(a)(ii)
Environmental Laws..........................................  3.16(a)(iii)
ERISA.......................................................       3.12(a)
ERISA Affiliate.............................................       3.12(a)
ERISA Pension Plan..........................................       3.12(o)
ESPP........................................................        1.5(e)
Exchange Act................................................        3.3(b)
Exchange Fund...............................................        1.3(a)
Foreign Authority...........................................        7.1(b)
Foreign Merger Laws.........................................        3.3(b)
Formula Value...............................................        1.5(a)
FTC.........................................................        7.1(b)
GAAP........................................................           3.7
Governmental Entity.........................................        3.3(b)
Hazardous Materials.........................................   3.16(a)(iv)
HSR Act.....................................................        3.3(b)
Indemnitees.................................................        5.6(b)
Intellectual Property.......................................       3.17(c)
Licenses....................................................           3.1
Lien........................................................        3.5(b)
Merger......................................................        1.1(a)
Merger Consideration........................................        1.2(b)
Merger Sub..................................................      Preamble
MRG.........................................................          5.18
MRG Agreement...............................................          5.18
1992 Company Options........................................        1.5(b)
1994 Company Options........................................        1.5(a)
1992 Plan...................................................        1.5(b)
Option Cash-Out Amount......................................        1.5(a)
Option Notice...............................................        1.5(a)
Parent......................................................      Preamble
Paying Agent................................................        1.3(a)
Permits.....................................................       3.13(b)
Person......................................................        1.3(a)
Plans.......................................................       3.12(a)

                            TERM                                SECTION
                            ----                                -------
Potential Closing Problem...................................        6.3(g)
Proxy Statement.............................................   3.9, 5.3(b)
Regulated Products..........................................       3.13(b)
Related Party...............................................          3.25
Release.....................................................    3.16(a)(v)
Representatives.............................................        5.4(a)
Rights Plan.................................................           3.4
SEC.........................................................        1.5(f)
Secretary Of State..........................................        1.1(b)
Securities Act..............................................        1.5(f)
Special Committee...........................................        3.2(a)
Subsidiary..................................................           3.1
Superior Proposal...........................................        5.5(c)
Surviving Corporation.......................................        1.1(a)
Tax Return..................................................       3.11(b)
Taxes.......................................................       3.11(b)
Terminating Company Breach..................................        7.1(g)
Terminating Parent Breach...................................        7.1(h)
Termination Fee.............................................        7.3(a)
Unit Cash-Out Amount........................................        1.5(c)
Units.......................................................        1.5(c)

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                          MEDTRONIC, INC.


                                          By: /s/ MICHAEL D. ELLWEIN



                                          Name: Michael D. Ellwein



                                          Title: Vice President and Chief
                                          Development Officer



                                          MMI MERGER SUB, INC.



                                          By: /s/ MICHAEL D. ELLWEIN



                                          Name: Michael D. Ellwein



                                          Title: Vice President



                                          MINIMED INC.



                                          By: /s/ TERRANCE H. GREGG



                                          Name: Terrance H. Gregg



                                          Title: President and Chief Operating
                                          Officer

                                                                       EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            MEDTRONIC MINIMED, INC.

                                   ARTICLE 1
                                      NAME

     The name of the corporation shall be Medtronic MiniMed, Inc.

                                   ARTICLE 2
                          REGISTERED OFFICE AND AGENT

     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE 3
                                    PURPOSES

     The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful acts and activities for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE 4
                                     STOCK

     The aggregate number of shares the corporation has authority to issue shall be 2,500 shares of Common Stock, $.01 par value. Holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record.

                                   ARTICLE 5
                             RIGHTS OF STOCKHOLDERS

     5.1) No Preemptive Rights. No holder of shares of the corporation of any class now or hereafter authorized has any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class now or hereafter authorized, or any options or warrants for such shares, which may at any time be issued, sold or offered for sale by the corporation.

     5.2) No Cumulative Voting Rights. No holder of shares of the corporation of any class now or hereafter authorized shall be entitled to cumulative voting.

                                   ARTICLE 6
                               MEETINGS AND BOOKS

     6.1) Meetings of Stockholders and Election of Directors. Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. Elections of directors need not be by written ballot unless and except to the extent that the Bylaws so provide.

     6.2) Corporate Books. The books of the corporation may be kept within or (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE 7
                        LIMITATION OF DIRECTOR LIABILITY

     7.1) Limitation of Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     7.2) Amendment of this Article. Neither any amendment nor repeal of this
Article 7, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this Article 7 or adversely affect any right or protection of a director of the corporation in respect of any act, omission or matter occurring, or any cause of action, suit, or claim that, but for this
Article 7, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE 8
                                     BYLAWS

     The Board of Directors is expressly authorized to make, alter and repeal Bylaws of this corporation, subject to the power of the stockholders to change or repeal such Bylaws and subject to any other limitations on such authority provided by the Delaware General Corporation Law.

                                                                       EXHIBIT B

                         AGREEMENT TO FACILITATE MERGER

DATE:
---------------, 2001

PARTIES:

          Medtronic, Inc.,                                (hereinafter "Parent")
          a Minnesota corporation

               and

------------------------, an individual officer and/or director
          of MiniMed Inc.                        (hereinafter "Security Holder")

RECITALS:

     A. Security Holder is the legal or beneficial owner of shares of Common Stock of MiniMed Inc., a Delaware corporation (the "Company"), and/or the holder of options, warrants, or other rights to acquire shares of Company Common Stock.

     B. Parent, the Company, and a wholly-owned subsidiary of Parent are entering, or have entered, into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is proposed that Parent's subsidiary will merge with and into the Company (the "Merger") and as a result of which the outstanding shares of Company Common Stock shall be converted into the right to receive a cash payment.

     C. Security Holder deems it to be in Security Holder's best interest and in the best interests of the Company and all other stockholders of the Company that the Merger Agreement be approved, ratified, and confirmed by the stockholders of the Company, and it is a condition to Parent's obligations under the Merger Agreement that Security Holder enter into this Agreement.

     D. It is understood and acknowledged by Security Holder that Parent's execution of the Merger Agreement is being done in reliance, in part, upon the contemporaneous execution and delivery of this Agreement, that Parent will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Security Holder set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

     1. Vote in Favor of Merger. During the period commencing on the date hereof and terminating upon the earlier of (i) the effective time of the Merger, and
(ii) the termination of the Merger Agreement in accordance with its terms, Security Holder agrees to vote (or cause to be voted) all shares of Company Common Stock presently beneficially owned by Security Holder, and all shares of Company Common Stock with respect to which Security Holder in the future acquires beneficial ownership, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, in favor of the approval, consent, and ratification of the Merger Agreement and the Merger and against any proposal or action that could impede, interfere, frustrate, nullify or discourage the Merger, could facilitate an acquisition of the Company, in any manner, by a party (other than Parent), or could reasonably result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. To the extent inconsistent with the foregoing provisions of this Section 1, Security 1-folder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that Security Holder owns or has the right to vote. Nothing in this Agreement shall be deemed to restrict or limit Security Holder's right to act in his capacity as an officer or director of the Company consistent with his fiduciary obligations in such capacity.

     2. Representations and Warranties of Security Holder. Security Holder represents and warrants to Parent that Security Holder has the legal capacity to enter into and perform all of Security Holder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by Security Holder will not violate any other agreement to which Security Holder is a party, including, without limitation, any voting agreement, stockholders agreement, or voting trust. This Agreement has been duly executed and delivered by Security Holder and constitutes a legal, valid, and binding agreement of Security Holder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect.

     3. Successors and Assigns. This Agreement shall be binding upon any purchasers, donees, pled gees, and other transferees of Company Common stock legally or beneficially owned by Security Holder. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Security Holder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock without first making any such transferee or pledgee fully aware of Security Holder's obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with all terms hereof.

     4. Injunctive Relief. Security Holder agrees that in the event of Security Holder's breach of any provision of this Agreement, Parent may be without an adequate remedy at law. Security Holder therefore agrees that in the event of Security Holder's breach of any provision of this Agreement, Parent may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, Parent will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     6. Further Assurances. Security Holder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     7. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy. or claim under or by reason of this Agreement or any provision contained herein.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of laws).

     9. Effectiveness. If this Agreement is executed by Security Holder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors and the execution and delivery of the Merger Agreement by the Company, Parent and Parent's subsidiary. This Agreement shall terminate upon termination of the Merger Agreement in accordance with its terms.

     IN WITNESS WHEREOF, Parent has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, and Security Holder has executed this Agreement, as of the date and year first above written.

                                          Medtronic, Inc

                                          By:
                                          --------------------------------------
                                              Its:
                                            ------------------------------------

                                          --------------------------------------
                                          [Signature]

                                          --------------------------------------
                                          [Print Name]

                        [Letterhead of UBS Warburg LLC]



                                                                      APPENDIX B


                                  May 30, 2001


The Board of Directors
MiniMed Inc.
18000 Devonshire Street
Northridge, California 91342
Dear Members of the Board:

     We understand that MiniMed Inc. ("MiniMed") and Medtronic, Inc. ("Medtronic") propose to enter into an Agreement and Plan of Merger, dated as of May 30, 2001 (the "Agreement"), by and among MiniMed, Medtronic and MMI Merger Corp., a wholly owned subsidiary of Medtronic ("Merger Sub"), pursuant to which Merger Sub will be merged with and into MiniMed (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of MiniMed ("MiniMed Common Stock") will be converted into the right to receive $48.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of MiniMed Common Stock.

     UBS Warburg LLC ("UBS Warburg") has acted as financial advisor to MiniMed in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. UBS Warburg also will receive a fee in connection with the delivery of this opinion. UBS Warburg and its affiliates in the past have provided services to MiniMed and Medtronic unrelated to the proposed Merger, for which services UBS Warburg and its affiliates have received compensation. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of MiniMed and Medtronic for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address MiniMed's underlying business decision to effect the Merger and does not constitute a recommendation to any stockholder of MiniMed as to how such stockholder should vote with respect to any matter relating to the Merger. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement (other than with respect to the Merger Consideration to the extent expressly stated herein) or related documents and the obligations thereunder, or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that each of MiniMed, Medtronic and Merger Sub will comply with all material covenants and agreements set forth in, and other material terms of, the Agreement and related documents and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

     In arriving at our opinion, we have, among other things: (i) reviewed current and historical market prices and trading volumes of MiniMed Common Stock; (ii) reviewed certain publicly available business and historical financial information relating to MiniMed; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of MiniMed, including estimates and financial forecasts prepared by the management of MiniMed, that were provided to or discussed with us by MiniMed and not publicly available; (iv) conducted discussions with members of the senior management of MiniMed; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of business we believe to be generally comparable to those of MiniMed; (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) reviewed the Agreement and certain related documents; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

The Board of Directors
MiniMed Inc.
May 30, 2001
Page  2

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of MiniMed, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above relating to MiniMed, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of MiniMed as to the future financial performance of MiniMed. In connection with our engagement, we were requested to solicit indications of interest from, and held discussions with, selected third parties regarding the possible acquisition of all or a part of MiniMed. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of MiniMed Common Stock.

                                          Very truly yours,

                                          /s/ UBS WARBURG LLC
                                          --------------------------------------
                                          UBS WARBURG LLC

                                                                      APPENDIX C

[U.S. BANCORP PIPER JAFFRAY LOGO]

May 29, 2001

The Special Committee of the Board of Directors
MiniMed Inc.
1800 Devonshire Street
Northridge, CA 91325

Members of the Special Committee of the Board:

     You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of common stock (the "Common Stock") of MiniMed Inc. ("MiniMed" or "Company") of the proposed cash consideration to be paid to the holders of MiniMed Common Stock (other than Parent, Merger Sub and their affiliates) pursuant to an Agreement and Plan of Merger (the "Agreement"), among MiniMed, Medtronic, Inc. ("Parent") and MMI Merger Corp ("Merger Sub"), a wholly owned subsidiary of Parent. Pursuant to the Agreement, Merger Sub will be merged with and into the Company ("Merger") and each outstanding share of Company Common Stock will convert into the right to receive $48.00 per share in cash ("Merger Consideration") (collectively, the "Transaction"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as a financial advisor to The Special Committee of the Board of Directors of MiniMed in connection with the Agreement and will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. MiniMed has also agreed to indemnify us against certain liabilities in connection with our services. We make a market in the Common Stock and provide research coverage for MiniMed and Parent. In the past, we have provided investment banking services to Parent on unrelated transactions. In the ordinary course of our business, we and our affiliates may actively trade securities of MiniMed and Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft copy of the Agreement dated May 29, 2001, (ii) certain financial, operating, business and other information relative to MiniMed that was publicly available or furnished by the management of MiniMed, (iii) to the extent publicly available, the stock price premiums paid and financial terms of certain acquisition transactions involving companies operating in industries in which MiniMed operates and operating performance and valuation analyses of selected public companies deemed comparable to MiniMed, and (iv) certain publicly available market and securities data of MiniMed. In addition, we had discussions with members of the management of MiniMed concerning the financial condition, current operating results and business outlook for MiniMed on a stand-alone basis.

     We have relied upon and assumed the accuracy, completeness and fair presentation of the financial statements and accuracy and completeness of other information provided to us by MiniMed, or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the management of MiniMed that the information provided to us by

MiniMed has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgement of MiniMed's management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have also assumed that there have been no material changes to MiniMed's assets, financial condition, results of operations, business or prospects since the date of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to MiniMed as to all legal, financial reporting and accounting matters. We have assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

     We have assumed with your consent that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions. We have assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Agreement without any further amendments thereto and without waiver by any party of any of the conditions to its obligations thereunder.

     We have assumed with your consent that the terms of the Transaction are the most beneficial terms from MiniMed's perspective that could under the circumstances be negotiated among the parties to such transaction, and no opinion is expressed as to whether any alternative transaction would be more beneficial to MiniMed. Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, on the one hand, or any alternative business strategies that may be available to MiniMed, on the other hand. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of MiniMed, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. We have assumed, at your direction, that all conditions to consummation of the Transaction contained in the Agreement will be obtained or satisfied, including all necessary regulatory approvals and Transaction financings by Parent.

     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of MiniMed Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is solely for the benefit of the Special Committee of the Board of Directors in connection with its consideration of the Transaction and may not be relied upon by any other person. This opinion is not intended to be and does not constitute a recommendation to any stockholder of MiniMed. The Agreement provides that prior to or concurrently with the closing of the Transaction, Parent will acquire all of the equity interests in Medical Research Group, Inc. ("MRG"). Alfred Mann, the Chief Executive Officer and Chairman of the Board of Directors of MiniMed, is also a controlling shareholder and member of the Board of Directors of MRG. This opinion does not address the fairness of the consideration to be paid to the stockholders of MRG. This opinion shall not be published or otherwise used, nor shall any public references to us or this opinion be made, without our prior written approval, except that this opinion may be included in its entirety in any filing made by MiniMed in respect of the Transaction with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description or reference to us or this opinion and related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" in the Securities Act nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion, as of the date hereof, that the consideration of $48.00 per share in cash, proposed to be received in the Transaction by the stockholders of MiniMed (other than Parent, Merger Sub and their affiliates) pursuant to the Agreement, is fair, from a financial point of view, to such stockholders.

                                  Sincerely,

                                  /s/ U.S. BANCORP PIPER JAFFRAY INC.
                                  ----------------------------------------------
                                  U.S. BANCORP PIPER JAFFRAY INC.

                                                                      APPENDIX D

SECTION 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 64 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs paragraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs paragraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection section and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                           PROXY
                                  MINIMED INC.
                            18000 DEVONSHIRE STREET
                          NORTHRIDGE, CALIFORNIA 91325


                PROXY FOR THE AUGUST 22, 2001 SPECIAL MEETING OF

             STOCKHOLDERS. THIS PROXY IS SOLICITED BY THE BOARD OF
                           DIRECTORS OF MINIMED INC.


    The undersigned stockholder of MiniMed Inc. ("MiniMed") hereby appoints Terrance H. Gregg and Eric S. Kentor, and each of them, the lawful proxies of the undersigned, each with the power of substitution, to vote as designated below all the shares of Common Stock of MiniMed held of record by the undersigned on July 16, 2001 at the Special Meeting of Stockholders to be held on August 22, 2001 and any and all adjournments or postponements thereof.



    IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 19, 2001, BY AND AMONG MINIMED INC., MEDTRONIC, INC. AND MMI MERGER SUB, INC., FOR THE PROPOSAL TO PERMIT MINIMED TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES IN ORDER TO ADOPT THE AGREEMENT AND PLAN OF MERGER, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED
ENVELOPE.

1. ADOPTION OF THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER.

                   FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

2. PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES TO ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER.

                   FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

3. IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

                                                DATED:

                                                The undersigned hereby revokes
                                                any proxies heretofore given to
                                                vote at the Special Meeting of
                                                Stockholders and acknowledges
                                                receipt of the notice of Special
                                                Meeting of Stockholders and the
                                                Proxy Statement dated July 18,
                                                2001.


                                                --------------------------------

                                                --------------------------------
                                                          SIGNATURE(S)
                                                PLEASE SIGN AS SHARES ARE OWNED,
                                                AND DATE THIS PROXY. IF A JOINT
                                                ACCOUNT, EACH JOINT OWNER MUST
                                                SIGN. IF SIGNING FOR A
                                                CORPORATION OR PARTNERSHIP OR AS
                                                AGENT, ATTORNEY OR FIDUCIARY,
                                                INDICATE THE CAPACITY IN WHICH
                                                YOU ARE SIGNING.